UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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United Rentals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 22, 2022

Dear Fellow Stockholders:

You are cordially invited to attend this year’s Annual Meeting of Stockholders (the “2022 Annual Meeting”), which will be held on Thursday, May 5, 2022, at 9:00 a.m., Eastern daylight time.

Due to ongoing public health and safety concerns related to the novel coronavirus (COVID-19) pandemic, the 2022 Annual Meeting will be a virtual meeting conducted exclusively online via a live webcast. Please note that there is no in-person meeting this year for you to attend. We expect to hold future meetings of stockholders in-person, absent extenuating circumstances, such as the ongoing impact of COVID-19.

Under U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 22, 2022, we mailed to our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2022 proxy statement and annual report for the fiscal year ended December 31, 2021. The Notice also provides instructions on how to cast your vote and instructions on how to receive, free of charge, a paper copy of the proxy materials by mail.

Details of the business expected to come before the annual meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and proxy statement. Your vote is important. Whether or not you plan to attend the 2022 Annual Meeting, it is important that your shares be represented. Stockholders of record may vote via the Internet or over the telephone via a toll-free number. Stockholders who received a paper copy of the proxy materials by mail may also vote by promptly completing, signing and mailing the enclosed proxy card in the return envelope. While you are encouraged to vote your shares prior to the meeting, the Notice provides information on casting your vote via the Internet during the meeting.

Thank you for your continued support.

Sincerely,

MICHAEL J. KNEELAND	MATTHEW J. FLANNERY
Chair	President and Chief Executive Officer

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The annual meeting of stockholders of United Rentals, Inc. (the “Annual Meeting”) will be held virtually via live webcast at www.virtualshareholdermeeting.com/URI2022 on Thursday, May 5, 2022 at 9:00 a.m., Eastern daylight time, for the following purposes:

1.	To elect the 10 directors nominated and recommended by the Board of Directors, as named in the accompanying proxy statement;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.	To approve our executive compensation on an advisory basis;
4.	To consider the Company’s proposal for special shareholder meeting improvement (amend By-Laws to reduce threshold to 15%);
5.	To consider a stockholder proposal for special shareholder meeting improvement, if properly presented at the meeting; and
6.	To transact such other business, if any, properly brought before the meeting.

The meeting may be adjourned or postponed from time to time. At any reconvened or rescheduled meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, except as may be required by our By-Laws. Stockholders of record at the close of business Eastern daylight time on March 8, 2022, are entitled to notice of, and to vote on, all matters at the meeting and any reconvened or rescheduled meeting following any adjournment or postponement.

We are pleased to take advantage of U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivering proxy materials and reducing the environmental impact of the Annual Meeting.

March 22, 2022

By Order of the Board of Directors,
JOLI L. GROSS
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Thursday, May 5, 2022. Prior to May 5, 2022, the Notice and Proxy Statement for the 2022 Annual Meeting of Stockholders and the Company’s 2021 Annual Report to Stockholders are available electronically at https://materials.proxyvote.com/911363. These materials are also available at https://www.unitedrentals.com/en/our-company/investor-relations/annual-reports-proxy-statements.

Proxy Statement Summary

This summary highlights information about United Rentals, Inc. (the “Company” or “United Rentals”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for our 2022 annual meeting of stockholders (“Annual Meeting”). This summary does not contain all of the information that you should consider in voting your shares. You should read the entire Proxy Statement carefully before voting.

Voting Matters and Board Recommendations
Proposal		Board Vote Recommendation	Page Reference
Proposal 1 –	Election of Directors	FOR each nominee	14
Proposal 2 –	Ratification of Appointment of Public Accounting Firm	FOR	82
Proposal 3 –	Advisory Approval of Executive Compensation	FOR	84
Proposal 4 –	Company Proposal for Special Shareholder Meeting Improvement (Amend By-Laws to Reduce Threshold to 15%)	FOR	87
Proposal 5 –	Stockholder Proposal for Special Shareholder Meeting Improvement	AGAINST	88

How to Vote	Stockholder of Record (Shares registered in your name with American Stock Transfer & Trust Company)	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)
Via the Internet: Visit the applicable voting website and follow the on-screen instructions:	www.proxyvote.com	Refer to voting instruction form.
By Telephone:	1-800-690-6903	Refer to voting instruction form.
By Mail: To the extent you have requested paper copies of proxy materials, sign, date and return your completed proxy card by mail.
During the Meeting: For instructions on attending the Annual Meeting, please see “Voting—Voting During the Annual Meeting” on page 11.

Board Leadership Structure

Our current Board of Directors (“Board”) leadership structure consists of our non-executive Chair; Lead Independent Director; and President and Chief Executive Officer (“CEO”). The following is a summary of how the three roles interact and overlap with respect to Board leadership responsibilities:

Non-Executive Chair Michael Kneeland	Lead Independent Director Bobby Griffin	President and CEO Matthew Flannery
● Presides over Board meetings ● Provides advice and counsel to the CEO ● Focuses on Board oversight and governance matters ● Sets the Board agenda and leads the materials review process

●    Liaison between independent directors and Chair

●    Acts as an independent resource to the CEO

●    Chairs executive sessions of independent directors

●    Participates in the Board agenda and materials review process

●    Drives business to align with the Board’s overall perspective and the Company’s long-term strategy

●    Implements strategic initiatives

●    Develops robust management team

●    Participates in the Board agenda and materials review process

We believe this structure enables each person to focus on different aspects of Company leadership and reinforces the independence of our Board as a whole. We have had a Lead Independent Director role since May 2019, when Mr. Kneeland, our former CEO, retired and became non-executive Chair. For additional information about this structure see “Corporate Governance Matters—Board Leadership Structure and Role of Our Lead Independent Director.”

Board Nominees

You are being asked to vote on the following 10 nominees for director. All directors are elected annually by a majority of the votes cast. All nominees meet the New York Stock Exchange (“NYSE”) governance standards for director independence, except for Messrs. Kneeland and Flannery, who are not independent due to their employment (or, in the case of Mr. Kneeland, former employment) with the Company. Information about each director’s experiences, qualifications, attributes and skills can be found beginning on page 15.

Name	Age	Director Since	Principal Occupation	Independent	Current Committee Membership*
José B. Alvarez	59	2009	Faculty, Harvard Business School, Retired Executive Vice President–Global Business Development, Royal Ahold NV	Yes	NC, SC
Marc A. Bruno	50	2018	Chief Operating Officer, U.S. Food & Facilities, Aramark Corporation	Yes	CC, NC
Larry D. De Shon	62	2021	Retired President and Chief Executive Officer, Avis Budget Group, Inc.	Yes	NC, SC
Matthew J. Flannery	57	2019	President and CEO, United Rentals, Inc.	No	SC
Bobby J. Griffin	73	2009	Retired President–International Operations, Ryder System, Inc.	Yes	NC
Kim Harris Jones	62	2018	Retired Senior Vice President and Corporate Controller, Mondelez International	Yes	AC, CC
Terri L. Kelly	60	2018	Retired President and Chief Executive Officer, W. L. Gore & Associates	Yes	CC, NC, SC
Michael J. Kneeland	68	2008	Chair, United Rentals, Inc. Retired CEO, United Rentals, Inc.	No	N/A
Gracia C. Martore	70	2017	Retired President and Chief Executive Officer, TEGNA Inc., formerly known as Gannett Co., Inc.	Yes	AC, CC
Shiv Singh	44	2017	Chief Marketing & Customer Experience Officer, LendingTree, Inc.	Yes	AC, NC, SC

* AC – Audit Committee; CC – Compensation Committee; NC – Nominating and Corporate Governance Committee; SC – Strategy Committee

New Director Overboarding Policy

The Board values the experience directors bring from other boards on which they serve, but recognizes that those boards may also present demands on a director’s time and availability. In 2021, our Board’s Nominating and Corporate Governance Committee (the “N&CG Committee”) reviewed director overboarding policies of our largest stockholders and the proxy advisory firms. Management also discussed the topic with stockholders in 2021 and reported relevant stockholder feedback to the N&CG Committee. Based on information reviewed and stockholder feedback, effective March 2022, the Board revised the Company’s Corporate Governance Guidelines to add that, including the Company Board, no non-employee director should serve on more than four public company boards and no employee director should serve on more than two public company boards, with consideration given to public company leadership roles and outside commitments. The N&CG Committee conducts an annual review of director commitment levels, and affirmed during its recent review that all directors were compliant.

As part of its annual review in 2021, the N&CG Committee reviewed board commitments of all directors, including Bobby Griffin, Lead Independent Director. Mr. Griffin received lower stockholder support in 2020 and 2021 than he and our other directors typically receive, primarily due to one large stockholder voting against Mr. Griffin because of a policy to vote against lead independent directors that sit on more than three public company boards, and the fact that Mr. Griffin sits on four public company boards, including the Company’s Board. After consideration of a variety of factors summarized below, the disinterested members of the N&CG Committee (the “Disinterested Members”) determined that they were comfortable with Mr. Griffin’s other board commitments and that he is in compliance with the Company’s overboarding policy. In making its determination, the Disinterested Members relied on the following:

●	That Mr. Griffin is a retired executive, that he only sits on one committee of the Board, and that he attended all Company Board and committee meetings he was required to attend in 2021 and 2020.
●

That, beyond matters of availability and attendance, Mr. Griffin contributes significantly to the Board’s overall diversity of thought and experience based on his career, skills, expertise, knowledge, contacts and personal attributes, all of which are useful to the effective oversight of the Company’s business. In addition, the experience that Mr. Griffin gains from multiple simultaneous board service positions enables Mr. Griffin to offer a unique perspective. Further, Mr. Griffin has consistently served as a very meaningful and reliable resource to management outside of Board and committee meetings with respect to a variety of operational and strategic topics.

●

That Mr. Griffin has effectively led the Board in his role as Lead Independent Director since assuming that role in May 2019, including participating in the Board and committee agenda and material review process and chairing executive sessions of the independent directors of the Board.

Board Refreshment

Board composition remains a priority for the Company as evidenced by its continuing refreshment efforts. Our Board has engaged an independent consulting and search firm since 2016 to assist in developing a long-term succession plan to identify, recruit and appoint new directors whose qualifications bring further strength to our Board. In particular, the Board’s long-term succession plan is informed by a list of prioritized director competencies which was first developed in 2016 and is regularly reviewed by the Board. See “Proposal 1” for the current list of prioritized director competencies. As a result of the Board’s refreshment efforts, six long-serving directors did not stand for re-election from 2017 to 2020, and Filippo Passerini is not standing for re-election this year. In addition, Mr. Singh and Ms. Martore joined the Board as new directors in 2017; Mr. Bruno and Mses. Kelly and Harris Jones joined the Board as new directors in 2018; Mr. Flannery joined the Board in 2019; and Mr. De Shon joined the Board in 2021. While not part of our refreshment initiative, Donald Roof resigned from the Board in 2021 for personal reasons.

Corporate Governance Highlights

We are committed to the highest standards of ethics, business integrity and corporate governance. We are focused on increasing stockholder value and understand our ethical obligations to our stockholders, employees, customers, suppliers, and the communities in which we operate. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, encourage the efficient use and accountability of resources, and enhance stockholder value.

Board Independence	Board Performance
● 8 of 10 Nominees are Independent	● Risk Oversight
● Lead Independent Director	● Robust Board Evaluations
● Required Committees are Fully Independent	● Commitment to Board Refreshment
Other Board and Board Committee Practices	● Focus on Management Succession Planning
● Separate Chair and CEO	Shareholder Rights
● Annual Election of Directors	● Proxy Access
● No Hedging or Pledging of Company Shares	● Shareholder Right to Call Special Meetings
● Robust Stock Ownership Guidelines	● Shareholder Right to Act by Written Consent
● Authority to Retain Outside Advisors	● No Poison Pill
● Director Retirement Age Policy	● Simple Majority Voting Requirements
● Director Overboarding Policy	● Annual Election of All Directors
● Diverse in Gender, Ethnicity, Experience and Perspective	● Majority Voting for Director Elections

Board Oversight of Environmental and Social Matters

Pursuant to its charter, our Board’s N&CG Committee is responsible for reviewing and overseeing the Company’s environmental and social policies and practices. In furtherance of this responsibility, the N&CG Committee engages on environmental and social matters several times a year, including reviewing the Company’s annual corporate responsibility report and reviewing the Company’s key environmental and social policies. During 2021, the N&CG Committee’s oversight included, among other items, review of: the Company’s inclusion and diversity strategy, practices and disclosure; the Company’s lobbying report, human rights policy statement, supplier code of conduct and health safety and environmental policy; investor feedback on environmental, governance and social matters; and the Company’s climate strategy, including progress against the Company’s greenhouse gas emissions intensity reduction goal, the Company’s recently completed inventory of scope 3, or full value chain, greenhouse gas emissions and potential next steps in the Company’s climate strategy. For additional information see “Environmental and Social Highlights—Environmental and Social Risk Management” and our latest corporate responsibility report available on our website at http://www.unitedrentals.com under the “Company—About Us” tab.

2021 Stockholder Proposal Regarding Right to Act by Written Consent

At our 2021 annual meeting, our stockholders voted on a stockholder proposal concerning the ownership threshold for our existing stockholder right to act by written consent, which did not pass. The N&CG Committee and Board considered the voting results from our 2021 annual meeting and related investor feedback during the 2021 Outreach Program (discussed on next page) and determined that it was in the best interests of the Company and its stockholders not to lower the ownership threshold from 25% to 10%, as requested in the 2021 stockholder proposal.

Investor Engagement

We value our investors’ perspective on our business and each year we proactively interact with investors through numerous engagement activities. In 2021, these included our annual stockholder meeting, quarterly earnings calls and various investor conferences and (non-deal) road shows. In addition, at the Board’s request, management continued the momentum from the Company’s prior stockholder outreach programs with another outreach program in 2021, as detailed below. These engagement activities, and the feedback we receive, are informative and helpful to us in our ongoing effort to increase stockholder value. We welcome additional feedback and our Investor Relations department is the contact point for investor interaction with United Rentals. Additionally, investors may access information about the Company through our website. For questions concerning Investor Relations, please contact Ted Grace, Vice President–Investor Relations, at 203-618-7122.

2021 Stockholder Outreach Program

The purpose of our 2021 Stockholder Outreach Program (our “2021 Outreach Program”) was to engage with our top stockholders about key environmental, social, governance (“ESG”) and compensation topics specific to the Company, and about other topics and trends our stockholders wished to discuss with us. During 2021, we contacted governance and investment professionals at 25 of our top holders, representing over 50% of total outstanding shares. Of the 25 holders contacted in 2021, we had calls with 11 holders, representing approximately 16.5% of total outstanding shares. Notably, eight of these 11 holders were new to our annual ESG outreach. Our 2021 Outreach Program did not involve direct discussion between a stockholder and an independent director because no stockholder requested such a discussion. However, as it has done in the past, the Board remains willing to make an independent director available for direct discussion with investors, upon investor request and as appropriate. For information about how to communicate directly with our Board, see “Corporate Governance Matters—Direct Communications with Directors.” The following is a summary of topics that were discussed during our 2021 engagements and results of feedback.

What Was Discussed	Results

During the calls, we spent a significant amount of time discussing:

●   Board refreshment and Board diversity;

●   director overboarding, in general;

●   Mr. Griffin’s lower level of stockholder support at our 2020 and 2021 annual meetings due to overboarding concerns from certain investors;

●   the stockholder proposal voted on at our 2021 annual meeting regarding the stockholder right to act by written consent and the Board’s review of those vote results;

●   the stockholder right to call special meetings and the appropriate ownership threshold for that right;

●   the Company’s work towards meeting its greenhouse gas reduction goal;

●   the Company’s recently completed inventory of scope 3, or full value chain, emissions, including emissions from customer use of our equipment; workforce diversity, related disclosure and the Company’s workforce diversity goals; the Company’s employee total turnover rate and employee engagement survey results;

●   financial performance metrics in our short- and long-term incentive plans; and

●   ESG metrics in compensation plans, generally, and the strategic factor framework in our 2021 short-term incentive plan, which framework includes review of key social objectives.

●   The results of our engagements were reported to the N&CG Committee and Compensation Committee and elevated to the Board, as necessary.

●   Based on feedback, the Board adopted a director overboarding policy, which states that, including the Company’s Board, non-employee directors can serve on no more than four public company boards and employee directors can serve on no more than two public company boards, and also states that the N&CG Committee must do an annual review of director commitments levels under the policy.

●   In addition, we updated the Board Diversity section of this Proxy Statement (see pages 37-38) to better reflect the Board’s commitment to actively seek women and racially/ethnically diverse candidates in director searches.

●   Given our strategic focus on ESG factors and to further align our program with expectations for continued progress on ESG commitments, for 2022, the Board’s Compensation Committee approved adjustments to our short-term incentive plan to use a consistent framework of pre-determined factors linked to ESG objectives to measure the collective performance of the NEOs, in addition to individual key objectives. Beginning in 2022, based on the NEOs’ collective performance against the ESG factors as well as individual objectives, the Committee may determine to adjust funding for an NEO down to 90% or up to 110% of the initial target funding. See page 45 for more detail.

●   We also enhanced our disclosure about the strategic factors framework that was used for our 2021 short-term incentive plan (see pages 48, 52 and 53-54), which, beginning in 2022, will be replaced by the ESG objectives framework discussed above.

2021 Business Overview

In 2021, our Company returned to year-over-year revenue growth in the second quarter, establishing a trajectory that led to record revenue and adjusted EBITDA(1) results for the year. Our end-markets rebounded while the pandemic continued, requiring rigorous measures to safeguard the interests of our employees, customers and investors. We adapted quickly to this new operating environment, and generated above-industry growth that included record fourth quarter revenue and adjusted EBITDA.

For the full year 2021, we delivered a record $9.7 billion of total revenue, including $8.2 billion of equipment rental revenue, reflecting strong operational execution, customer-focused management of resources and effective investments in organic growth and acquisitions. We achieved a net income margin(1) of 14.3%, and an adjusted EBITDA margin(1) of 45.4%. We continued to be disciplined in controlling costs, and generated $3.7 billion of net cash from operating activities and $1.5 billion of free cash flow(1). We purchased $3 billion of rental fleet despite supply chain disruptions, which supported our market share gain, and delivered a return on invested capital (“ROIC”)(2) of 10.3%, which was well above the Company’s cost of capital and returned results to pre-pandemic levels. We also reduced the net leverage ratio to 2.2x at year-end from 2.4x at prior year-end, with total liquidity of $2.9 billion.

(1)

Adjusted EBITDA and free cash flow are non-GAAP financial measures, as defined in the Form 10-K. Please refer to the Form 10-K for the reconciliations to GAAP. Net income and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.

(2)

The Company’s ROIC metric uses after-tax operating income for the trailing 12-months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the U.S. federal corporate statutory rate of 21% was used to calculate after-tax operating income.

(3)

Free cash flow for 2020 reflects a $1.2 billion year-over-year decrease in net rental capital expenditures (purchases of rental equipment less proceeds from sales of rental equipment), while 2021 reflects a $1.9 billion year-over-year increase in net rental capital expenditures.

As demand recovered, our disciplined investments in growth in 2021 — organic, M&A, talent and fleet — added synergies and scale to our business. In May, we completed the acquisition of General Finance Corporation (“General Finance”), which expanded our footprint and diversified our service offering. The integration of General Finance and other acquisitions, together with specialty segment cold-starts, increased the size of our business to 1,345 rental locations and approximately 20,400 employees, and further differentiated our value to customers.

The continued focus and perseverance of our workforce during the ongoing pandemic has strengthened our Company — not just financially, but operationally and culturally, too. In addition to financial outcomes, the Board also monitored Company progress on safety and key social and environmental initiatives, among other operational priorities. Key operational highlights in 2021 were as follows:

●	Delivered a strong safety record, with a total recordable incident rate (TRIR) of 0.79, a 17% improvement over prior year
●	Used frequent communication to maintain high employee engagement and adoption of COVID-19 protocols, and successfully grew headcount by over 2,000 employees
●

Saw positive progress in diverse representation at the Company, as reflected in a four percentage point increase in diverse employees in sales and management roles, which increased from 27% in 2018 to 31% in 2021

●	Conducted a company-wide culture workshop with all employees on three important keys of company culture: safety and wellness; diversity, equity and inclusion; and trust and communication
●

Our employee experience survey results remain very strong: we saw increases in nearly all survey categories, and we did not see declines in any survey category; and when we asked employees how likely they are to continue employment beyond 6 months, the average response was 9.2 out of 10

●

Saw strong retention in a tight labor market and a return to retention levels approaching pre-COVID-19 levels: total employee turnover, which represents voluntary and involuntary terminations during the year divided by average headcount during the year, was 15.4% for 2021, compared with 11.9% in 2020 and 14.4% in 2019

●	Issued five units of URI stock to qualifying newly hired employees who had not received prior awards, encouraging an ownership mentality with our newest team members
●	Retained or enhanced all healthcare plan options and, for the third consecutive year, did not pass on incremental health care costs to the majority of our front-line, hourly team members
●	Created the Planet United employee resource group to foster environmental awareness, to further develop our Company’s sustainability efforts and to brainstorm on operational efficiencies

Executive Compensation Overview

Our Compensation Philosophy

The foundation of our compensation philosophy is to ensure that our executive compensation program is designed to align with the Company’s business strategy and drive long-term stockholder value. Our compensation philosophy is supported by three pillars: stockholder alignment, market competitiveness, and internal balance. Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent.
Annual Incentive Compensation Plan (“AICP”)	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability, ESG outcomes, and returns.
Long-Term Incentive Plan (“LTIP”)	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation.

Pay Mix: Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value. For our named executive officers (“NEOs”), the mix of compensation elements is heavily weighted toward variable, performance-based compensation with a balanced focus on growth, profitability, and returns. The CEO’s compensation has a greater emphasis on variable compensation than that of the other NEOs because his actions have a greater influence on the performance of the Company as a whole. The significant majority of NEO pay continues to be variable

(88% for the CEO and an average of 77% for our other NEOs) based upon annual target total direct compensation (“TTDC”) for fiscal year 2021.

Stockholder Support: At the Company’s 2021 annual meeting of stockholders, we received substantial support for our executive compensation program, with approximately 91% of the stockholders who voted on the advisory “say on pay” proposal approving the compensation of our NEOs, which was consistent with the positive feedback we received in discussions with our stockholders throughout the year. We interpreted this support as affirmation of the structure of our program and our approach to making compensation decisions. As a result, aside from adding strategic factors to our 2021 AICP, which can result in adjusting an NEO’s funding down to 90% or up to 110% of the initial funding and is discussed in the Compensation Discussion & Analysis (“CD&A”) on pages 48, 52 and 53-54, we did not make substantive changes to the program design in 2021.

Compensation Governance: Our program is built on the foundation of the following best practices and policies:

What We Do	What We Don’t Do

●  Heavy emphasis on variable (“at-risk”) compensation

●  Stock ownership guidelines supported by net share retention requirements

●  Double-trigger equity vesting upon a change in control

●  Clawback policy and anti-hedging and pledging policy

●  Engage an independent compensation consultant

●  Annual risk assessment of compensation practices

●  No significant perquisites

●  No supplemental executive retirement plans

●  No repricing or exchange of underwater options without shareholder approval

●  No option or stock appreciation rights granted below fair market value

●  No tax gross-ups other than for qualified relocation expenses

●  No guaranteed incentive payments

2021 Pay Decisions: The Compensation Committee took the following compensation-related actions for fiscal 2021:

●

Base salaries: During the first quarter of 2021, the Compensation Committee determined to increase Ms. Graziano and Mr. Asplund’s base salaries by 10.00% and 10.38%, respectively, to improve their competitive positions relative to our peer group and, for Mr. Asplund, reflective of his expanded leadership responsibilities with respect to sales and specialty operations. Additionally, based on the annual review, the other NEOs received increases ranging from 3.50% to 5.26%.

●

Incentive compensation: Consistent with the Company’s strong results, funding for both our AICP and LTIP was above target. AICP bonuses were funded at 200.0% of target, and LTIP awards were earned at 200.0% of target, both of which reflect maximum attainment.

For further details about the executive compensation program, please refer to the CD&A starting on page 42 of this Proxy Statement.

Company Awards
RECENT AWARDS AND RECOGNITIONS
2021 National Diversity Excellence Award Association of Builders and Contractors	2021 Best of Best - Top Veteran Friendly Companies List U.S. Veterans Magazine
2021 Military Times Best for Vets	2022 Military Friendly Supplier Diversity Program G.I. Jobs
2021 VETS Indexes 5 Star Employer	2022 Military Friendly Spouse Employer G.I. Jobs
2022 America’s Most Responsible Companies (Rank 85 of 500) Newsweek	2022 America’s Best Employers (Rank 40 of 500 Large Employers) Forbes
2022 National Safety Council’s CEO’s Who “Get It”	2022 Top Workplaces USA (Rank 37 in Large Company category) Energage
2021 Glassdoor Top CEO Employees’ Choice	2021 HireVets Medallion Award Program Gold Award, Large Employer
2022 Military Friendly Company & Top 10 Employer (Rank 6) G.I. Jobs	Proud Sponsor of the United Compassion Fund, an employee-funded 501(c)(3) program for assisting United Rentals employees in need

2021 Top Workplace Recognition by

The Charlotte Observer, Hearst Connecticut Media Group, Houston Chronicle, Oregonian, The San Antonio Express-News, Chicago Tribune, Courier Journal, The Oklahoman, The Commercial Appeal, The Orange County Register, Inland New Group, The San Diego Union-Tribune

2021 Most Innovative and Creative Plan Design Global Equity Organization Frontline Worker Equity Award Program

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 22, 2022

Proxy Statement

Annual Meeting of Stockholders

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of United Rentals, Inc. (the “Company”) of proxies to be voted at our 2022 annual meeting of stockholders (the “Annual Meeting”) to be held virtually via live webcast on Thursday, May 5, 2022, at 9:00 a.m., Eastern daylight time, at www.virtualshareholdermeeting.com/URI2022, and at any reconvened or rescheduled meeting following any adjournment or postponement.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Internet Availability of Proxy Materials

We are making this Proxy Statement and our 2021 annual report to stockholders available to our stockholders over the Internet. On March 22, 2022, we mailed our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2021 annual report. Stockholders will be able to access all proxy materials over the Internet free of charge, with such materials being searchable and printable. The Notice also provides instructions on how to vote over the Internet, by telephone or by mail. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our Annual Meeting, and reduce the environmental impact of such meeting. However, if you received the Notice by mail and would like to receive a printed copy of our proxy materials, free of charge, please follow the instructions for requesting such materials contained in the Notice.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting (and at any reconvened or rescheduled meeting following any adjournment or postponement) has been established as the close of business, Eastern daylight time, on March 8, 2022.

Voting Securities Outstanding on Record Date

As of the record date, there were 72,192,057 shares of our common stock outstanding and entitled to vote. In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection by appointment with the Company beginning 10 days prior to the Annual Meeting and in electronic form on the day of the Annual Meeting at www.virtualshareholdermeeting.com/URI2022.

Right to Vote

With respect to each matter properly brought before the Annual Meeting, each holder of our common stock as of the record date will be entitled to one vote for each share held on the record date.

Voting

Voting Before the Annual Meeting

If you are a stockholder of record, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer & Trust Company, you have three options to vote before the Annual Meeting:

●

VIA THE INTERNET—Visit the website http://www.proxyvote.com and follow the on-screen instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you access the web page and use the information contained therein. The submission of your proxy via the Internet is available 24 hours a day. To be valid, a submission via the Internet must be received by 11:59 p.m., Eastern daylight time, on Wednesday, May 4, 2022.

●

BY TELEPHONE—Call 1-800-690-6903 from any touch-tone telephone and follow the instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you call and use the information contained therein. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern daylight time, on Wednesday, May 4, 2022.

●

BY MAIL—To the extent you have requested paper copies of the proxy materials, sign, date and return your completed proxy card in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be valid, a submission by mail must be received by 5:00 p.m., Eastern daylight time, on Wednesday, May 4, 2022.

If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card, if applicable) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card prior to the deadlines set forth above, you may vote via the Internet during the Annual Meeting.

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker.

Voting During the Annual Meeting

If you are a stockholder of record, you may attend and vote your shares during the Annual Meeting. You can attend the meeting by accessing www.virtualshareholdermeeting.com/URI2022 and entering the 16-digit control number on the proxy card or Notice you previously received.

If you hold your shares in “street name” (i.e. through an account at a broker or other nominee) and want to attend or vote your shares during the Annual Meeting, please follow the instructions you received from your broker or nominee to obtain your 16-digit control number in advance of the Annual Meeting date.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mail.

Failure to Provide Specific Voting Instructions

If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted as follows:

●	FOR the election of all 10 nominees for director named in “Proposal 1—Election of Directors”
●	FOR “Proposal 2—Ratification of Appointment of Public Accounting Firm”
●	FOR “Proposal 3—Advisory Approval of Executive Compensation”
●	FOR “Proposal 4—Company Proposal for Special Shareholder Meeting Improvement (Amend By-Laws to Reduce Threshold to 15%)”
●	AGAINST “Proposal 5—Stockholder Proposal for Special Shareholder Meeting Improvement”

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker. Banks and brokers have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Annual Meeting. However, some brokers will only vote uninstructed shares in the same proportion as all other shares are voted with respect to a proposal. Unlike the proposal to ratify the appointment of our independent registered public accounting firm, proposals 1, 3, 4 and 5 are each non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Quorum

The presence at the Annual Meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business. If a share is deemed present at the Annual Meeting for any matter, it will be deemed present for all other matters. Abstentions and broker non-votes are treated as present for quorum purposes.

Right to Revoke Proxies

If you are a stockholder of record (even if you voted via the Internet, by telephone or by mail), you retain the power to revoke your proxy or change your vote. You may revoke your proxy or change your vote at any time prior to its exercise by (i) sending a written notice of such revocation or change to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary, which notice must be received by 5:00 p.m., Eastern daylight time, on Wednesday, May 4, 2022, (ii) voting during the Annual Meeting, (iii) submitting a new proxy via the Internet or by telephone that is received by 11:59 p.m., Eastern daylight time, on Wednesday, May 4, 2022, or (iv) executing and mailing a later-dated proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, which proxy card must be received by 5:00 p.m., Eastern daylight time, on Wednesday, May 4, 2022.

“Street name” stockholders who wish to revoke a proxy already returned on their behalf must direct the institution holding their shares to do so.

Method and Cost of Solicitation

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronic communication or other means. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies, for an estimated fee of $22,500, plus reimbursement of reasonable out-of-pocket expenses and disbursements. Our directors, officers and employees receive no additional compensation for solicitation of proxies.

We will bear all costs associated with soliciting proxies for the Annual Meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokers, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Matters to Be Acted Upon

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by a majority of votes cast with respect to such director, i.e., the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions and shares not represented at the meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections if not furnished voting instructions by their client. As a result, broker non-votes will not be treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2—Ratification of Appointment of Public Accounting Firm” is required to be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against this proposal, whereas shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

With respect to “Proposal 3—Advisory Approval of Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval of the compensation of our named executive officers. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 3 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 3. Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee.

With respect to “Proposal 4—Company Proposal for Special Shareholder Meeting Improvement (Amend By-Laws to Reduce Threshold to 15%),” the affirmative vote of holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 4 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 4. If stockholders vote to approve Proposal 4, the proposed changes to our By-Laws are immediately effective.

With respect to “Proposal 5—Stockholder Proposal for Special Shareholder Meeting Improvement,” the affirmative vote of holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 5 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 5. Voting for Proposal 5 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company.

The Board unanimously recommends that you vote:

●	FOR the election of all 10 nominees recommended by the Board;
●	FOR the ratification of the appointment of our public accounting firm;
●	FOR the resolution approving the compensation of our named executive officers on an advisory basis;
●	FOR the Company’s proposal for special shareholder meeting improvement (amend By-Laws to reduce threshold to 15%); and
●	AGAINST the stockholder proposal for special shareholder meeting improvement.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board is currently comprised of the following 11 directors: José B. Alvarez, Marc. A Bruno, Larry D. De Shon, Matthew J. Flannery, Bobby J. Griffin, Kim Harris Jones, Terri L. Kelly, Michael J. Kneeland, Gracia C. Martore, Filippo Passerini and Shiv Singh. All directors were elected annually for one-year terms, which expire at the Annual Meeting.

The Board, upon the recommendation of the N&CG Committee, has nominated 10 of the 11 current directors to stand for election at the Annual Meeting: José B. Alvarez, Marc A. Bruno, Larry D. De Shon, Matthew J. Flannery, Bobby J. Griffin, Kim Harris Jones, Terri L. Kelly, Michael J. Kneeland, Gracia C. Martore and Shiv Singh. Each director elected at the Annual Meeting will hold office until our 2023 annual meeting of stockholders (the “2023 Annual Meeting”) and, subject to the resignation policy described below, until such director’s successor is elected and qualified.

As part of our Board refreshment efforts, Mr. Passerini will not stand for re-election, and immediately following the 2022 annual meeting, the size of our Board will be reduced to 10 members. We sincerely thank Mr. Passerini for his years of distinguished service on the Board and his dedication to the Company.

Voting

Our By-Laws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. The number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and shares not represented at the meeting have no effect on the election of directors. Directors will continue to be elected by a plurality of votes cast in contested elections. A “contested election” takes place at any meeting in respect of which (i) our Corporate Secretary receives a notice pursuant to our By-Laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the 10th day preceding the date on which the Company first mails its notice of meeting for such meeting to its stockholders.

If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified. However, under our Corporate Governance Guidelines, any director who fails to be elected by a majority vote must offer to tender his or her resignation to the Board on the date of the certification of the election results. The N&CG Committee will then consider the resignation offer and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will accept such resignation unless it determines that the best interests of the Company and its stockholders would not be served in doing so. The Board will act on the N&CG Committee’s recommendation within 90 days from the date of the certification of the election results, unless such action would cause the Company to fail to comply with any requirement of the NYSE or any rule or regulation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which event the Company will take action as promptly as is practicable while continuing to meet those requirements. The Board will promptly disclose its decision and the rationale behind it in a Form 8-K report furnished to the Securities and Exchange Commission (“SEC”). The director who offers to tender his or her resignation will not participate in the N&CG Committee’s recommendation or in the Board’s decision.

If a nominee who is not already serving as a director is not elected at an Annual Meeting, under Delaware law, that nominee would not be a “holdover director” and the process described above would not apply.

All 10 of the nominees for election at the Annual Meeting are currently serving on the Board. Each person nominated has agreed to continue to serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting, then the shares represented by each proxy may be voted for such other person as may be determined by the holders of such proxy.

The Board unanimously recommends a vote FOR the election of each of Mses. Harris Jones, Kelly and Martore and Messrs. Alvarez, Bruno, De Shon, Flannery, Griffin, Kneeland and Singh to hold office until the 2023 Annual Meeting (designated as Proposal 1) and until such director’s successor is elected and qualified.

Information Concerning Director Nominees and Board Consideration of Director Nominee Experience and Qualifications

In addition to the independence matters described under “Corporate Governance Matters—Director Independence,” the Board and the N&CG Committee considered the specific qualifications, experience, skills, background, judgment, diversity and other attributes of the director nominees named herein and concluded that based on the aforementioned factors, and including each director nominee’s demonstrated business acumen, ability to exercise sound judgment, integrity and collegiality, such individuals should serve as directors of the Company. The following is a summary of our director nominees’ aggregate prioritized competencies.

Public Company CEO: current or recently retired CEO of a public company of scale	4
P&L Owner: A President or executive with P&L ownership in a company of scale with experience and a strong ability to think strategically and critically assess and act on opportunities and threats (experience in M&A Integration a plus). Able to develop effective strategies in the context of macroeconomic conditions	8
Financial Acumen & Capital Market Experience: A current or retired (last ten years) CFO, banker or public company qualified financial expert or recently retired audit partner from a big four accounting firm with experience in accounting, reporting, capital allocation, financial markets, M&A and post-merger integration	5
Digital: Executives with a millennial/next generation “futurist” mindset as well as an understanding of social media, e-commerce and leveraging technology platforms for business innovation and transformation	3
Sales & Marketing: A chief marketing officer or other senior executive with experience leading and executing sales & marketing strategies in a business-to-business environment with an industrial business, with preference for those that have developed digital strategies	7
Product Development & Distribution: A current or retired executive with experience in either: (i) designing, developing, and marketing newly-created products and services; or (ii) managing highly complex logistics and supply chains	9
Rental Industry: A current or retired executive from the equipment rental industry (or relevant major customer, OEM, or related industry) with a strong understanding of its operations (including multi-location complexity, logistics, distribution and supply chain) and ideally deep insight into the non-residential construction business	4
Capital Intensive Industry: Experience as a C-level executive (preference for a P&L owner) working in a capital-intensive industry where utilization of capital equipment is a key business driver (e.g. airlines, rental cars); service vs. equipment mentality	8
International Experience: Experience leading (as a P&L owner) a global business and understanding the challenges of entering new markets and navigating local and regional geopolitical sensitivities, especially in Asia and Europe	7

The charts below represent diversity and other characteristics of our 10 director nominees.

* Diverse represents our female directors and ethnically diverse directors.

The following is a summary of the age, period of service as a director, current committee membership, business experience, attributes and skills and other directorships for each director nominee.

José B. Alvarez
Independent Director Age: 59 Director Since: 2009 Board Committees: ● N&CG ● Strategy

BACKGROUND:

Mr. Alvarez has been on the faculty of the Harvard Business School since February 2009. Until December 2008, he was the Executive Vice President—Global Business Development for Royal Ahold NV (“Royal Ahold”), one of the world’s largest grocery retailers. Mr. Alvarez joined Royal Ahold in 2001 and subsequently held several key senior management positions, including President and Chief Executive Officer of the company’s Stop & Shop and Giant-Landover brands. Previously, he served in executive positions at Shaw’s Supermarket, Inc. and American Stores Company.

ATTRIBUTES AND SKILLS:

Mr. Alvarez held several key management positions with Royal Ahold, one of the world’s largest grocery retailers, providing him with business leadership experience in, and valuable knowledge of, the global retail industry. These experiences, together with his other public company directorships and academic credentials as a member of the Harvard Business School faculty, allow him to contribute to the Company and the Board a combination of strategic thinking and industry knowledge with respect to marketing and retailing. Mr. Alvarez holds an MBA degree from the University of Chicago Graduate School of Business and an AB degree from Princeton.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

Mr. Alvarez also serves as a director of The TJX Companies, Inc. Previously, Mr. Alvarez served as a director of Church & Dwight Co., Inc. from 2011 to 2013.

Marc A. Bruno
Independent Director Age: 50 Director Since: 2018 Board Committees: ● Compensation ● N&CG

BACKGROUND:

Mr. Bruno has been the Chief Operating Officer, U.S. Food & Facilities for Aramark Corporation (“Aramark”) since 2019. In his current role, Mr. Bruno focuses on driving Aramark’s hospitality culture and growth across the company’s eight U.S. food and facilities businesses. From 2014 to 2019, Mr. Bruno served as Chief Operating Officer, Sports, Leisure, Corrections, Facilities, and K-12 of Aramark, where he directed hospitality, retail merchandise and facility programs for premier sports and entertainment facilities, meeting venues, parks and cultural attractions as well as food and support solutions for healthcare, business dining, college and university, K-12 clients and correctional facilities. Since joining Aramark as a campus hire in 1993, Mr. Bruno has risen through the ranks by serving in a variety of sales and operating roles in the U.S. and internationally. Mr. Bruno also leads Aramark’s Olympic projects, for which the company has served as the dining and catering services provider for 16 Olympic Games. His involvement with the project spans six Olympics, dating back to the 1996 Atlanta Games. In 2010, SportsBusiness Journal named Mr. Bruno to its annual global list of “Forty Under 40,” recognizing the best and brightest young executives in the sports business industry. Mr. Bruno is a graduate of the Cornell University School of Hotel Administration and earned an MBA from the Harvard Business School. Mr. Bruno serves on the board of directors of Special Olympics of Pennsylvania and Alex’s Lemonade Stand

Foundation. Previously, Mr. Bruno served on the board of directors of the San Antonio Spurs and Boston University School of Hospitality.

ATTRIBUTES AND SKILLS:

Mr. Bruno has divisional P&L oversight and reports directly to the Chairman and Chief Executive Officer of Aramark. In addition to logistics operations, he has also overseen construction projects at Aramark. Over the course of his career, Mr. Bruno has successfully demonstrated Aramark’s commitment to service excellence and played a vital role in earning new business.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

None.

Larry D. De Shon
Independent Director Age: 62 Director Since: 2021 Board Committees: ● N&CG ● Strategy

BACKGROUND:

Mr. De Shon’s career spans more than 40 years in the aviation and transportation industries, most recently as President and Chief Executive Officer of Avis Budget Group, Inc. (“Avis”), a role he held from January 2016 until his retirement in December 2019. Prior to this and beginning in October 2006, he served as President of Avis Budget Group International, among other positions, with oversight of the Avis, Budget, Zipcar, Payless, Maggiore and Apex businesses in Europe, the Middle East, Africa, Asia, Australia and New Zealand. Prior to Avis, he served in various executive roles during 28 years with UAL Corporation (now United Continental Holdings, Inc.) where he led United Airlines’ global airport operations, including safety, customer service, logistics, product development and internal communications.

ATTRIBUTES AND SKILLS:

Mr. De Shon has extensive leadership and corporate governance experience, deep operating skills and international expertise. While at Avis, he was instrumental in leading an organizational transformation to respond to changing consumer preferences and to open up new revenue streams and business models through initiatives that included creating the first end-to-end digital car rental experience and building one of the largest connected car fleets in the world. Mr. De Shon also successfully led Avis through times of disruption and global transformations, developed innovative solutions to strengthen positions in the marketplace and modernized systems for better customer and employee experiences. Mr. De Shon’s background and experience as a public company chief executive officer provide him with the leadership, business, financial, governance, management and digital skills that will benefit the Company and the Board. Mr. De Shon holds degrees in communications and sociology from the University of Missouri.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

Mr. De Shon also serves as a director of The Hartford Financial Services Group, Inc. and Air New Zealand Limited.

Matthew J. Flannery
Director, President and CEO Age: 57 Director Since: 2019 Board Committees: ● Strategy

BACKGROUND:

Mr. Flannery was appointed to the position of Chief Executive Officer of United Rentals, and was elected as a director of the Company, in May 2019, while remaining as President, a position he has held since March 2018. From April 2012 until March 2018, he was Executive Vice President and Chief Operating Officer. Mr. Flannery has extensive experience in all areas of the Company’s operations, having previously served as Executive Vice President—Operations and Sales, Senior Vice President—Operations East and in two regional vice president roles in aerial operations. Mr. Flannery has also served as a district manager, district sales manager and branch manager of the Company. Mr. Flannery joined the Company in 1998 as part of the Company’s acquisition of Connecticut-based McClinch Equipment. Mr. Flannery graduated from Hofstra University.

ATTRIBUTES AND SKILLS:

Mr. Flannery has over three decades of sales, management and operations experience in the rental industry, including a number of senior management positions with the Company. He has extensive experience and knowledge in all areas of the Company’s operations and of the competitive environment in which the Company operates. Further, he has demonstrated strategic, operational and financial acumen that the Board believes has been of significant value to the Company.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

None.

Bobby J. Griffin
Lead Independent Director Age: 73 Director Since: 2009 Board Committees: ● N&CG

BACKGROUND:

Mr. Griffin has served as a director of the Company since January 2009 and was appointed Lead Independent Director in May 2019. From March 2005 to March 2007, Mr. Griffin served as President—International Operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as executive vice president—international operations from 2003 to March 2005 and executive vice president—global supply chain operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986.

ATTRIBUTES AND SKILLS:

Mr. Griffin has notable business experience in the areas of transportation, logistics and supply chain management, including extensive international experience, due to his past senior leadership positions with Ryder System, Inc. In addition to these attributes, Mr. Griffin’s public company directorship experience provides a valuable perspective for the Board and the Company.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

Mr. Griffin also serves as a director of Hanesbrands Inc., WESCO International, Inc. and Atlas Air Worldwide Holdings, Inc. Previously, Mr. Griffin served as a director of Horizon Lines, Inc. from May 2010 until April 2012. The N&CG Committee considered and confirmed that it is comfortable with Mr. Griffin's other board commitments. For details about the N&CG Committee's decision, see the discussion of Mr. Griffin under “New Director Overboarding Policy” in this Proxy Statement.

Kim Harris Jones
Independent Director Age: 62 Director Since: 2018 Board Committees: ● Audit ● Compensation

BACKGROUND:

Ms. Harris Jones most recently served as Senior Vice President and Corporate Controller of Mondelez International (“Mondelez”) from 2012 until 2015. She previously served as Senior Vice President and Corporate Controller at Kraft Foods Inc. from 2009 until 2012 before Mondelez was formed by Kraft’s split into two domestic and international publicly-traded corporations. Prior to her time at Kraft, Ms. Harris Jones had a 17-year career at Chrysler LLC, where she started as a Senior Manager, Labor Relations in Benefits Finance then served in a variety of leadership positions, most notably as Senior Vice President and Corporate Controller from 2008 to 2009. Before Chrysler, she spent six years at General Motors. Ms. Harris Jones earned a BBA in accounting and an MBA in finance from the University of Michigan. Ms. Harris Jones serves on the board of Ethiopian North American Health Professionals Association and the finance committee of the Consortium for Graduate Study in Management and is a member of the Executive Leadership Council.

ATTRIBUTES AND SKILLS:

Ms. Harris Jones was named to the list of “25 Women to Watch” by CFO Magazine, to the list of “75 Most Powerful Women in Business” by Black Enterprise Magazine and to the list of “The 2021 Most Influential Black Corporate Directors” by Savoy magazine. She is an experienced former finance executive who has spent time in automotive and consumer businesses. More recently, she has accumulated experience as a board director. Ms. Harris Jones has extensive management, financial and business experience at large complex corporations undergoing significant corporate growth and change.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

Ms. Harris Jones also serves as a director of TrueBlue, Inc. and Fossil Group, Inc.

Terri L. Kelly
Independent Director Age: 60 Director Since: 2018 Board Committees: ● Compensation ● N&CG ● Strategy

BACKGROUND:

Ms. Kelly is the former President and CEO of W.L. Gore & Associates (“Gore”), a highly innovative, privately-held family-owned enterprise with more than $3 billion in annual revenues, serving in this capacity from 2005 to 2018. Gore specializes in advanced materials that are utilized in a wide array of high-value products including GORE-TEX® fabric, implantable medical devices, venting products, and electronic cables. Gore is well known for its unique management philosophy and culture, and is consistently recognized as a top workplace across the globe. Ms. Kelly joined Gore as an Engineer in 1983 and has expertise across multiple industries including consumer products, defense, industrial, medical devices, and pharmbio. As CEO, she led this global organization of close to 10,000 associates with over 45 manufacturing and sales locations. Ms. Kelly graduated summa cum laude from the University of Delaware with a bachelor’s degree in mechanical engineering. Ms. Kelly serves as a Trustee of the Alfred I. duPont Charitable Trust, whose beneficiary is the Nemours Foundation (one of the nation’s leading children’s health systems), and serves as a Trustee for the University of Delaware. She is also a member of the Management Executive Society and the International Women’s Forum. She previously served as a member of the Economic and Advisory Council for the Federal Reserve Bank of Philadelphia

ATTRIBUTES AND SKILLS:

Ms. Kelly has strong business and technical acumen with key competencies in creating a collaborative and empowered work environment to achieve successful business outcomes. She is adept at leading an organization through significant transformation, and evolving the culture and behaviors to meet changing business needs. Ms. Kelly possesses strong organizational and communication skills with experience integrating across multiple functions to maximize success. Her other areas of expertise include new product development, innovation, portfolio management, brand management, associate engagement and leadership development.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

Ms. Kelly also serves as a Supervisory Board member of ASML, a manufacturer of semiconductor equipment based in the Netherlands.

Michael J. Kneeland
Director and Chair Age: 68 Director Since: 2008 Board Committees: N/A

BACKGROUND:

Mr. Kneeland became non-executive Chair of the Board of the Company in May 2019, following his retirement as Company CEO, a position he held since 2008. He has served as a member of the Company’s Board since 2008. From 2008 until March 2018, he also served as President. Previously, he served as interim CEO from 2007 to 2008. Mr. Kneeland joined United Rentals in 1998 as district manager upon the Company’s acquisition of Equipment Supply Company and held a variety of management roles from 1998-2007, including being named as Executive Vice President-Operations in 2003. His more than 35 years of management experience in the equipment rental industry includes key positions in sales and operations with private, public and investor-owned companies, including Free State

Industries, Inc. Mr. Kneeland served as Free State’s president from 1995 until the company was sold to Equipment Supply Company in 1996. From 1996 to 1998, he served as general manager for Rylan Rents d/b/a Free State Industries, a division of Equipment Supply. At the time it was acquired by United Rentals, Equipment Supply was the largest aerial equipment rental company in North America. In 2020, Mr. Kneeland was appointed to serve as non-executive Chair of the board of directors of Maxim Crane, a private company. In 2019, he was appointed to serve on the board of America Tire Distributors, one of the largest independent suppliers of tires, wheels and supplies to the automotive market. Mr. Kneeland also served on the board of directors of Anticimex Group, a private pest-control company with headquarters in Stockholm, Sweden, from 2017 to 2021. In 2015, he was appointed to the National Advisory Board for the Johns Hopkins Berman Institute of Bioethics.

ATTRIBUTES AND SKILLS:

Mr. Kneeland served in a variety of positions in the equipment rental industry for over 35 years, including a number of senior management positions with the Company, as well as Free State Industries, Inc. and Equipment Supply Company. He has extensive experience and knowledge of the competitive environment in which the Company operates. Further, he has demonstrated strategic and operational acumen that the Board believes has been of significant value to the Company.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

Mr. Kneeland also serves as a director of Brinks Home Security. Previously, Mr. Kneeland served on the board of directors of YRC Worldwide, Inc., from 2011 to 2019.

Gracia C. Martore
Independent Director Age: 70 Director Since: 2017 Board Committees: ● Audit ● Compensation

BACKGROUND:

Ms. Martore most recently served as President and Chief Executive Officer and director of TEGNA Inc. (“TEGNA”), formerly known as Gannett Co., Inc., a role she held from October 2011 until June 2017. Prior to that and beginning in 1985, Ms. Martore served in various other management positions with TEGNA, including as President and Chief Operating Officer and Executive Vice President and Chief Financial Officer. Prior to TEGNA, Ms. Martore worked for 12 years in the banking industry. Ms. Martore graduated from Wellesley College. While there, she was named a Wellesley Scholar for academic excellence. Ms. Martore also serves on the board of The Associated Press and FM Global. She previously served as a director of Learning Tree International and served on the Board of Trustees of Wellesley College.

ATTRIBUTES AND SKILLS:

Ms. Martore has financial expertise, broad business experience and extensive management, leadership, operational and transformation expertise as a result of her 32 years of experience in a variety of senior leadership roles at TEGNA. She was a driving force in growing Gannett, the nation’s largest local media company, which doubled its broadcast portfolio under her leadership. She also led the separation of Gannett into two publicly traded companies. Ms. Martore has won numerous business and industry honors for her leadership, including receiving the CEO Lifetime Achievement Award from the Washington Business Journal, being named as one of “50 Most Powerful Women in Business” by Fortune Magazine for three consecutive years, being named to Forbes’ “100 Most Powerful Women” list, as well as being named by Institutional Investor magazine as one of the Best CFO’s in America and Best CFO in America in the publishing and advertising agencies category for three consecutive years. Ms. Martore’s background, experience and judgment as chief executive officer and chief financial officer of a major publicly traded company provide her with leadership, business, financial, governance and cybersecurity skills that will benefit the Company and the Board.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

Ms. Martore also serves as a director of Omnicom Group, Inc. and WestRock Company.

Shiv Singh
Independent Director Age: 44 Director Since: 2017 Board Committees: ● Audit ● N&CG ● Strategy

BACKGROUND:

Mr. Singh has served as Chief Marketing & Customer Experience Officer at LendingTree, Inc. since January 2022. From December 2020 to October 2021, Mr. Singh served as Senior Vice President and General Manager at Expedia Group, Inc. From 2019 to 2020, he served as Chief Marketing Officer of Eargo, Inc. From 2013 to 2018, Mr. Singh, served as a senior vice president in various innovation, digital and marketing positions at Visa Inc. (“Visa”), where he was responsible for driving the go-to-market strategy for some of the company’s most disruptive products and innovations, launching the Visa brand and communications platform, driving Visa’s digital marketing transformation including the re-imagination of Visa.com across 120 countries, managing global media partnerships and leading marketing innovation programs. Prior to joining Visa, Mr. Singh was the Global Head of Digital at PepsiCo Beverages, responsible for all digital engagement in paid, owned, and social media across consumer marketing, shopper marketing, and food service marketing. From 1999 to 2010, Mr. Singh served in various positions at Razorfish, most recently as VP and Global Social Media Lead. Mr. Singh is a graduate of Babson College and earned his master’s degree from the London School of Economics & Political Science.

ATTRIBUTES AND SKILLS:

Mr. Singh has significant experience in marketing, innovation, strategy and general management. Mr. Singh has received various industry awards, including being inducted into the American Advertising Federation Hall of Achievement in November 2016, being recognized by AdWeek as a Top 50 marketer in 2015 and being recognized by Ad Age as a 2009 Media Maven. Mr. Singh is also co-author of the books “Savvy – Navigating Fake Companies, Fake Leaders & Fake News in the Post Trust Era” and “Social Media Marketing for Dummies.” He has also written for the Harvard Business Review online, Ad Age magazine, The Huffington Post and other publications. Collectively, Mr. Singh’s experiences will allow him to contribute to the Board and provide the Company a fresh and valuable perspective on marketing, innovation, cybersecurity and related matters.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

None.

EXECUTIVE OFFICERS

General

The tables below identify, and provide certain information concerning, our current executive officers other than our current President and CEO, whose information is included above.

Dale A. Asplund
Executive Vice President and Chief Operating Officer Age: 54 Current Position Since: 2019 With Company Since: 1998

Mr. Asplund was promoted to Executive Vice President and Chief Operating Officer in May 2019, after previously serving as Executive Vice President—Business Services and Chief Information Officer since January 2017. He previously served as Senior Vice President—Business Services and Chief Information Officer since April 2012 and Senior Vice President—Business Services since 2011. Since joining the Company in 1998, he has held various senior positions that included responsibility for supply chain, fleet management, shared services and information technology. Mr. Asplund previously worked for United Waste Systems, Inc. as a divisional manager.

Jessica T. Graziano
Executive Vice President and Chief Financial Officer Age: 49 Current Position Since: 2018 With Company Since: 2014

Ms. Graziano was promoted to Executive Vice President and Chief Financial Officer in October 2018, after previously serving as Senior Vice President—Controller and Principal Accounting Officer since March 2017, with responsibility for oversight of the Company’s accounting, insurance and financial planning and analysis departments. From joining the Company in December 2014 to March 2017, she was Vice President—Controller and Principal Accounting Officer. Before joining the Company, Ms. Graziano served as senior vice president—chief accounting officer, corporate controller and treasurer of Revlon, Inc. since April 2013. Prior to that, she served as Revlon’s senior vice president—global operations finance from December 2010 through March 2013 and as Revlon’s vice president and controller—U.S. customer finance from July 2009 to December 2010. Prior to Revlon, Ms. Graziano held other financial positions with UST Inc. (Altria Group) and KPMG LLP. Ms. Graziano holds a Bachelor’s degree from Villanova in Accountancy and an MBA in Finance from Fairfield University and is a certified public accountant.

Craig A. Pintoff
Executive Vice President and Chief Administrative Officer Age: 52 Current Position Since: 2017 With Company Since: 2003

Mr. Pintoff was promoted to Executive Vice President and Chief Administrative Officer in March 2017, with responsibility for leading the Company’s legal and human resources functions, after previously serving as Senior Vice President, General Counsel and Human Resources since January 2016. Mr. Pintoff has led the United Rentals human resources team since 2005, first as Vice President, then, from April 2011 to March 2017, as Senior Vice President, and since March 2017, as Executive Vice President. He joined United Rentals in 2003 as Director—Legal Affairs. Prior to joining the Company, Mr. Pintoff was chief benefits and employment counsel for Crompton Corporation in Connecticut. Previously, he was an attorney for White & Case LLP in Manhattan. Mr. Pintoff holds a Juris Doctor from Columbia Law School and an LL.M. from New York University School of Law.

Jeffrey J. Fenton
Senior Vice President—Business Development Age: 65 Current Position Since: 2012 With Company Since: 2012

Mr. Fenton joined the Company as Senior Vice President—Business Development of United Rentals in 2012. Prior to joining the Company, he was a Principal of Devonshire Advisors LLC for nine years, and held senior executive and board positions with BlueLinx Holdings Inc., Global MotorSports Group, Transamerica Trailer Leasing and Maxim Crane Works Holdings, Inc. During his over 20 years with General Electric, he served in numerous positions culminating in chief executive officer of GE Capital Modular Space and was an officer of GE Capital. Mr. Fenton is also a director of Steel Connect, Inc. (formerly known as ModusLink Global Solutions, Inc.).

Andrew B. Limoges
Vice President, Controller and Principal Accounting Officer Age: 40 Current Position Since: 2018 With Company Since: 2017

Mr. Limoges was promoted to Vice President—Controller and Principal Accounting Officer in October 2018, after previously serving as Director of Accounting and Finance since joining the Company in April 2017. Prior to joining the Company, Mr. Limoges was group controller of DMGT US from August 2016 to April 2017 and worked within the financial audit practice of Ernst & Young from July 2003 to July 2016, where he led teams that served a wide variety of public and private companies. Mr. Limoges, who is a certified public accountant, received a degree in business administration from the University of Vermont.

BOARD MATTERS

General

Our Board is currently comprised of the following 11 directors: José B. Alvarez, Marc A. Bruno, Larry D. De Shon, Matthew J. Flannery, Bobby J. Griffin, Kim Harris Jones, Terri L. Kelly, Michael J. Kneeland, Gracia C. Martore, Filippo Passerini and Shiv Singh. The Board, upon the recommendation of the N&CG Committee, has nominated 10 of the 11 current directors to stand for re-election: Mses. Harris Jones, Kelly and Martore and Messrs. Alvarez, Bruno, De Shon, Flannery, Griffin, Kneeland, and Singh. All directors will be elected annually for one-year terms. The Board and management sincerely thank Mr. Passerini for his years of distinguished service on the Board and his dedication to the Company.

Meetings of the Board and its Committees

During 2021, the Board met 8 times. During 2021, each then-current member of the Board attended 100% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings of each committee of the Board on which the director served during the period for which he or she was on the committee, except for Mr. De Shon who joined the Board during August 2021 and missed one meeting due to a prior commitment made before joining the Board. As a result of Mr. De Shon being on the Board for part of 2021, the missing of one meeting resulted in an attendance rate of 83% of the aggregate of (x) the total number of Board meetings held during the period for which he was a director and (y) the total number of meetings of each committee of the Board on which he served during the period for which he was on the committee.

Committees of the Board

The following table summarizes the current composition (as of March 22, 2022) of the four current standing committees of the Board: the Audit Committee, the Compensation Committee, the N&CG Committee, and the Strategy Committee. Our Board Chair is not a member of any of the Board’s standing committees. However, the Board Chair usually attends meetings of the Board’s committees, as all directors are invited.

	Audit Committee	Compensation Committee	N&CG Committee	Strategy Committee
José B. Alvarez			Chair	X
Marc A. Bruno		X	X
Larry D. De Shon			X	X
Matthew J. Flannery				X
Bobby J. Griffin			X
Kim Harris Jones	Chair	X
Terri L. Kelly		X	X	Chair
Gracia C. Martore	X	Chair
Filippo Passerini	X			X
Shiv Singh	X		X	X

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2021, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.

Audit Committee

We have a separately-designated Audit Committee established in accordance with the Exchange Act. The Audit Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our Corporate Secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Audit Committee is to:

●

assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements;

●

assist the Board in overseeing (i) the process by which management identifies and assesses the Company’s exposure to risk, including, but not limited to, financial risk and cybersecurity risk, and (ii) the Company’s risk management infrastructure; and

●

prepare the report required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement and any other reports that the rules and regulations of the SEC may require of a company’s audit committee.

The Audit Committee also has the sole authority to appoint or replace the independent registered public accounting firm (subject to stockholder ratification) and to approve compensation arrangements for the independent registered public accounting firm.

The current members of the Audit Committee are shown in the table on page 25. Each member of the Audit Committee meets the general independence requirements of the NYSE and the additional independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each of Mses. Harris Jones and Martore qualifies as an “audit committee financial expert” as defined by the SEC and has “accounting or related financial management expertise” within the meaning of the corporate governance standards of the NYSE, and that each member of the Audit Committee is financially literate within the meaning of the corporate governance standards of the NYSE.

In 2021, the Audit Committee met 6 times.

Compensation Committee

The Compensation Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our Corporate Secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Compensation Committee is to:

●

aid the Board in discharging its responsibilities relating to (i) oversight of executive officer and director compensation, and (ii) development of compensation policies that support the Company’s business goals and objectives;

●	oversee the assessment of the risks related to the Company’s compensation policies and programs applicable to the executive officers and other employees; and
●

prepare and furnish the annual Compensation Committee Report for inclusion in the Company’s annual proxy statement in accordance with the applicable rules and regulations of the SEC and assist management in the preparation of the Compensation Discussion and Analysis.

For additional information concerning the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis.”

The current members of the Compensation Committee are shown in the table on page 25. Each member of the Compensation Committee meets the independence requirements of the NYSE. In addition, each member qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee may select and retain outside compensation consultants to advise with respect to director, CEO or executive officer compensation; it may also terminate engagements with outside compensation consultants. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting and other advisors. Although the Company pays for any compensation consultant, the Compensation Committee, in its sole discretion, approves the fees and other terms related to the consultant’s engagement. The Compensation Committee’s use of compensation consultants is described under the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee may delegate all or any portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee.

In 2021, the Compensation Committee met 6 times.

N&CG Committee

The N&CG Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our Corporate Secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the N&CG Committee is to:

●

aid the Board in discharging its responsibilities relating to (i) Board and committee composition, (ii) corporate governance, (iii) corporate social responsibility, and (iv) performance evaluation of the Board and management;

●

develop and periodically review criteria for evaluating prospective candidates to the Board (or its committees), taking into account the overall diversity of the Board and its committees while striving to build a Board that reflects a diversity of skills, experiences, expertise, industry knowledge, perspectives and personal characteristics (such as gender, ethnicity/race, age, geographic origin and sexual orientation), and recommend such candidates to the Board;

●	take a leadership role in shaping the corporate governance and corporate social responsibility policies and practices of the Company and developing the Company’s Corporate Governance Guidelines;
●	coordinate and oversee the evaluation processes for the Board and management which are required by the Company’s Corporate Governance Guidelines;
●

oversee the Company’s environmental, social and governance policies and practices, including environmental stewardship, human rights, employee health and safety, community and social impact, and cultivating a diverse and inclusive workforce, review current and emerging trends in governance and such other corporate social responsibility matters that may affect the Company’s business activities, performance or reputation and monitor the Company’s progress towards its corporate social responsibility goals;

●	review and assess risks related to corporate governance and corporate social responsibility matters and provide guidance to the Board and management with respect thereto; and
●

oversee the Company’s policies and strategies related to (i) talent management and development, including reviewing and providing guidance to management regarding employee engagement and workplace diversity and inclusion, and (ii) political spending practices.

For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

The current members of the N&CG Committee are shown in the table on page 25. Each member of the N&CG Committee meets the independence requirements of the NYSE.

In 2021, the N&CG Committee met 6 times.

Strategy Committee

The Strategy Committee assists management and the Board in overseeing the development and implementation of the Company’s corporate strategy. You can access the Strategy Committee’s charter on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our Corporate Secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Strategy Committee is to:

●

assist management and the Board in overseeing the development and implementation of the Company’s corporate strategy, including long- and short-term strategic planning and related operational decision-making, as well as technological and digital innovation;

●	identify and set strategic goals and develop and refine an overall corporate strategy to meet and/or achieve such goal;
●

identify significant opportunities and challenges, including potential mergers and acquisitions, competition in the industry, regulatory considerations, changes in economic and market conditions and emerging trends, particularly with respect to disruptive technology and products; and

●	assess the Company’s performance with respect to strategy execution and implementation as well as regularly provide feedback to management and the Board.

The current members of the Strategy Committee are shown in the table on page 25.

In 2021, the Strategy Committee met 4 times.

Risk Oversight

The Board has overall responsibility for risk oversight, including, as a part of regular Board and committee meetings, general oversight of the way the Company’s executives manage risk. A fundamental part of risk oversight is not only understanding the material risks the Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board’s involvement in reviewing our business strategy is integral to the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company. As part of its risk oversight responsibility, the Board regularly covers legal and regulatory matters; finance; compensation; cybersecurity; and climate, environmental, health and safety concerns, among others. The Board has also empowered its committees with risk oversight responsibilities as noted below.

The Audit Committee shares responsibility for risk management with senior management and the Company’s Enterprise Risk Management Council (the “ERM Council”), which is comprised of senior representatives from field operations and from each of the primary corporate functions. Risks are initially identified by each department and then communicated to senior management and the ERM Council for the development of appropriate risk management programs and policies which are subsequently implemented at the department or other appropriate level within the Company. The Audit Committee oversees the process by which management identifies and assesses the Company’s exposure to risk (including, but not limited to, financial risk and cybersecurity risk), helps ensure that the risk management infrastructure established by management is capable of managing those risks and recommends improvements as needed. The Audit Committee coordinates communications regarding risk among the various Board committees and keeps risk on both the full Board’s and management’s agenda on a regular basis.

The Compensation Committee has responsibility for overseeing the assessment of risks related to the Company’s compensation policies and programs, including reviewing incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking. The Compensation Committee also oversees the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

The N&CG Committee has responsibility for reviewing the Company’s environmental, social and governance policies and practices, including review of related current and emerging trends that may affect the Company’s business activities, performance or reputation. The N&CG Committee is also responsible for reviewing, as needed, risks related to corporate governance and corporate social responsibility matters and providing guidance to the Board and management with respect to those risks.

In addition to the work done by the Compensation Committee, Audit Committee, ERM Council and senior management, the Company’s Internal Audit department conducts an annual risk assessment. Such assessment consists of reviewing the risks identified by the Audit Committee and the ERM Council, as well as risks identified during the prior year’s risk assessment and the audit work performed during the year. In addition, the Internal Audit department collaborates with the ERM Council to identify discrete risks and common risk themes to be considered in developing the internal audit plan.

The Board, Audit Committee, ERM Council and senior management devote significant resources to cybersecurity and risk management processes to adapt to the changing cybersecurity landscape and respond to emerging threats in a timely and effective manner. This includes, but is not limited to, taking steps to reduce the potential for fraud and service disruptions. The Company has been focused on, among other matters, expanding investments in information technology security, expanding end-user training, using layered defenses, identifying and protecting critical assets, and engaging experts. We also continuously test defenses by performing simulations and drills at both a technical and management level. Further, we conduct external assessments of our cybersecurity capabilities annually. These tests and assessments are useful tools for ensuring that we maintain a robust cybersecurity program to protect our investors, customers, employees, vendors, and intellectual property. The Company’s Chief Information Officer is responsible for developing and implementing an information security program and reporting on cybersecurity matters to the Board.

The Audit Committee performs an annual review of the Company’s cybersecurity program, which includes discussion of management’s actions to identify and detect threats, as well as planned actions in the event of a response or recovery situation. The Audit Committee’s annual review also includes review of recent enhancements to the Company’s defenses and management’s progress on its cybersecurity strategic roadmap. In addition, the Board receives quarterly reports on cybersecurity, which include a review of key performance indicators, test results and related remediation, and recent threats and how the Company is managing those threats. Further, at least annually, the Board receives updates on the Company’s Crisis Management Plan which covers, among other things, potential cybersecurity incidents, data privacy and its compliance programs. To aid the Board with its cybersecurity and data privacy oversight responsibilities, the Board periodically hosts experts for presentations on these topics, as discussed below under “Director Orientation and Continuing Education.”

Director Attendance at Previous Annual Meeting

We encourage our directors to attend the annual meeting of stockholders, and we typically schedule Board and committee meetings to coincide with the annual meeting. All then-current directors attended the 2021 annual meeting of stockholders.

Board and Committee Self-Evaluations

Our Board recognizes that a robust and constructive Board and committee evaluation process is an important component of board effectiveness. As such, our Board and committees conduct an annual evaluation, which in some cases is facilitated by an independent third party, aimed at continually enhancing Board, committee and individual director performance. The process is overseen by the N&CG Committee in conjunction with the Lead Independent Director and Board Chair and varies year-to-year. The following is an overview of the process:

Planning

The N&CG Committee discusses the effectiveness of prior evaluations and determines which evaluation method is most appropriate for the upcoming year. Recent evaluation methods have included:

●    2021: Individual director evaluations conducted by a third party and including interviews with directors and management

●    2020: Self-evaluation discussions during executive session, aided by question lists

●    2019: Anonymous written questionnaires completed by each director and a discussion regarding the results facilitated by an independent third party

●    2018: Individual director evaluations conducted by a third party and including interviews with directors and management

In the case of individual interviews, discussion topics are prepared by the independent third party and reviewed by the N&CG Committee Chair, Board Chair, Lead Independent Director and management prior to distribution.

In the case of advance written questionnaires, questions are prepared by the independent third party and reviewed by the N&CG Committee Chair, Board Chair, Lead Independent Director and management and by the N&CG Committee.

Evaluation

Topics covered during evaluations typically include, among other matters, Board composition and structure, Board committees and their leadership, meeting topics and process, information flow, Board oversight of strategic planning and risk management, access to management and how each of the Board and its committees functions as a unit. The evaluations and the results of such evaluations are delivered during executive sessions.

In the case of advance written questionnaires or interviews, feedback is collected and reviewed by the independent third party in advance of Board and committee discussion.

In the case of self-evaluation discussions during executive session, the Board Chair and each committee chair commence self-evaluation discussions during the executive session of their respective meetings, using a question list as a guide. After the initial discussion, chairs follow-up with individual Board or committee members for additional feedback and then each committee and the Board completes self-evaluations during executive session at the next regularly scheduled meeting.

Presentation of Findings

Preliminary evaluation results are discussed with N&CG Chair, Board Chair, CEO and Lead Independent Director and previewed with management as needed.

Final evaluation results and recommendations are discussed with the Board and committees during executive session and, in some cases, privately with individual directors.

Follow-Up and Accountability

Policies, practices, and the composition of our Board and its committees are modified, as appropriate, based on evaluation findings and ongoing feedback, and follow-up items are discussed at subsequent Board and committee meetings.

Director Orientation and Continuing Education

All new directors participate in an extensive director orientation program which enables them to quickly become active, knowledgeable and effective members of the Company’s Board. The program includes, among other things, receiving extensive written materials covering the Company, meetings with key members of management, meetings with the chairs of the committees the new director will be joining, and a branch visit. The process is tailored to take into account the individual needs of each new director, including their experience level and the committees to which they have been assigned.

The N&CG Committee is responsible for overseeing the new director orientation program. The Executive Vice President—Chief Administrative Officer and Senior Vice President, General Counsel and Corporate Secretary are responsible for administering the program and reporting to the N&CG Committee the status of the orientation process with respect to each new director. The orientation process is designed to provide new directors with comprehensive information about the Company’s business, strategic plan, financial performance and compensation practices, as well as the policies, procedures and responsibilities of the Board and its committees. The new director orientation materials are also shared with the existing directors.

The Board also provides continuing education for all directors through individual speakers who make presentations in connection with in-person Board and committee meetings. During 2021, the Board hosted: (i) an expert to discuss ransomware and board oversight with respect to cybersecurity, (ii) a speaker to discuss developments with respect to ESG matters and ESG reporting, (iii) a speaker who discussed innovation and corporate strategy; and (iv) an economist. A description of topics covered in prior years is included in our previously filed proxy statements.

The Company receives feedback from the directors on potential topics that would be useful for these presentations. In addition to facilitating these customized in-house programs, we also provide opportunities for directors to attend commercial director education seminars hosted by third parties. The N&CG Committee reviews the company’s director education process periodically to ensure that the continuing education provided remains relevant and helpful.

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure and Role of Our Lead Independent Director

Our Board has separated the roles of Chair of the Board and CEO. We believe that separating the roles of Chair and CEO better enables the Board to provide oversight and guidance to management, especially in relation to the Board’s essential role in risk management oversight. Furthermore, this separation provides for focused engagement between these two roles in their respective areas of responsibility, while still providing for collaborative participation.

In light of our Chair not being an independent director, considering Mr. Kneeland’s previous service as CEO, our independent directors appointed Bobby Griffin to become Lead Independent Director in May 2019. As Lead Independent Director, Mr. Griffin’s responsibilities include:

●	chairing executive sessions of independent directors, and briefing the Chair and management on issues arising from those executive sessions;
●	participating in the Board agenda and materials review process;
●	acting as an independent resource for the CEO and committee chairs, as necessary;
●	working with the N&CG Committee Chair to oversee the annual Board self-evaluation process;
●	facilitating discussion among independent directors on key issues outside of Board meetings;
●	helping to build consensus and encourage a culture of engagement, open dialogue, and transparency; and
●	serving as a non-exclusive conduit to the CEO and/or Chair of views, concerns and issues of independent directors.

We believe this structure of a separate Chair and CEO, combined with a Lead Independent Director, enables each person to focus on different aspects of our Company’s leadership and reinforces the independence of our Board as a whole. We believe this structure also results in an effective balancing of responsibilities, experience and independent perspective; establishes and preserves management accountability; provides a structure that allows the Board to set objectives and monitor performance; and enhances stockholder value.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to promote the effective functioning of the Board. The guidelines address, among other things, criteria for selecting directors and director duties and responsibilities. In 2022, we amended the guidelines to add a director overboarding policy which states that, including the Company Board, no non-employee director should serve on more than four public company boards and no employee directors should serve on more than two public company boards, with consideration given to public company leadership roles and outside commitments. The overboarding policy also states that the N&CG will complete an annual review of director commitments under the policy. In 2021, we amended the guidelines to provide that when a director’s principal occupation or business association changes during his or her tenure as a director, he or she should advise the Chair, the Lead Independent Director, the Chair of the N&CG Committee and the CEO of such change as promptly as practicable.

We have also adopted categorical independence standards (in addition to the requirements of the NYSE) by which we assess the independence of our directors. You can access these documents on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our Corporate Secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

Code of Ethical Conduct

We have adopted a Code of Ethical Conduct (the “Code”) for our employees, officers and directors. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab →

“Investor Relations” → “Corporate Governance”). This document is also available in print to any stockholder upon written request to our Corporate Secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902. The Code constitutes a “code of ethics” as defined by the rules of the SEC. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to the Code or waivers from any provision of the Code applicable to our principal executive officer, principal financial officer and controller by posting such information on our website at the location set forth above within four business days following the date of such amendment or waiver. The Board reviews the Code annually. In addition, we actively monitor internal compliance with the Code through an annual survey, which is given to (i) all salaried employees and (ii) hourly employees in a financial, information technology or sourcing role. We also require that all employees complete an online training course covering the Code.

Statement on Modern Slavery and Human Trafficking

We have adopted a Statement on Modern Slavery and Human Trafficking, which highlights the policies and measures we have implemented under the United Kingdom Modern Anti-Slavery Act of 2015. The statement was approved by our Board and can be accessed on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Human Rights Policy

We have adopted a Human Rights Policy, which highlights the policies and measures we have implemented with respect to our workplace commitment to human rights. The statement can be accessed on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Health, Safety & Environmental Policy

We have adopted a Health, Safety & Environmental (“HSE”) Policy, which highlights the policies and measures we have implemented with respect to our commitment to the health and safety of our employees, our customers and our communities and our commitment to the environment. The HSE Policy can be accessed on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Proxy Access

The Board previously approved amendments to the Company’s By-Laws to implement proxy access, which provides stockholders the ability to nominate individuals for election as a director and to have the nominee included in the Company’s proxy statement and proxy. The Board’s voluntary adoption of proxy access followed a careful evaluation by the N&CG Committee and Board over the course of several meetings of stockholder views, policies and votes at other companies on proxy access, evolving practices at other large corporations, relevant academic research, the potential impact on the Company of the adoption of proxy access, alternatives to proxy access and proxy access frameworks adopted by other companies. Section 3.10 of the Company’s By-Laws permits a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of (i) 20% of the Board or (ii) two directors, provided that the stockholders and the nominees satisfy the requirements specified in the By-Laws. The Board’s adoption of proxy access enhanced stockholders’ rights without taking away any of the existing rights stockholders had to nominate directors.

Simple Majority Voting Requirements

The Company’s certificate of incorporation was previously amended to remove supermajority voting requirements. Any voting requirement in the certificate of incorporation is now a simple majority requirement.

Stockholders’ Ability to Call Special Meetings of Stockholders

The Company’s certificate of incorporation was previously amended to eliminate the provision limiting stockholders’ ability to call special meetings and the Company’s By-Laws were amended to implement the right for one or more stockholders who own at least 25% of the Company’s outstanding shares of common stock in the aggregate to request that the Board call a special meeting of stockholders.

This Proxy Statement includes a stockholder proposal which seeks to lower the ownership threshold for stockholders to be able to call special meetings from 25% to 10% (Proposal 5) and a competing Company proposal which seeks to lower the ownership threshold for stockholders to be able to call special meetings from 25% to 15% (Proposal 4). The Board believes that the Company’s competing proposal strikes the appropriate balance between enhancing the rights of stockholders and the Company’s corporate governance practices, while preventing the risk of abuse or misuse of the right to call special meetings and the waste of corporate assets that could arise if the required ownership threshold to call a special meeting of stockholders were set as low as 10%.

Stockholders’ Right to Act by Written Consent

In response to a stockholder proposal that narrowly passed (receiving support from 50.15% of the shares present and entitled to vote on the proposal) at our 2019 annual meeting and after careful consideration of related feedback we received from stockholders (described on page 84 of our 2020 proxy statement), the Company’s certificate of incorporation and By-Laws were amended in 2020 to enable stockholder action by written consent. The right to act by written consent contains certain procedural safeguards to ensure that stockholder action by written consent does not occur without adequate notice, transparency, information or time. For example, to protect against stockholder disenfranchisement, written consents must be solicited from all stockholders in accordance with the applicable securities laws, rules and regulations. Additionally, to ensure that stockholders who have limited support for the action being proposed do not cause the Company to incur unnecessary expenses or disruption caused by a written consent solicitation, a minimum of 25% or more of outstanding shares of common stock of the Company is required to commence the written consent process.

At our 2021 annual meeting, our stockholders voted on a stockholder proposal concerning the ownership threshold for our existing stockholder right to act by written consent, which proposal did not pass. The N&CG Committee and Board considered the vote results and related stockholder feedback and determined that it is in the best interests of the Company and its stockholders not to lower the ownership threshold from 25% to 10%, as requested in the 2021 stockholder proposal.

Director Independence

In assessing director independence, we follow the criteria of the NYSE. In addition, and without limiting the NYSE independence requirements, we apply our own categorical independence standards. Under these standards, we do not consider a director to be independent if he or she:

●	is, or in the past three years has been, employed by the Company or his or her immediate family member is, or has been within the past three years, an executive officer of the Company;
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has received, or has an immediate family member who has received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and compensation for prior service);

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is, or in the past three years has been, an employee, partner or owner of a firm that is one of the Company’s paid advisors or consultants, or has an immediate family member who is (i) a current partner of such firm, (ii) a current employee of such firm and personally works on the Company’s audit, or (iii) was, within the past three years, a partner or employee of such firm and personally worked on the Company’s audit (subject to certain limited exceptions);

●

is, or has an immediate family member who is, or has been within the past three years, employed as an executive officer of another company where any of the Company’s present executive officers or any immediate family member of the Company’s present executive officers at the time serves or served on that company’s compensation committee;

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is, or in the past three years has been, employed by a significant customer or supplier (including if such director is a current employee or general partner, or whose immediate family member is a current executive officer or general partner, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the past three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues);

●	is, or in the past three years has been, party to a personal service contract with the Company or the Chair, CEO or other executive officer of the Company;
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is, or in the past three years has been, an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or a direct beneficiary of any donations to such an organization;

●	is, or in the past three years has been, a relative of any executive officer of the Company; or
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is, or in the past three years has been, part of an interlocking directorate in which the CEO or other executive of the Company serves on the board of a third-party entity (for-profit or not-for-profit) employing the director.

For purposes of these independence standards, the “Company” includes United Rentals, Inc. and any of its subsidiaries.

A substantial majority of our directors must be independent under our Corporate Governance Guidelines, which are more stringent than NYSE rules in this regard. Nine of our 11 current directors have been determined by the N&CG Committee and the Board to be independent under the criteria of the NYSE: José B. Alvarez; Marc A. Bruno; Larry D. De Shon; Bobby J. Griffin; Kim Harris Jones; Terri L. Kelly; Gracia C. Martore; Filippo Passerini; and Shiv Singh. In addition, the Board has determined that each of these directors and director nominees also meets the categorical independence standards described above. Michael J. Kneeland and Matthew J. Flannery are not considered independent because of their employment (or, in the case of Mr. Kneeland, former employment) with the Company.

In accordance with SEC regulations, with respect to the directors that we have identified as being independent under NYSE rules, we discuss below any relationships considered by the Board in making its independence determinations. Given the size of the Company and the nature of its business, it has purchase, finance and other transactions and relationships in the normal course of business with companies with which certain Company directors or their relatives are associated. Each such transaction and relationship was determined by the Board to be an “immaterial relationship” that would not disqualify the particular director from being classified as an independent director.

In particular, the N&CG Committee and the Board considered that Marc Bruno is Chief Operating Officer, U.S. Food & Facilities at Aramark Corporation (“Aramark”) and that the Company pays fees to and generates revenue from Aramark. The annual fees that the Company pays to Aramark and the annual revenue that the Company generates from Aramark both did not exceed $1 million in 2021. The Board and the N&CG Committee believe that these transactions during fiscal year 2021 were on arm’s-length terms that were reasonable and competitive and the director did not personally benefit from such transactions. Because of the Company’s extensive operations, the number of Company store locations and employees, and the thousands of products rented and sold by each store location, transactions and relationships of this nature are expected to take place in the ordinary course of business in the future.

Executive Sessions of the Board

Our Corporate Governance Guidelines currently provide that our non-management directors should meet at least twice a year in executive sessions without the presence of management. Non-management directors who do not qualify as “independent” within the meaning of the rules of the NYSE may participate in these meetings. However, at least twice a year, the independent directors should meet in an executive session that includes only independent directors. The purpose of such executive sessions is to facilitate free and open discussion among the participants. The Chair of the Board (or, in the absence of the Chair, the Lead Independent Director or such other independent director as may be selected by the Board) should preside over executive sessions and, as required, provide feedback to the Chair and CEO and such other officers as is appropriate, based upon the matters discussed at such meetings. During 2021, our independent directors met in executive session four times.

Director Nomination Process

General

The Board has established the N&CG Committee, as described above. The responsibilities of this committee include, among other things: (i) developing criteria for evaluating prospective candidates to the Board or its committees; (ii) identifying individuals qualified to become members of the Board or its committees; and (iii) recommending to the Board those individuals that should be nominees for election or re-election to the Board or otherwise appointed to the Board or its committees (with authority for final approval remaining with the Board).

For information on how stockholders may submit director recommendations, see “Other Matters—Submission of Stockholder Proposals for the 2023 Annual Meeting—Stockholder Nominees for Inclusion in the 2023 Proxy Statement (Proxy Access)” and “Other Matters—Submission of Stockholder Proposals for the 2023 Annual Meeting—Other Stockholder Proposals or Nominees for Presentation at the 2023 Annual Meeting (Advance Notice).”

Process for Identifying and Evaluating Candidates

The N&CG Committee may identify potential Board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the N&CG Committee deems appropriate. The N&CG Committee may also engage a search firm to assist in identifying director candidates. The N&CG Committee has been given sole authority to select, retain and terminate any such search firm and to approve its fees and other retention terms.

In considering candidates for the Board, the N&CG Committee evaluates the entirety of each candidate’s credentials. In accordance with our Corporate Governance Guidelines, the N&CG Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iv) personal qualities and characteristics, accomplishments, integrity and reputation in the business community; (v) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, experience, expertise, skills and other demographics (including gender, age, race and ethnicity); (vi) willingness and ability to commit sufficient time to Board and committee duties and responsibilities (including whether such candidate also serves on the boards of directors of other public companies and the number of such positions and whether such candidate is in compliance with the Board’s director overboarding policy outlined in the Company’s Corporate Governance Guidelines); and (vii) qualification to serve on Board committees, such as the Audit Committee or the Compensation Committee. The N&CG Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity as one of many attributes relevant to a nomination to the Board is implemented through the N&CG Committee’s standard evaluation process. In particular, the N&CG Committee obtains and reviews profiles and engages in thorough discussions at Committee meetings in an effort to identify the best candidates. Once preliminary candidates are identified, the N&CG Committee Chair, the Chair, the Lead Independent Director and/or CEO conduct preliminary interviews with those individuals. After the preliminary interview stage, final candidates interview with all members of the Board, which the Board believes creates “buy-in” from all parties and helps attract quality candidates and populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the N&CG Committee’s assessment.

The 10 nominees for election as directors at the Annual Meeting are: José B. Alvarez, who has been a director since January 2009; Marc A. Bruno, who has been a director since May 2018; Larry D. De Shon, who has been a director since August 2021; Matthew J. Flannery, who has been a director since May 2019; Bobby J. Griffin, who has been a director since January 2009 and who became Lead Independent Director in May 2019; Kim Harris Jones, who has been a director since September 2018; Terri L. Kelly, who has been a director since May 2018; Michael J. Kneeland, who has been a director since August 2008 and who became Chair in May 2019; Gracia C. Martore, who has been a director since June 2017; and Shiv Singh, who has been a director since May 2017. The N&CG Committee reviewed and evaluated, in addition to each nominee’s background and experience and other criteria set forth in the Company’s Corporate Governance Guidelines, each director’s independence, each incumbent director’s performance during his or her recent tenure with the Board, and whether each was likely to continue to contribute positively to the Board. The N&CG Committee also considered each director nominee's positions, if any, on other public company boards and the number of such positions. For details about the N&CG Committee’s consideration of Mr. Griffin's other board commitments, see "Executive Summary-Additional Information About Bobby Griffin, Lead Independent Director" in this Proxy Statement.

Board Refreshment

Board composition remains a priority for the Company as evidenced by its continuing refreshment efforts. We strive to maintain a Board composed of directors who bring diverse viewpoints, perspectives and areas of expertise, exhibit a variety of key skills and relevant professional experiences, and effectively represent the long-term interests of our stockholders. We believe that longer-serving directors, in particular, bring critical skills to the boardroom due to their experience, institutional knowledge and understanding of the challenges facing the Company. However, we are also cognizant of the need to maintain a balanced mix of tenures.

Director succession presents an opportunity for the Company to expand and replace key skills and experience, build on its record of Board diversity and bring fresh perspectives to the boardroom. Accordingly, our Board engaged an independent consulting and search firm (the “Firm”) beginning in 2016 to assist in developing a long-term succession plan to identify, recruit and appoint new directors whose qualifications would bring further strength to our Board. During 2016, the Firm interviewed each then-current director and members of senior management and worked with the Board to identify key Company strategies and related prioritized competencies for directors. The prioritized competencies were then used to develop a skills matrix for directors and a long-term succession plan, both of which have been used to guide new director appointments since 2016. The Board reviews the list of prioritized competencies regularly to confirm that it reflects the Company’s latest strategy, and makes updates as needed. The current prioritized competencies are listed under the “Proposal 1—Election of Directors” section of this Proxy Statement, and will be used to inform any future director searches.

In addition, in furtherance of our commitment to Board refreshment, we previously amended our Corporate Governance Guidelines to add a director retirement age policy.

As a result of our ongoing board refreshment initiatives:

●	In 2017, three of our long-serving directors did not stand for re-election and Mr. Singh and Ms. Martore joined the Board as new directors
●	In 2018, one long-serving director did not stand for re-election and Mr. Bruno and Mses. Kelly and Harris Jones joined the Board as new directors
●	In 2019, one long-serving director (our prior Board Chair) did not stand for re-election and Mr. Flannery joined the Board as a new director
●	In 2020, one long-serving director did not stand for re-election
●	In 2021, Mr. De Shon joined the Board as a new director
●	This year, Mr. Passerini is not standing for re-election

While not part of our refreshment initiative, Mr. Roof resigned from the Board in 2021 for personal reasons.

Board Diversity

Our Company embraces and encourages a culture of inclusion and diversity, beginning with the Board. While our Board does not establish specific goals with respect to Board diversity, diversity is an important consideration in the director nomination process and the Board is committed to actively seeking women and racially/ethnically diverse director candidates.

As a general matter, the Board believes that its members should collectively possess a broad and diverse range of experience, skills, expertise, knowledge, contacts, personal attributes and diversity of opinion useful to the effective oversight of the Company’s business. To achieve this objective, and recognizing that the Company’s businesses, operations and customers are diverse in nature, the N&CG Committee and the Board consider a wide range of attributes when determining and assessing director nominees and new candidates, including personal and professional backgrounds, gender, race and tenure of Board service.

As summarized in the “Proposal 1—Election of Directors—Information Concerning Director Nominees and Board Consideration of Director Nominee Experience and Qualifications” section of this Proxy Statement, each of our directors brings to the Board a variety of qualifications and skills and, collectively, these qualifications form a depth of broad and diverse experiences that help the Board effectively oversee our activities and operations. The list of Board nominees includes three female directors and three ethnically diverse male directors out of 10 total directors. Further, all of our Board committees are chaired by either a female director or an ethnically diverse male director, and our Lead Independent Director is ethnically diverse. In addition, the tenure of our Board is mixed, which brings varying perspectives to our Board functionality.

Direct Communications with Directors

We have adopted procedures to enable our security holders and other interested parties to communicate with the Board or with any individual director or directors. If you wish to send a communication, you should do so in writing. Security holders and other interested parties may send communications to the Board or the particular director or directors, as the case may be, in the manner described in the Company’s written policy available on its website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Environmental and Social Highlights

Management and our Board understand the importance of acting responsibly as a business, an employer and a corporate citizen, and we are committed to incorporating environmental and social considerations into how we do business. In furtherance of this commitment, the N&CG Committee charter notes that the committee is responsible for oversight of the Company’s environmental and social policies and practices, including review of related metrics.

Each year, we publish a corporate responsibility report showcasing our commitment to balancing the social, economic and environmental aspects of our business. Our 2020 corporate responsibility report (“CRR”) is available on our website at http://www.unitedrentals.com under the “Company—About Us” tab or using the following link: https://www.unitedrentals.com/csr-2020/HTML1/tiles.htm.

The following information is intended to be a summary of our CRR. For further details about our commitment to improving the social, economic and environmental aspects of our business, please see our CRR.

Environment

We believe that our primary business—the rental of equipment—is a more resource and cost efficient business model than individual ownership. It results in environmental benefits such as lower material consumption and reduced emissions and pollutants within both the manufacturing and distribution processes. This aspect of our business model, however, does not eliminate our responsibility to reduce our environmental impacts and to take an active role in the collective fight against climate change. As highlighted in our CRR, we are committed to minimizing our environmental footprint as we grow and leveraging our influence to help drive improvements across our value chain. To further this objective, we adopted a GHG emissions intensity reduction goal – to reduce the GHG emissions intensity from our business (scopes 1 and 2 emissions and scope 3 emissions from third party haulers) by 35% by 2030, using 2018 as the baseline. Action planning for achieving our 2030 GHG emissions intensity reduction goal covers three separate work streams: fleet, buildings/properties and other opportunities, such as renewable energy procurement. Each work stream has a dedicated cross-functional team working on abatement options and the monitoring of key performance indicators.

Logistics optimization for our fleet is a key strategy for reducing fuel usage and our carbon footprint. Our delivery optimization solution, which is part of our FAST (field automation systems technology) program, determines optimal delivery and pickup routes and loads, while increasing trailer deck space. This reduces the number of miles driven, resulting in lower fuel consumption and associated emissions. We are also working to be able to add low- and zero-emissions vehicles to our sales, service and delivery fleet, as such equipment becomes available.

Other energy management efforts for our business include a heating, ventilating and air conditioning (HVAC) preventive maintenance program for increased efficiency, and our lighting retrofit program at our branch locations. We also track energy consumption and associated GHG emissions at all our locations, including the fuel usage for owned vehicles to transport equipment to and from jobsites. Each branch monitors usage on an electronic scorecard to evaluate performance over time and identify potential areas of improvement. Additionally, our drivers’ idling times are reviewed to drive improvement. We are also developing a renewable energy strategy with support from a consulting firm.

In addition to managing and reducing emissions from our own business, we are committed to reducing our scope 3, or full value chain, GHG emissions footprint, including helping our customers reduce their own emissions. This work requires engagement and collaboration with value chain partners, such as original equipment manufacturers (OEMs) and customers, as well as longer-term investments. To date, innovations like telematics and self-service tools give our customers more information, allowing them to make data-based decisions. We believe there are substantial benefits to using telematics, including: (i) visibility into runtime and equipment utilization; and (ii) the ability to locate equipment. UR Control®, our online rental management platform, assists customers in renting only the equipment they need and off-renting equipment they do not need, thus reducing underutilized equipment at jobsites and in transit. Further, we are committed to increasing our offerings of low- and zero-emissions equipment in our rental fleet so we can better assist customers to meet their own sustainability objectives. Engaging our largest OEMs in discussions about clean technology and the development of low- and zero-emissions options is a key component of this work. We also closely monitor trends across equipment categories and listen to customers to better assess interest in and opportunities for electric, hybrid or lower-carbon equipment.

Social

To support its key human capital objectives of attracting, retaining and developing talent, the Company’s human resources programs, highlighted below, are designed to: keep people safe and healthy; enhance the Company’s culture through efforts aimed at making the workplace more inclusive; acquire and retain diverse talent; reward and support employees through competitive pay and benefit programs; develop talent to prepare them for critical roles and leadership positions; and facilitate internal talent mobility to create a high-performing workforce.

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Health and safety: Our safety program focuses on implementing management systems, policies and training programs and performing assessments to see that workers are trained properly and that injuries and incidents are prevented. All of our employees are empowered with stop-work authority which enables them to immediately stop any unsafe or potentially hazardous working condition or behavior they may observe. We utilize a mixture of indicators to assess the safety performance of our operations and we also recognize outstanding safety behaviors through our annual awards program.

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Employee wellness: The Company’s Live Well, Safe & Healthy program is a comprehensive approach to wellness that encourages healthy behaviors and is intended to raise morale, productivity and overall employee engagement. The program includes a biometric screening at work or off-site, a health assessment, a paid day off to be used for a wellness exam or day of service, tobacco cessation support, and participation incentives.

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Diversity, equity and inclusion (“DE&I”): We believe that an inclusive and diverse team is key to the success of our culture and aim to drive DE&I initiatives through many efforts, including sponsoring four employee-led employee resource groups (“ERGs”) that represent and support the diverse communities that make up our workforce. The ERGs include Women United,

Together United, Veterans United and Planet United. The ERGs facilitate networking and connecting with peers, outreach and mentoring, and leadership and skill development. The Company has internal goals for overall workforce diversity and additional goals for specific positions at the Company. In addition, the Company has made hiring and supporting veterans a priority through its veterans ERG and working with organizations that support the veteran community. Importantly, in 2021, we conducted a Company-wide culture workshop with all employees designed to continue our dialogue on racial justice and social equity by focusing on three important keys of our culture: safety and wellness, DE&I, and trust and communication.

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Compensation programs and employee benefits: Our compensation and benefits programs are designed to attract, retain and motivate employees. In addition to competitive base salaries, the Company provides a variety of short-term, long-term and commission-based incentive compensation programs to reward performance relative to key financial, human capital and customer experience metrics. We offer comprehensive benefit options. Additionally, we have conducted three company-wide stock grant programs for employees since 2014 – the most recent grant was in recognition of our employees’ special efforts during the COVID-19 pandemic, and initially took place in 2020, with an update in 2021 recognizing the contributions of newly hired employees since the 2020 grant date.

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Employee experience and retention: To evaluate our employee experience and retention efforts, we monitor a number of employee measures, such as employee retention, internal promotions and referrals. We also conduct an annual employee experience survey, which provides valuable information on drivers of engagement and areas where we can improve. Our 2021 employee experience survey showed year-over-year increases in nearly all categories and no declines in any category. Further, when we asked employees how likely they are to continue employment beyond 6 months, the average response was 9.2 out of 10. To provide an open and frequent line of communication for all employees, we host town hall meetings and quarterly all employee conference calls, and utilize Workplace to engage with our full team. The Company also sponsors the United Compassion Fund, an employee-funded 501(c)(3) charity that provides financial assistance to fellow employees in need. In 2021, employees voluntarily donated approximately $1.3 million to the fund, and employees received 403 grants totaling approximately $875,000.

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Training and development: The Company is committed to the continual development of its employees. We aim for all new hires to attend JumpSTART, a new hire orientation, to quickly acclimate them to our culture, as well as applicable new hires to attend Center of Excellence (job related) training within 90 days of hire. We offer a wide array of training solutions (classroom, hands-on, e-learning and experience maps) for further development of our employees to help them achieve their career goals. In addition, as we did in 2021, we aim to regularly develop new training programs, launch pilot programs and expand leadership opportunities for our employees. Our performance process encourages employee check-ins throughout the year to discuss performance and career goals, as well as development opportunities at all levels across the Company.

Environmental and Social Risk Management

A cross-functional core team consisting of leaders from various departments including, but not limited to, our human resources, legal, environmental, safety strategy and operations, sets corporate responsibility objectives and identifies issues that may impede our ability to advance these objectives. In addition, we established a Sustainability Steering Committee in 2021, comprised of senior leaders and subject matter experts from across the Company. This committee’s purpose is to provide high-level oversight and to ensure strong companywide communication and coordination in the implementation of our climate strategy, including achieving our GHG emissions intensity reduction goal.

Further, the Board oversees environmental and social issues and addresses stakeholder concerns through a number of processes and advises on potential risks and opportunities. The Board and the N&CG Committee have a formal schedule for consideration of social and environmental matters. One of the Board’s primary responsibilities is to oversee the development of executive level talent to successfully execute the Company’s strategy. Management succession is regularly discussed by the Board, including during the Board’s executive sessions. The Board reviews candidates for all senior executive positions to confirm that qualified and diverse successor-candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of successor-candidates. The Board’s investment in people development does not stop with management succession planning. It actively takes an interest in making sure all employees are fully engaged and realizing their potential. To accomplish this, the Board annually reviews workplace diversity and receives monthly updates on diversity metrics. The Board also reviews results from all employee experience surveys. In addition, the N&CG Committee regularly discusses environmental matters, including reviewing the Company’s climate change strategy and progress against the Company’s GHG emissions intensity reduction goal.

Environmental and social risks are also part of our ERM Council’s comprehensive risk management program, which is discussed in the “Board Matters—Risk Oversight” section of this Proxy Statement. As part of this program, the Board reviews the effectiveness of the Company’s risk management and due diligence processes related to environmental and social topics. In addition, the Board actively considers environmental and social issues in connection with the Board’s involvement in the Company’s strategic planning process.

Political Activities and Public Policy Participation

The Company’s policy on political activities prohibits political contributions by the Company of any kind (money, time, goods or services), directly or indirectly, even when permitted by law. This includes a prohibition on Company contributions to any candidate, campaign, political party, political committee, 501(c)(4) organization and any other tax-exempt organization that may use the Company’s contribution for political purposes. In addition, the Company is restricted from financially supporting events where a portion of the funds will be used, directly or indirectly, to fund political candidates or political parties, election campaigns or related expenses, such as communications. Moreover, the Company does not make payments to trade associations or other industry groups to be used specifically for political purposes, and it is the Company’s policy to instruct trade associations not to use Company funds for contributions to federal, state, or local candidates, independent campaign expenditures, or for other election related purposes or activities. This policy does not prohibit trade associations from using a portion of Company funds for lobbying expenditures that are not used for political contributions.

The Company may make expenditures to advocate particular viewpoints on public policy issues or support intermediaries, such as lobbyists, that advocate on the Company’s behalf. The Company’s legal department oversees this type of advocacy on behalf of the Company. Pursuant to its charter, the N&CG Committee oversees the Company’s policy on political spending and receives an annual report from management about any Company lobbying expenditures. In addition, the Company publishes an annual Lobbying Report which can be found on its website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Our executive compensation program aims to attract, retain, and reward high caliber management talent who will lead our business and execute our strategy for long-term profitable growth. This CD&A outlines our 2021 executive compensation philosophy and objectives, describes the elements of our executive compensation program, and explains how the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) arrived at its compensation decisions for our 2021 named executive officers (“NEOs”) listed below:

NEO	Principal Position and Title
Matthew Flannery	President and Chief Executive Officer (CEO)
Jessica Graziano	Executive Vice President, Chief Financial Officer
Dale Asplund	Executive Vice President, Chief Operating Officer
Craig Pintoff	Executive Vice President, Chief Administrative Officer
Jeffrey Fenton	Senior Vice President, Business Development

Executive Summary

2021 Business Overview

In 2021, our Company returned to year-over-year revenue growth in the second quarter, establishing a trajectory that led to record revenue and adjusted EBITDA(1) results for the year. Our end-markets rebounded while the pandemic continued, requiring rigorous measures to safeguard the interests of our employees, customers and investors. We adapted quickly to this new operating environment, and generated above-industry growth that included record fourth quarter revenue and adjusted EBITDA.

For the full year 2021, we delivered a record $9.7 billion of total revenue, including $8.2 billion of equipment rental revenue, reflecting strong operational execution, customer-focused management of resources and effective investments in organic growth and acquisitions. We achieved a net income margin(1) of 14.3%, and an adjusted EBITDA margin(1) of 45.4%. We continued to be disciplined in controlling costs, and generated $3.7 billion of net cash from operating activities and $1.5 billion of free cash flow(1). We purchased $3 billion of rental fleet despite supply chain disruptions, which supported our market share gain, and delivered a return on invested capital (“ROIC”)(2) of 10.3%, which was well above the Company’s cost of capital and returned results to pre-pandemic levels. We also reduced the net leverage ratio to 2.2x at year-end from 2.4x at prior year-end, with total liquidity of $2.9 billion.

(1)

Adjusted EBITDA and free cash flow are non-GAAP financial measures, as defined in the Form 10-K. Please refer to the Form 10-K for the reconciliations to GAAP. Net income and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.

(2)

The Company’s ROIC metric uses after-tax operating income for the trailing 12-months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the U.S. federal corporate statutory rate of 21% was used to calculate after-tax operating income.

As demand recovered, our disciplined investments in growth in 2021 — organic, M&A, talent and fleet — added synergies and scale to our business. In May, we completed the acquisition of General Finance, which expanded our footprint and diversified our service offering. The integration of General Finance and other acquisitions, together with specialty segment cold-starts, increased the size of our business to 1,345 rental locations and approximately 20,400 employees, and further differentiated our value to customers.

The continued focus and perseverance of our workforce during the ongoing pandemic has strengthened our Company — not just financially, but operationally and culturally, too. In addition to financial outcomes, the Board also monitored Company progress on safety and key social and environmental initiatives, among other operational priorities. Key operational highlights in 2021 were as follows:

●	Delivered a strong safety record, with a total recordable incident rate (TRIR) of 0.79, a 17% improvement over prior year
●	Used frequent communication to maintain high employee engagement and adoption of COVID-19 protocols, and successfully grew headcount by over 2,000 employees
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Saw positive progress in diverse representation at the Company, as reflected in a four-percentage point increase in diverse employees in sales and management roles, which increased from 27% in 2018 to 31% in 2021

●	Conducted a company-wide culture workshop with all employees on three important keys of company culture: safety and wellness; diversity, equity and inclusion; and trust and communication
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Our employee experience survey results remain very strong: we saw increases in nearly all survey categories, and we did not see declines in any survey category; and when we asked employees how likely they are to continue employment beyond 6 months, the average response was 9.2 out of 10

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Saw strong retention in a tight labor market and a return to retention levels approaching pre-COVID-19 levels: total employee turnover, which represents voluntary and involuntary terminations during the year divided by average headcount during the year, was 15.4% for 2021, compared with 11.9% in 2020 and 14.4% in 2019

●	Issued five units of URI stock to qualifying newly hired employees who had not received prior awards, encouraging an ownership mentality with our newest team members
●	Retained or enhanced all healthcare plan options and, for the third consecutive year, did not pass on incremental health care costs to the majority of our front-line, hourly team members
●	Created the Planet United employee resource group to foster environmental awareness, to further develop our Company’s sustainability efforts and to brainstorm on operational efficiencies

Stock Performance

The chart below shows that the Company continues to outpace both the S&P 500 and its Executive Compensation Peer Group (as defined on page 50 of this Proxy Statement). It shows the total cumulative return of the Company’s stock based on the December 31 share price from 2016 through 2021, compared with the S&P 500 and the Peer Group. The chart includes reinvestment of dividends for companies in the S&P 500 and the Peer Group; the Company has not paid dividends.

For more information regarding the Company’s performance and operations, please refer to the Form 10-K and our website (www.unitedrentals.com).

2021 Incentive Compensation Highlights

Based on our strong results, funding achieved for our Annual Incentive Compensation Plan (“AICP”) was 200% of target and our Long-Term Incentive Plan (“LTIP”) awards were earned at 200% of target, both of which reflect maximum attainment.

The Committee has a general philosophy of setting challenging, yet attainable, performance goals in both the AICP and the LTIP. In setting the 2021 performance goals under both the AICP and the LTIP, the Committee reviewed historical AICP and LTIP funding levels and performance relative to the Peer Group. Over the last eight years, average AICP funding has been at the 45th percentile of our Peer Group and average LTIP funding has been at the 55th percentile of the peer group, demonstrating challenging, yet reasonable targets. Over that same eight-year period, our relative Total Shareholder Return (TSR) was above the 90th percentile of our Peer Group.

For details, please refer to “The 2021 Executive Compensation Program in Detail” section starting on page 51 of this Proxy Statement.

2021 “Say on Pay” Results and Investor Engagement

At the Company’s 2021 annual meeting of stockholders, we received substantial support for our executive compensation program, with approximately 91% of the stockholders who voted on the advisory “say on pay” proposal approving the compensation of our NEOs. This is consistent with the positive feedback we received in discussions with our stockholders throughout the year.

We value our investors’ perspective on our business and each year proactively interact with investors through numerous engagement activities. In 2021, these included our annual meeting of stockholders, quarterly earnings calls, various investor conferences, and several (non-deal) road shows. In addition, management conducted the 2021 Outreach Program to engage with stockholders about, among other topics, key compensation topics. Details about our 2021 Outreach Program are outlined on page 5 of this Proxy Statement.

Overall, our stockholders continue to be broadly supportive of our approach to executive compensation, and we are committed to keeping our program aligned with our business strategy and investor expectations. During our engagements, and consistent with conversations in recent years, we saw continued interest in ESG matters and feedback was very positive on our progress to date.

Given our strategic focus on ESG factors and to further align our program with expectations for continued progress on ESG commitments, for 2022, the Committee approved adjustments to the AICP to use a consistent framework of pre-determined strategic factors linked to ESG objectives to measure the collective performance of the NEOs, in addition to individual key objectives tied to their individual areas of responsibility as defined in their annual performance reviews. Based on collective achievements against the ESG factors in the framework and individual contributions to performance, the Committee may, in its own discretion, decide to adjust each NEO’s funding level upward or downward in the range of 90% to 110% of the initial funding amount. The table below outlines the key elements of the framework for 2022. Supporting each key element are underlying quantitative metrics and goals for evaluation by the Committee as they apply their discretion in the adjustment of the initial funding amount. None of the objectives are dispositive or individually weighted. The framework described below will replace the Strategic Factors framework used in 2021 and described on pages 48, 52 and 53-54 of this Proxy Statement.

Measure	Definition	2022 Metrics
Environment	Minimizing the environmental footprint of our operations through climate action and resource conservation	GHG Emissions Intensity Reduction: 2022 progress toward achieving our 2030 GHG emissions intensity reduction goal
Social Measures	Building a safe, diverse and engaged team and inclusive workplace	Employee Safety: Total Recordable Incident Rate (TRIR)
Diversity: Improvement in diversity at all levels of sales and management
Employee Experience: Improvement in year-over-year employee experience survey results
Employee Retention: Improvement in overall employee retention
Customer Sustainability	Supporting our customers and innovating to offer solutions	Customer Experience: Net Promoter Score
Customer Digital Adoption: Percentage of total company revenue where a customer used a digital tool within the last 90 days
Individual Key Objectives

Individual discretionary goals tied to the executive’s area of responsibility as defined in the annual performance review. To include customer, digital and governance goals as identified for senior leaders

Summary of Our Executive Compensation Practices

What We Do	What We Don’t Do

●  Heavy emphasis on variable (“at-risk”) compensation

●  Stock ownership guidelines supported by net share retention requirements

●  Double-trigger equity vesting upon a change in control

●  Clawback policy and anti-hedging and pledging policy

●  Engage an independent compensation consultant

●  Annual risk assessment of compensation practices

●  No significant perquisites

●  No supplemental executive retirement plans

●  No repricing or exchange of underwater options without shareholder approval

●  No option or stock appreciation rights granted below fair market value

●  No tax gross-ups other than for qualified relocation expenses

●  No guaranteed incentive payments

What Guides Our Program

Our Compensation Philosophy

The foundation of our compensation philosophy is to ensure that our executive compensation program is designed to align with the Company’s business strategy and drive long-term stockholder value. Our compensation philosophy is supported by three pillars: stockholder alignment, market competitiveness, and internal balance. These pillars are reinforced by the following objectives:

Stockholder Alignment	Market Competitiveness	Internal Balance

●   Align the interests of executives with those of our stockholders through equity compensation that correlates with long-term stockholder value

●   Make efficient use of equity-based compensation

●   Encourage significant management ownership and retention of our common stock

●   Attract, retain, and motivate a leadership team capable of maximizing the Company’s performance

●   Set target total direct compensation (“TTDC”) at competitive levels

●   Be competitive with the programs at companies with which the Company competes for talent

●   Link substantial portions of compensation to Company, business unit, and individual performance

●   Reward the appropriate balance of short-term and long-term financial and strategic business results

●   Maintain alignment of incentive compensation metrics across senior executives and the general employee population

The Principal Elements of Pay: Total Direct Compensation

Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose

Base Salary	Cash (Fixed)	Provide a competitive base salary relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent

AICP	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability, ESG outcomes, and returns

LTIP	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation

As discussed below, we also provide our NEOs with a 401(k) retirement plan, limited perquisites and other personal benefits, as well as severance and change in control protection.

2021 Pay Mix

Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value. For the NEOs, the mix of compensation elements is heavily weighted toward variable, performance-based compensation with a balanced focus on growth, profitability, and returns. The CEO’s compensation has a greater emphasis on variable compensation than that of the other NEOs because his actions have a greater influence on the performance of the Company as a whole.

As shown below, the significant majority of NEO pay continues to be variable (88% for the CEO and an average of 77% for our other NEOs) based upon annual TTDC for fiscal year 2021.

A Closer Look at the Performance Measures in Our Incentive Plans

At the beginning of each performance year, the Committee approves the performance metrics for our incentive plans. Under these plans, variable pay is based on a balanced portfolio of financial metrics, which promote an even weighting between growth and returns given our position in the business cycle. Under the AICP, awards are also tied to the achievement the NEOs’ collective achievement against strategic factors related to human capital, customer experience, and digital technology, in addition to individual achievement against key objectives tied to the NEOs’ individual areas of responsibility as defined in their annual performance review. The chart below provides an overview of the metrics under each of the plans, their weightings, and how they are defined.

A Closer Look at the Performance Measures In Our Incentive Plans
Plan	AICP		LTIP
Financial Metrics	Adjusted EBITDA	EPI	Revenue	ROIC
Financial Metrics: Weightings	50%	50%	50%	50%
Financial Metrics: Key Points

●    Adjusted EBITDA focuses on growth, while continuing to provide strong accountability for returns.

●    EPI is the year-over-year improvement in our economic profit, assuming a constant weighted cost of capital. We use EPI because it:

o    Reflects management’s ability to grow the business year-over-year and generate profitable returns. EPI measures the year-over-year spread between ROIC and the Company’s assumed weighted cost of capital;

o    Measures how successfully we maximize profit while minimizing capital investments; and

o    Places a spotlight on our ability to manage cash and generate earnings, which is especially important given our capital intensive, cyclically-driven business.

●    When calculating EPI for the AICP, we assume a constant weighted cost of capital of 10% to focus on driving returns, not the cost of capital.

●    Revenue ensures we remain focused on growth.

●    ROIC, which is calculated as after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash, reinforces the importance of returns on capital.

●    We use ROIC because it focuses on efficient use of assets, which is important given our capital intensive cyclically-driven business.

Strategic Factors

Adjustment of 90-110% of initial funding amount based on the NEOs’ collective achievement against strategic factors related to human capital, customer experience, and digital technology, in addition to individual achievement against key objectives tied to the NEOs’ individual areas of responsibility.*

			Not applicable

* For 2022, the Committee determined to align the strategic factors more closely with specific Company ESG objectives, in addition to individual key objectives tied to the NEOs’ individual areas of responsibility, as discussed on page 45 of this Proxy Statement.

2021 Target Total Direct Compensation (TTDC)

The following table shows the 2021 TTDC opportunity for each NEO as of December 31, 2021:

NEO	Base Salary(2)	TTDC(1) Target AICP(3)	Target LTIP	Total
Matthew Flannery	$987,681	$1,283,985	$6,000,255	$8,271,921
Jessica Graziano	$588,613	$529,752	$1,570,191	$2,688,556
Dale Asplund	$659,347	$659,347	$2,000,186	$3,318,880
Craig Pintoff	$606,952	$546,256	$1,720,281	$2,873,489
Jeffrey J. Fenton	$430,129	$344,103	$800,377	$1,574,609
(1)

The above table is not a substitute for the Summary Compensation Table set forth on page 63 of this Proxy Statement. The amounts in this table differ from the amounts determined under SEC rules as reported for 2021 in the Summary Compensation Table. In particular, the target LTIP values for all of the NEOs deviate from the grant date fair value amounts in the Summary Compensation Table due to the SEC’s reporting requirements. Please see page 56 of this Proxy Statement for further explanation.

(2)	2021 base salaries are shown on a prorated basis, considering the effective date of base salary rate changes during the year.
(3)	Target AICP is calculated using base salaries for the year on a prorated basis, considering the effective date of base salary rate changes during the year.

Our Decision-Making Process

The Role of the Committee

The Committee is made up of independent, non-employee members of the Board and oversees the executive compensation program for our NEOs. The Committee works very closely with its independent compensation consultant and management to evaluate the effectiveness of the Company’s executive compensation program throughout the year. The Committee’s specific responsibilities are set forth in its charter, which can be found on the Company’s website at http://www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

The Committee makes all final compensation and equity award decisions regarding our NEOs. The Committee seeks to ensure that the total compensation paid to our NEOs: is fair, reasonable, and competitive; provides an appropriate balance of base pay and short-term and long-term incentives; and does not cause unnecessary risk-taking.

The Role of Senior Management

Senior management has two key responsibilities with respect to the executive compensation program:

●

Develop proposals regarding compensation program design and administration for the Committee’s review and approval. Management considers the business strategy, key operating goals, economic environment, and organizational culture in formulating proposals. Proposals are then brought to the Committee for thorough discussion. The Committee ultimately has the authority to approve or disapprove management’s proposals.

●

Make recommendations for compensation actions each year (executives do not make recommendations on their own pay). To make such recommendations, management considers market data; the individual responsibilities, contributions, performance, and capabilities of each of the NEOs; and the compensation arrangements that management believes will drive the desired results and behaviors of each NEO. These considerations are used to determine if any change in compensation or award is warranted, as well as the amount and type of any proposed change or award. After consulting with the Executive Vice President—Chief Administrative Officer, the CEO makes compensation recommendations, other than with respect to his own compensation, to the Committee. The Committee reviews management’s recommendations; considers input from its independent compensation consultant; and subsequently approves, suggests changes, or seeks further analysis or background on the proposal.

The Role of the Independent Compensation Consultant

The Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer reports directly to the Committee and does not provide any other services to the Company. In May 2021, the Committee performed an independence assessment of Pearl Meyer pursuant to SEC and NYSE rules and standards. In performing its evaluation, the Committee took into consideration a letter from Pearl Meyer confirming its independence based on factors set forth in the NYSE rules for compensation committee advisors. At the culmination of the evaluation, the Committee determined that Pearl Meyer is an independent advisor.

As the Committee’s compensation consultant, Pearl Meyer generally reviews, analyzes, and provides advice about the Company’s executive compensation programs for senior executives. Pearl Meyer considers the objectives of these programs, compares the programs to designated Executive Compensation Peer Group companies (discussed below under “The Role of Benchmarking and the Executive Compensation Peer Group”) and best practices, and provides information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs. In 2021, Pearl Meyer also provided advice to the Committee on director compensation and related market practices. Pearl Meyer regularly attends Committee meetings and also responds on a regular basis to questions from members of the Committee, providing them with analysis and insights with respect to the design and implementation of current or proposed compensation programs.

The Role of Benchmarking and the Executive Compensation Peer Group

The Company competes with business entities across multiple industries for top executive-level talent. To this end, the Committee evaluates, on an annual basis, industry-specific and general market compensation practices and trends to ensure that our program and NEO pay opportunities remain appropriately competitive (but the Company does not target a specific benchmarking level).

The Committee compares each component of the total compensation package to the compensation components of comparable executive positions of a peer group of publicly traded companies (the “Executive Compensation Peer Group”). If information for a sufficient number of comparable positions in the Executive Compensation Peer Group for the applicable year is not publicly available, the Committee will also consider comparisons with general industry executive compensation benchmarking data from Towers Watson’s U.S. CDB General Industry Executive Database.

The companies that make up the Executive Compensation Peer Group and the General Industry Executive Database may vary from year to year. While the Committee does not use a specific formula to determine the allocation between performance-based and fixed compensation, it does review total compensation and competitive benchmarking when determining such allocation.

In setting 2021 target compensation levels for the NEOs, the Company used the Executive Compensation Peer Group detailed below. This Executive Compensation Peer Group was determined by the Committee based on an in-depth review by its independent compensation consultant, Pearl Meyer, which included an assessment of potential comparators to evaluate the degree to which the current peers have kept pace with the Company’s growth and evolution and an examination of the broader marketplace to identify appropriate and relevant additions to the peer group. The 2021 TTDC opportunities, consisting of base salary, target AICP, and annual LTIP awards, were determined to be, on average, competitive with the market median.

Executive Compensation Peer Group
C.H. Robinson Worldwide, Inc.	Ryder System, Inc.
Cintas Corporation	Stanley Black & Decker, Inc.
Dover Corporation	Trane Technologies plc
Fortive Corporation	Waste Management, Inc.
J.B. Hunt Transport Services, Inc.	Waste Connections, Inc.
Masco Corporation	WESCO International, Inc.
Parker-Hannifin Corporation	W.W. Grainger, Inc.
Republic Services, Inc.	Xylem Inc.
Rockwell Automation Inc.

Peer Data ($M)(1)
Percentile	Annual Revenue	Market Cap	Enterprise Value
75th	$14,030	$32,312	$38,737
50th	$10,809	$23,969	$25,465
25th	$7,102	$17,949	$19,076
URI(2)	$8,866	$23,993	$34,022
Percentile Rank	45th	50th	65th
(1)	As presented to the Committee in May 2021. Market-based metrics are as of April 2021. Revenue is 2021 estimated revenue as of April 2021 and does not reflect actual results.
(2)	The Company’s annual revenue is estimated 2021 revenue as of April 2021 and does not reflect actual results. The Company’s market-based metrics are as of April 2021.

The 2021 Executive Compensation Program in Detail

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salary levels are reviewed annually. When making adjustments, the Committee considers the Company’s overall performance; the executive’s individual performance; the executive’s experience, career potential, and tenure with the Company; and competitive market practices. Decisions are generally made during the first quarter of the fiscal year and effective in April.

During the first quarter of 2021, based on the annual review, the Committee determined to increase base salaries effective April 1, 2021. Ms. Graziano and Mr. Asplund received larger base salary increases related to the other NEOs to improve their competitive positions relative to our peer group and, for Mr. Asplund, reflective of his expanded leadership responsibilities with respect to sales and specialty operations. The table below shows the updates to the NEOs’ base salary rates:

NEO	2020	2021	% Increase
Matthew Flannery	$950,040	$1,000,000	5.26%
Jessica Graziano	$547,373	$602,110	10.00%
Dale Asplund	$611,520	$675,000	10.38%
Craig Pintoff	$584,917	$614,163	5.00%
Jeffrey J. Fenton	$419,078	$433,746	3.50%

During the first quarter of 2022, based on the annual review, the Committee determined to increase base salaries for Mr. Flannery, Ms. Graziano and Messrs. Asplund and Pintoff by $50,000, $22,890, $25,650, and $23,338, respectively, effective April 1, 2022. Mr. Fenton’s salary was not increased because he is retiring from the Company on June 30, 2022.

Annual Incentive Compensation Plan

2021 AICP At-A-Glance

Individual Target Amount × **Objective Plan Funding Level** × **Strategic Factors** = **Earned Amount**

Individual Target Amount

- Target opportunity ranges from 80% to 130% of base salary
- Reflects job grade, responsibilities and experience

Objective Plan Funding Level

- Based on the achievement of pre-determined Company performance metrics
- Reflects Adjusted EBITDA (50%) and EPI (50%) goals as detailed below

Strategic Factors

- Based on achievement of strategic factors linked to a consistent framework of Human Capital, Customer Experience and Digital & Technology objectives in addition to individual key objectives tied to each NEO's area of responsibility
- The Committee may use its business judgement to adjust individual award amounts

Earned Amount

- Paid 76% in cash and 24% in vested shares

2021 AICP Targets

Target bonus opportunities are expressed as a percentage of base salary and are established based on the NEO’s level of responsibility and ability to impact the Company’s overall results. The Committee also considers market data in setting target award amounts. NEO target award opportunities for 2021 were as follows:

NEO	Target AICP (as a % of Base Salary)
Matthew Flannery	130%
Jessica Graziano	90%
Dale Asplund	100%
Craig Pintoff	90%
Jeffrey J. Fenton	80%

During the first quarter of 2022, based on the annual review, the Committee determined to increase Mr. Flannery’s target award opportunity for 2022 from 130% to 150%, effective January 1, 2022.

2021 Funding Levels and Results

The following chart shows the 2021 goals set for adjusted EBITDA and EPI, as well as actual results.

		2021 Performance Metrics ($M)(1)
Payout Level	% of Target	Adjusted EBITDA(2) (50% weighting)	EPI (2) (50% weighting)
Maximum	200%	$4,330	$179
Target	100%	$4,125	$21
Threshold	50%	$3,714	$(295)
Actual Results (2)(3)		$4,410	$269
		200% of Target	200% of Target
Funded Amount		200% of Target
(1)

Reflects goals under the incentive plans that were revised to include 2021 acquisitions (primarily General Finance, and including other smaller acquisitions). The revised goals included increases to the Adjusted EBITDA goals (to prevent unfair windfall to participants) and decreases to the EPI goals (to prevent any unfair penalization).

(2)

For purposes of the AICP, adjusted EBITDA is as defined in our Form 10-K, with an additional adjustment to normalize for the foreign exchange rate impact. EPI, or economic profit improvement, is defined as the year-over-year change in the spread between ROIC (defined on pages 42-43 of this Proxy Statement) and the Company’s weighted cost of capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources, with an additional adjustment to normalize for the foreign exchange rate impact. When calculating EPI for the AICP, we assumed a constant weighted cost of capital of 10%.

(3)	Actual results exceeded the maximum goals, for both adjusted EBITDA and EPI, so the actual percent of target reflects the maximum percent.

2021 Strategic Factors Framework

For 2021, the Committee determined to use a consistent framework of pre-determined strategic factors linked to Human Capital Management, Customer Experience and Digital & Technology objectives to measure team performance, in addition to achievements against individual key objectives tied to the NEOs’ individual areas of responsibility as defined in their annual performance reviews. None of the objectives are dispositive or individually weighted.

Human Capital	Customer Experience	Digital & Technology

● Safety ● Diversity ● Employee experience ● Employee retention	● Customer satisfaction ● Customer experience ● Fleet availability	● Customer digital adoption ● Number of engagements with website ● Self-service revenue ● Calls to branches from digital activities
Individual Key Objectives: Tied to goals in each executive’s individual area of responsibility as defined in their annual performance review.

Based on the NEOs’ collective achievements against the strategic factors in the framework and their individual contributions to performance, the Committee may, in its own discretion, decide to adjust each NEO’s funding level upward or downward in the range of 90% to 110% of the initial funding amount. To assess individual performance for 2021, the Committee considered achievements against the following individual goals for each of the NEOs, respective of their areas of responsibility:

●

For Mr. Flannery, individual key objectives were tied to: strategy and planning; business development; organizational development and succession planning; employee health and safety; customer service at our branch operations; and our digital strategy.

●	For Ms. Graziano, individual key objectives were tied to: capital allocation; internal audit; field finance; performance analytics; credit and cash; tax; treasury; real estate; and investor relations.

●

For Mr. Asplund, individual key objectives were tied to: increased productivity in operations; purchasing improvements; fleet and capital asset management; efficient use of shared services; information and technology matters; strategic sales; profitable growth; and sales talent and development.

●

For Mr. Pintoff, individual key objectives were tied to: corporate governance matters; litigation management; coordination of board activities; securities and other regulatory filings; talent management; succession planning; recruitment of diverse employees; health and safety; training and development; and reduction in legal and human resources expenses.

●	For Mr. Fenton, individual key objectives were tied to: strategy; succession planning; merger and acquisition activity; strategic partnerships; and innovation concepts.

2021 AICP Pay Outcomes

Based on the above adjusted EBITDA and EPI results, the funding of the annual incentive amounts was set at 200% of each NEO’s applicable bonus target, subject to adjustment up or down between 90% and 110% of the funded amount based on the achievement against the strategic factors and individual key objectives.

Based on strong performance against the digital & technology strategic factors, strong customer satisfaction and fleet availability performance, solid performance against diversity goals for hiring and promotions, good retention in a tight labor market and strong overall safety performance, balanced against mixed performance on stretch goals for the safety and customer experience strategic factors, the Committee determined not to adjust the NEOs’ funding upwards or downwards from the initial funded amount.

To further align the economic interests of our NEOs with those of our stockholders, earned annual incentive amounts were generally delivered as 76% in cash and 24% in vested shares of the Company’s common stock for 2021. The following table lists the actual awards and bonuses earned by the NEOs in 2021 (and paid in 2022).

	Actual Payout	Actual Payout ($)
NEO	(as a % of Funded Amount)	Cash(1)	Vested Shares(2)
Matthew Flannery	100%	$1,951,658	$616,529
Jessica Graziano	100%	$805,223	$254,367
Dale Asplund	100%	$1,002,208	$316,809
Craig Pintoff	100%	$830,310	$262,255
Jeffrey J. Fenton	100%	$523,037	$165,306
(1)	Amounts rounded to the nearest dollar.
(2)	Amounts reflect the March 3, 2022 grant date value of vested shares, as rounded up to the nearest whole share, and amounts rounded to the nearest dollar.

Long-Term Incentive Plan (“LTIP”) (Equity Compensation)

Equity compensation directly aligns the interests of the NEOs with those of our stockholders. In 2021, the Company granted annual equity compensation awards under the 2019 Long-Term Incentive Plan as follows:

Performance-based restricted stock units (“PRSUs”) are earned and vest only when a specified performance level is achieved. Time-based restricted stock units (“RSUs”) vest ratably over a three-year period based solely on continued service. Time-based RSUs help to secure and retain executives and instill an ownership mentality. Historically, the Company’s PRSUs and time-based RSUs have not earned any dividend equivalents.

2021 LTIP Awards

In determining the size of each equity award granted, the Committee considers a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to PRSUs and time-based RSUs, and the NEO’s position within the Company.

The actual number of PRSUs and time-based RSUs granted is calculated by dividing the dollar value of the award by the closing price of the Company’s stock on the equity award grant date. The closing price of the Company’s stock on March 8, 2021 (the date of the grant) was $302.60. The table below shows the target PRSUs and time-based RSUs awarded for fiscal 2021 for each of the NEOs:

	2021 LTIP Awards
	2021 PRSUs(1)		2021 Time-Based RSUs(2)
NEO	# of Units	Grant Date $ Value	# of Units	Grant Date $ Value
Matthew Flannery	15,863	$4,800,144	3,966	$1,200,112
Jessica Graziano	3,632	$1,099,043	1,557	$471,148
Dale Asplund	4,627	$1,400,130	1,983	$600,056
Craig Pintoff	3,979	$1,204,045	1,706	$516,236
Jeffrey J. Fenton	1,851	$560,113	794	$240,264
(1)	Earned PRSUs vest in one-third increments annually, subject to the satisfaction of the performance criteria described in the next section, “A Closer Look at Performance-Based RSUs (“PRSUs”).”
(2)	Time-based RSUs vest in one-third increments on each anniversary of the grant date, generally subject to continued employment.

In addition to the 2021 LTIP awards outlined in the preceding table, during the first quarter of 2022, the Committee determined to award Mr. Asplund 2,283 units of time-based RSUs, with a grant date value of $750,285, all of which vest on March 3, 2025, for outstanding performance during the year while effectively integrating the previously split leadership roles for specialty and general rental operations.

A Closer Look at Performance-Based RSUs (“PRSUs”)

Performance criteria for our PRSUs measure year-over-year performance over the course of a three-year period, rather than measuring performance once at the end of the three-year period, to better account for the dynamic nature of our business. Accordingly, one-third of our NEOs’ PRSUs are eligible to vest each year, in an amount ranging from 0% to 200% of target, based on achievement of annual performance metrics and generally subject to the NEO’s continued employment through fiscal year-end. We measure performance annually because we operate in a highly cyclical and volatile business environment in which forecasting multi-year performance is extremely difficult and possibly counterproductive. By reestablishing goals annually, we ensure that we always have the appropriate criteria and rigor tied to the incentive performance targets. We maintain a long-term perspective by requiring multi-year vesting and denominating our awards in stock, which, coupled with our robust stock ownership guidelines, effectively aligns management’s long-term interests with those of our stockholders.

Understanding the Differences: Reported PRSUs in the Summary Compensation Table vs. Target PRSUs Approved by the Committee

As discussed above, PRSUs vest annually over a three-year period based on the attainment of performance goals that are set and measured in each year of the three-year period. While the annual goal-setting feature is appropriate due to the highly-cyclical and volatile business environment in which we operate, it can result in differences between the reported PRSU award grant date fair value (“GDFV”) in the Summary Compensation Table and the target PRSU award GDFV that is approved by the Committee based on targeted market position and performance.

The differences in GDFVs are due to the SEC requirement that PRSU award values disclosed in the Summary Compensation Table reflect the GDFV of the PRSU as determined under SEC accounting rules, which stipulate that grant date is established when the underlying terms of the award are fixed. Because our PRSU goals are set on an annual basis, the grant date and associated award fair value are established annually over the three-year performance period—resulting in differences between what is reported in the Summary Compensation Table (further described in footnote 4 thereto) and the amount of the award the Committee originally awarded. In years when the stock price declines, reported PRSU award GDFV will be lower than the target GDFV. In years when the stock price increases, reported PRSU award GDFV will exceed the target GDFV.

2021 CEO Impact: The reported PRSU award GDFV in the 2021 Summary Compensation Table for Mr. Flannery of $9,137,915 compared to the target PRSU award GDFV approved by the Committee of $4,266,534 results in a $4,871,381 difference in reported versus target PRSU award GDFV.

2021 PRSU Outcomes

Based on 2021 results, the Committee determined that 200% of the target PRSUs were earned for the performance cycle. These PRSUs were settled in shares of the Company’s common stock in the first quarter of 2022. For 2021, the Committee selected total revenue and ROIC (as defined on pages 42-43 of this Proxy Statement) as the relevant performance metrics. The chart below shows the performance goals set for total revenue and ROIC, as well as actual results. Consistent with our program structure, these metrics applied to the first tranche of PRSUs awarded in 2021, the second tranche of PRSUs awarded in 2020, and the third tranche of PRSUs awarded in 2019.

		2021 Performance Metrics ($M)(1)
Payout Level	% of Target	Total Revenue (50% weighting)(2)	ROIC (50% weighting)(2)
Maximum	200%	$9,541	9.79%
Target	100%	$9,194	9.00%
Threshold	50%	$8,498	7.36%
Actual (2)(3)		$9,705	10.27%
		200% of Target	200% of Target
Earned Amount		200% of Target
(1)

Reflects goals under the incentive plans that were revised to include 2021 acquisitions (primarily General Finance, and including other smaller acquisitions). The revised goals included increases to the total revenue goals (to prevent unfair windfall to participants) and decreases to the ROIC goals (to prevent any unfair penalization).

(2)	For purposes of the PRSUs, total revenue and ROIC include an adjustment to normalize for the foreign exchange rate impact.

(3)	Actual results exceeded the maximum goals, for both total revenue and ROIC, so the actual percent of target reflects the maximum percent.

Other Practices, Policies and Guidelines

Stock Ownership Guidelines

Stock ownership guidelines are a key vehicle for aligning the interests of management and the Company’s stockholders. A meaningful direct ownership stake by our NEOs demonstrates to our investors that each NEO has a strong commitment to the Company’s success. The Committee maintains stock ownership guidelines for our NEOs and other Company officers with a title of vice president and above. For 2021, our stock ownership guidelines were as follows:

Title	Multiple of Base Salary
CEO	6.0x
Executive Vice Presidents	3.0x
Senior Vice Presidents	2.0x
Vice Presidents and Region Vice Presidents	1.0x

Shares that count toward meeting these ownership guidelines include: shares directly owned by the executive; shares beneficially owned by the executive, such as shares held in “street name” through a broker or shares held in trust; unvested restricted stock or RSUs that vest solely based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options.

Until the guidelines are met, NEOs and other officers are required to retain 50% of the net shares of the Company’s common stock received upon future vestings. NEOs and other Company officers have five years from becoming a covered employee or moving to a position with a higher ownership level to come into compliance with the guidelines. Each of the NEOs was in compliance with these guidelines as of December 31, 2021.

Anti-Hedging Policy; Anti-Pledging Policy

The Company’s insider trading policy prohibits directors, officers, employees and consultants (including each of our NEOs) as well as certain of the covered person’s family members, others living in the covered person’s household, or entities whose transactions in Company securities are subject to the covered person’s influence or control from trading in securities of the Company (or securities of any other company with which the Company does business) while in possession of material nonpublic information, other than in connection with a Rule 10b5-1 plan adopted in compliance with the policy. Such individuals are also restricted from engaging in hedging transactions on the Company’s common stock, pledging Company common stock as collateral for a margin loan, or from engaging in short sale transactions, credit default swaps and transactions in options (other than the exercise of stock options granted under the Company’s equity incentive plans), puts, calls or other derivative securities tied to Company securities.

In addition, before any director or executive officer engages in a transaction involving Company securities, such director or executive officer must obtain pre-clearance and approval of the transaction from the Company’s General Counsel.

Clawback Policy

The Committee approved a standalone and centralized clawback policy effective February 15, 2021 that applies to all Section 16 officers and other individuals as designated by the Board or Committee. The policy expanded the prior “injurious conduct provision” that already applied to all equity awards granted by the Company since 2009, including those held by each of the NEOs, to include AICP awards. The lookback was extended to apply to covered compensation that was paid to, and received by, the covered employee on or after the date which is one year prior to the date the injurious conduct occurred. The policy also includes an updated “mandatory restatement” provision (currently included in the Company’s employment agreements with certain NEOs) that requires reimbursement of compensation if amounts were paid based on financial results that subsequently become subject to certain mandatory restatements that would have led to lower (or zero) payment.

As summarized above, the Company’s updated clawback policy consolidated and expanded the existing policies that the Company has in place. For all PRSU, time-based RSU and stock option awards granted after 2009 and before the 2021 clawback policy went into effect, the award agreements include an “injurious conduct” provision that requires forfeiture of the award or, to the extent the award has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized. The injurious conduct concept is generally focused on actions that would constitute “cause” under an employment agreement, namely, actions that are in material competition with the Company or breach the executive’s duty of loyalty to the Company.

Termination and Change in Control Benefits

The provision of reasonable severance benefits is common among similar companies and is essential to recruiting and retaining key executives. Accordingly, the employment agreements with our NEOs generally provide for varying levels of severance in the event that the Company terminates the executive’s employment without “cause” or the executive resigns for “good reason” (each as defined in the applicable employment agreement, as described in more detail under “Benefits upon Termination of Employment”). Upon a qualifying termination, Mr. Flannery would receive a severance payment equal to 200% of his annual base salary and target incentive opportunity for the then-current fiscal year paid over a two-year period; Ms. Graziano would receive a severance payment which economically represents 100% of her annual base salary and target incentive opportunity paid over a one-year period; Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period; Mr. Pintoff would receive a severance payment equal to 100% of his annual base salary and target incentive opportunity paid over a one-year period; and Mr. Fenton would receive a severance payment which economically represents 100% of his annual base salary and target incentive opportunity paid over a one-year period. Upon a qualifying termination, the Company would also provide each NEO with COBRA continuation coverage for a 12- to 18-month period.

Severance payments to the NEOs are conditioned on the execution of a release of claims in favor of the Company. In addition, each of the NEOs is subject to non-competition and non-solicitation restrictions for a period of time following their termination, as described in more detail under “Benefits upon Termination of Employment.”

All unvested PRSUs, time-based RSUs and stock options granted to each of the NEOs provide for forfeiture on the NEO’s termination of employment for any reason, except in the case of a qualifying termination following a change in control or upon death, disability or retirement, each as described below. Following a termination without cause or a resignation for good reason, vested stock options will remain outstanding and exercisable for 30 days following such termination, and will remain outstanding and exercisable for one year following a termination as a result of death or permanent disability.

For PRSU awards, upon an awardee’s death, all units that could have been earned for the performance period in which the death occurs will vest based on target performance, and upon an awardee’s permanent disability, all units that could have been earned for the performance period in which the disability occurs will vest based on actual performance. The time-based RSU awards provide for vesting of all outstanding units upon death or permanent disability.

Upon a termination as a result of retirement, time-based RSUs awarded will vest and be delivered upon such retirement. Outstanding PRSU awards will remain outstanding and vest based on actual performance for the full performance period and be delivered on the normal settlement schedule.

For the NEOs, retirement requires: (1) attainment of age 60; (2) age plus years of continuous service equal to at least 70; and (3) at least one year’s prior written notice of retirement unless otherwise determined by the Committee.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Committee believes that appropriate change in control provisions are important tools for aligning executive interests in change in control scenarios with those of stockholders. In addition, changes to the Company following a change in control may affect the ability to achieve previously set performance measures. Consequently, outstanding RSUs and stock option awards held by the NEOs provide for “double trigger” treatment upon a change in control. A “change in control” for this purpose is defined in the employment agreement for Mr. Flannery, in the applicable award agreement or in the LTIP, as set forth in more detail under “Benefits upon a Change in Control.” If the change in control results in shares of common stock of the Company (or any direct or indirect parent entity) being publicly traded and the grantee’s employment is terminated by the Company without “cause” or by the individual for “good reason” within the 12 months following the change in control, then all such RSUs and stock options will vest in full, and all performance conditions for PRSUs will be deemed satisfied at the target level. However, in the limited circumstances that the change in control results in none of the common stock of the Company (or any direct or indirect parent entity) being publicly traded following a change in control, then all outstanding awards will vest in full, and all performance conditions for PRSUs will be deemed satisfied at their target level upon the date of such change in control.

The Internal Revenue Code imposes an excise tax on the value of certain payments that are contingent upon a change in control, referred to as parachute payments, which exceed a safe harbor amount. The Company does not provide any executive with a gross-up for any excise tax that may be triggered. The employment agreement for Mr. Flannery provides that if the executive receives payments that would result in the imposition of the excise tax, such payments will be reduced to the safe harbor amount so that no excise tax is triggered if the net after-tax benefit to him is greater than the net after-tax benefit that he would receive if no reduction occurred.

The severance and change in control provisions of our NEOs’ employment agreements and other arrangements are described in detail in the sections “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Employment Agreements

We have entered into employment agreements with each of the NEOs: for Mr. Flannery, effective May 8, 2019; for Ms. Graziano, effective October 12, 2018; for Mr. Asplund, effective April 28, 2008, and amended April 3, 2013; for Mr. Pintoff, effective January 20, 2016, and amended April 23, 2021; and for Mr. Fenton, effective January 20, 2016.

The employment agreements generally provide that the NEOs are entitled to participate in the Company’s benefit plans and programs, to the extent the NEO is eligible under the terms thereof, and receive the benefits and perquisites generally provided by us to our executives, including family medical insurance (subject to applicable employee contributions). Upon a termination of employment (including, for Mr. Flannery, a termination following a change in control of the Company), the employment agreements provide for the benefits described above under “Termination and Change in Control Benefits,” and below under “Benefits upon Termination of Employment” and “Benefits upon a Change in Control.”

The employment agreements also generally provide that, during the period of employment, the NEO shall not engage in any activity that would conflict with the executive’s duties and cannot engage in any other employment. In addition, the employment agreements provide for indefinite confidentiality obligations as well as post-termination non-compete and non-solicit restrictions for two years for Messrs. Flannery and Asplund, and one-year for Ms. Graziano and Messrs. Pintoff and Fenton.

Indemnification Agreements

We have entered into indemnification agreements with each of the NEOs. These agreements provide, among other things, for us to indemnify and advance expenses to the NEOs against specified claims and liabilities that may arise in connection with each NEO’s services to the Company.

Other Benefits and Perquisites

Nonqualified Deferred Compensation Plan

The Company’s nonqualified deferred compensation plan, the Executive Nonqualified Excess Plan (“ENEP”), is an unfunded plan. The participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees, including the NEOs, to defer all or part of their base salary and annual incentive compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also provides for additional credits that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2021.

Retirement Benefits

The Company maintains a 401(k) plan for all nonunion employees, and certain union employees as outlined in their collective bargaining agreements, and provides an Employer Safe Harbor Matching Contribution based on an employee’s contribution election. The Employer Match is subject to certain limitations, including for 2021 an annual maximum of $3,000 for employees deemed to be highly compensated employees (including our NEOs).

Perquisites and Other Personal Benefits

We maintain various employee benefit programs, including health and medical benefits, for all of our employees, including our NEOs. In addition, all executives who are senior vice presidents or above, including the NEOs, are eligible to receive an annual wellness exam.

The Company does not have a formal perquisite policy, although the Committee periodically reviews perquisites for our NEOs. Rather, there are certain specific perquisites and benefits that the Company has agreed to provide to particular executives based on their specific situations. Among these are relocation costs, including temporary housing and living expenses, and use of Company vehicles. In order to make travel time more conducive to work-related activities, we may periodically provide our executives with business-class travel on commercial airlines when traveling for work-related matters.

Please see the “All Other Compensation” column of the “Summary Compensation Table” on page 63 of this Proxy Statement for more information.

Tax and Accounting Considerations

The Committee considers certain tax implications when designing the Company’s executive compensation programs, including the deductibility of compensation paid to our NEOs. Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid to certain executive officers in excess of $1 million during a year. The Committee believes that tax deductibility is only one of several relevant considerations in setting compensation, and that the tax deduction limitation should not be permitted to compromise the Committee's ability to structure its compensation to attract, retain and appropriately motivate executive officers, thus providing benefits to the Company and its stockholders that outweigh the potential benefit of the tax deduction. Accordingly, the Committee has discretion to approve and authorize compensation that is not deductible for federal income tax purposes.

Compensation and Risk Management

The Committee performs an annual risk assessment of our executive compensation programs. In 2021, the Committee considered both risk mitigators and risk aggravators—that is, elements of the executive compensation architecture that potentially mitigate excessive risk or encourage risk-taking, respectively. On balance, the Committee found that the sum total of the risk mitigators greatly outweighed the risk aggravators. The risk mitigators include: the opportunity for stockholders to cast advisory votes on executive compensation, stock ownership guidelines for executives, an independent compensation committee and compensation consultant, clawback provisions in employment and equity award agreements, a clearly defined pay philosophy, peer group and market positioning to support the Company’s business objectives, provisions enabling the use of negative discretion in certain payouts, and an effective balance of cash and equity compensation.

In performing its assessment, the Committee took into account senior management’s risk review of the Company’s human capital programs. Senior management reviews the Company’s human capital policies and practices (including compensation) to ensure that they appropriately balance short-term and long-term goals and risks and rewards. Specifically, the review includes the annual cash incentive program that covers all senior management and a broad employee population, and equity compensation. These plans are designed to focus senior management and employees on increasing stockholder value and enhancing financial results. Based on the Committee’s comprehensive review in 2021, we concluded that our compensation program does not encourage excessive risk-taking and is not reasonably likely to have a material adverse effect on the Company. We are confident that our program is aligned with the interests of our stockholders and rewards for performance.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K and discussed that analysis with management and with the Compensation Committee’s independent compensation consultant. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and in this Proxy Statement.

THE COMPENSATION COMMITTEE

Gracia C. Martore, Chair Marc A. Bruno Kim Harris Jones Terri L. Kelly

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the NEOs for the fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Matthew Flannery	2021	987,681	(6)	—	9,137,915	—	2,568,187	22,317	12,716,100
President and Chief	2020	925,167		330,747	4,881,735	—	377,052	11,505	6,526,206
Executive Officer	2019	817,050		—	2,800,890	—	848,816	11,505	4,478,261
Jessica Graziano	2021	588,613	(7)	—	2,320,639	—	1,059,590	12,532	3,981,374
Executive Vice President,	2020	537,293		126,936	1,276,093	—	144,707	3,000	2,088,029
Chief Financial Officer	2019	501,480		—	843,020	—	385,082	3,000	1,732,582
Dale Asplund	2021	659,347	(8)	—	2,772,421	—	1,319,017	13,245	4,764,030
Executive Vice President,	2020	607,093		179,489	1,641,239	—	171,291	3,000	2,602,112
Chief Operating Officer	2019	589,135		—	1,868,005	—	472,574	3,000	2,932,714
Craig Pintoff	2021	606,952	(9)	—	2,567,561	—	1,092,565	12,822	4,279,900
Executive Vice President,	2020	580,681		171,680	1,596,806	—	163,839	3,000	2,516,006
Chief Administrative Officer	2019	563,500		—	1,229,931	—	472,558	3,000	2,268,989
Jeffrey Fenton	2021	430,129	(10)	—	1,316,613	—	688,343	15,410	2,450,495
Senior Vice President,	2020	416,043		91,529	869,590	—	104,344	3,000	1,484,506
Business Development

(1)

In March 2021, the Committee determined, primarily due to the impact of COVID-19, which resulted in the original adjusted EBITDA targets becoming effectively unattainable, to use discretion to adjust the 2020 actual results for adjusted EBITDA from 0% to 50% for AICP purposes. As a result, the Committee approved an adjusted AICP funding amount of 53.5% of each NEO’s applicable bonus target, which was calculated by giving equal weight to the actual results for EPI (57.1%) and the adjusted results for adjusted EBITDA (50%). In addition, in March 2021, the Committee determined, primarily due to the impact of COVID-19, to use discretion to provide for an expanded range for AICP individual performance adjustments for 2020 of 80%-120% of the adjusted funded amount, instead of the typical range of 90%-110%. Amounts in this column represent: (i) for each NEO, the incremental increase in actual annual bonus payouts for 2020 attributed to the difference between funding based on adjusted results (53.5%) and funding based on actual results (28.5%); and (ii) for Messrs. Asplund and Pintoff, who were the only NEOs to receive individual performance adjustments above the top end of the typical range for individual performance adjustments, the difference between the adjustment they actually received based on Committee discretion (120%) and the top end of the typical range of adjustments (110%).

(2)

Except as otherwise noted, the amount in this column represents the grant date fair value of the stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), disregarding for this purpose the effect of estimated forfeitures.

(3)

Pursuant to FASB ASC Topic 718, the accounting grant date is the date the performance metrics are approved by the Compensation Committee and communicated to the employee. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the performance-based RSUs (“PRSUs”) subject to performance vesting in 2022 and 2023 have not been expensed and are therefore not included in the table above.

(4)

Amounts for each NEO include the aggregate grant date fair value of time-based RSUs and PRSUs.  The aggregate grant date fair value of PRSUs granted on March 8, 2021 as determined under applicable accounting rules, which represents the first tranche of the PRSUs awarded in 2021, the second tranche of the PRSUs awarded in 2020 and the third tranche of the PRSUs awarded in 2019, is computed in accordance with FASB ASC Topic 718, and represents the probable grant date fair values on the date of grant based on target performance. The grant date fair value of such awards for Mr. Flannery is $7,937,803 (representing 9,677 PRSUs awarded in 2019, 11,268 PRSUs awarded in 2020 and 5,287 awarded in 2021), for Ms. Graziano is $1,849,491 (representing 2,446 PRSUs awarded in 2019, 2,456 PRSUs awarded in 2020 and 1,210 PRSUs awarded in 2021), for Mr. Asplund is $2,172,365 (representing 2,823 PRSUs awarded in 2019, 2,814 PRSUs awarded in 2020 and 1,542 PRSUs awarded in 2021), for Mr. Pintoff is $2,051,325 (representing 2,728 PRSUs awarded in 2019, 2,725 PRSUs awarded in 2020 and 1,326 awarded in 2021), for Mr. Fenton is $1,076,348 (representing 1,506 PRSUs awarded in 2019, 1,434 PRSUs awarded in 2020 and 617 awarded in 2021).

Assumptions used to calculate these amounts are set forth in footnote 2 to “Grants of Plan-Based Awards in 2021” below and in “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2021.

(5)

This column includes the Company’s matching contributions to the Company’s 401(k) plan, which for 2021 was $3,000 for each NEO. In 2021, the Company also paid for the following: For Mr. Flannery, $8,505 for supplemental life insurance, $6,162 for individual disability insurance, and $4,650 for an executive health program; for Ms. Graziano, $4,882 for individual disability insurance and $4,650 for an executive health program; for Mr. Asplund, $5,595 for individual disability insurance and $4,650 for an executive health program; for Mr. Pintoff, $5,172 for individual disability insurance and $4,650 for an executive health program; and for Mr. Fenton, $7,760 for individual disability insurance and $4,650 for an executive health program.

(6)

Mr. Flannery’s annual base salary was $950,040 through March 31, 2021 and was raised during the first quarter of 2021 to $1,000,000 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2021.

(7)

Ms. Graziano’s annual base salary was $547,373 through March 31, 2021 and was raised during the first quarter of 2021 to $602,110 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2021.

(8)

Mr. Asplund’s annual base salary was $611,520 through March 31, 2021 and was raised during the first quarter of 2021 to $675,000 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2021. Mr. Asplund elected to defer $120,615 of his annual base salary under the ENEP (the Company’s Deferred Compensation Plan), as described below under “Nonqualified Deferred Compensation in 2021.”

(9)

Mr. Pintoff’s annual base salary was $584,917 through March 31, 2021 and was raised during the first quarter of 2021 to $614,163 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2021.

(10)

Mr. Fenton was not an NEO prior to 2020 so his compensation for 2019 is not disclosed above. Mr. Fenton's annual base salary was $419,078 through March 31, 2021 and was raised during the first quarter of 2021 to $433,746 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2021. Mr. Fenton elected to defer $242,681 of his annual base salary under the ENEP, as described below under “Nonqualified Deferred Compensation in 2021.”

Grants of Plan-Based Awards in 2021

The table below summarizes the equity and non-equity awards granted to the NEOs in 2021.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)(3)	Target ($)(3)	Maximum ($)(3)	Threshold (#)(4)	Target (#)(4)	Maximum (#)(4)
Matthew Flannery	3/8/2021	-	-	-	4,839	9,677	19,354	-	-	-	2,928,260
	3/8/2021	-	-	-	5,634	11,268	22,536	-	-	-	3,409,697
	3/8/2021	-	-	-	2,644	5,287	10,574	-	-	-	1,599,846
	3/8/2021	-	-	-	-	-	-	3,966	-	-	1,200,112
		642,993	1,283,985	2,824,768	-	-	-				-
Jessica Graziano	3/8/2021	-	-	-	1,223	2,446	4,892	-	-	-	740,160
	3/8/2021	-	-	-	1,228	2,456	4,912	-	-	-	743,186
	3/8/2021	-	-	-	605	1,210	2,420	-	-	-	366,146
	3/8/2021	-	-	-	-	-	-	1,557	-	-	471,148
		264,876	529,752	1,165,454	-	-	-	-	-	-	-
Dale Asplund	3/8/2021	-	-	-	1,412	2,823	5,646	-	-	-	854,240
	3/8/2021	-	-	-	1,407	2,814	5,628	-	-	-	851,516
	3/8/2021	-	-	-	771	1,542	3,084	-	-	-	466,609
	3/8/2021	-	-	-	-	-	-	1,983	-	-	600,056
		329,674	659,347	1,450,565	-	-	-	-	-	-	-
Craig Pintoff	3/8/2021	-	-	-	1,364	2,728	5,456	-	-	-	825,493
	3/8/2021	-	-	-	1,363	2,725	5,450	-	-	-	824,585
	3/8/2021	-	-	-	663	1,326	2,652	-	-	-	401,248
	3/8/2021	-	-	-	-	-	-	1,706	-	-	516,236
		273,128	546,256	1,201,764	-	-	-	-	-	-	-
Jeffrey Fenton	3/8/2021	-	-	-	753	1,506	3,012	-	-	-	455,716
	3/8/2021	-	-	-	717	1,434	2,868	-	-	-	433,928
	3/8/2021	-	-	-	309	617	1,234	-	-	-	186,704
	3/8/2021	-	-	-	-	-	-	794	-	-	240,264
		172,052	344,103	757,027	-	-	-	-	-	-	-

(1)	The amounts in this column represent the number of time-based RSUs awarded to each of the NEOs in 2021.
(2)

The amounts in this column represent the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For stock awards, the grant date fair value is the fair market value of the Company’s common stock on the grant date multiplied by the number of shares subject to the grant. For a discussion of the assumptions involved in the Company’s valuations, please see “Notes to Consolidated Financial Statements-2. Summary of Significant Accounting Policies-Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2021.

(3)

Represents the threshold, target and maximum, as applicable, annual incentive amounts payable under the 2021 AICP.  Such amounts for each NEO take into account base salaries for the year on a prorated basis, considering the effective date of any changes during the year.

(4)

Represents the threshold, target and maximum, as applicable, number of awards for the third tranche of PRSUs awarded in 2019, the second tranche of PRSUs awarded in 2020 and the first tranche of the PRSUs awarded in 2021 that have been accounted for pursuant to FASB ASC Topic 718. With regard to the PRSUs awarded in 2019, the target number of units granted on March 11, 2019, without regard to grant date (as determined under applicable accounting rules), was 9,677 for Mr. Flannery, 2,446 for Ms. Graziano, 2,823 for Mr. Asplund, 2,728 for Mr. Pintoff, and 1,506 for Mr. Fenton. With regard to the PRSUs awarded in 2020, the target number of units granted on March 4, 2020, without regard to grant date (as determined under applicable accounting rules), was 11,268 for Mr. Flannery, 2,456 for Ms. Graziano, 2,814 for Mr. Asplund, 2,725 for Mr. Pintoff, and 1,434 for Mr. Fenton. With regard to the PRSUs awarded in 2021, the target number of units granted on March 8, 2021, without regard to grant date (as determined under applicable accounting rules), was 5,287 for Mr. Flannery, 1,210 for Ms. Graziano, 1,542 for Mr. Asplund, 1,326 for Mr. Pintoff, and 617 for Mr. Fenton. As described under “—Compensation Discussion and Analysis—The 2021 Executive Compensation Program in Detail—Long Term Incentive Plan (“LTIP”) (Equity Compensation)” above, the number of units that will vest will vary from 0% to 200% of target based on achievement of annual performance metrics. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the units subject to performance vesting in 2022 and 2023 have not been expensed and are therefore not included in the table above.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised and unvested stock options and unvested RSUs for each NEO as of December 31, 2021. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Matthew Flannery	—	—	—	—	64,483	(4)	21,427,056	21,844	7,258,543
Jessica Graziano	—	—	—	—	16,934	(5)	5,626,999	4,878	1,620,911
Dale Asplund	—	—	—	—	23,694	(6)	7,873,279	5,900	1,960,511
Craig Pintoff	—	—	—	—	18,768	(7)	6,236,419	5,378	1,787,056
Jeffrey Fenton	—	—	—	—	9,782	(8)	3,250,461	2,668	886,550

(1)

Amounts in these columns include (i) time-based RSUs and (ii) PRSUs, shown at the actual payout levels, that were earned and vested in January 2022 based on the actual performance levels achieved for 2021. As described under “—Compensation Discussion and Analysis—The 2021 Executive Compensation Program in Detail—A Closer Look at Performance-Based RSUs (“PRSUs”)”, the Committee determined that 200% of the target PRSUs were earned for the performance cycle; namely, the first tranche of 2021 awards, the second tranche of 2020 awards and the third tranche of 2019 awards.

(2)	Amounts in these columns reflect a closing price per share of the Company’s common stock on the NYSE of $332.29 on December 31, 2021 (the last day of the fiscal year).
(3)

Amounts in these columns represent PRSUs for which the applicable performance metrics had not been established as of December 31, 2021. In accordance with applicable accounting and SEC rules, these amounts do not appear in the Summary Compensation Table or Grants of Plan-Based Awards Table. Amounts are shown at target levels; actual amounts earned, if any, will be based on achievement of performance metrics for 2022 or 2023 (once established), as applicable. For Mr. Flannery, represents (i) 11,268 PRSUs representing target potential payout remaining from awards on March 4, 2020 and (ii) 10,576 PRSUs representing target potential payout remaining from awards on March 8, 2021; for Ms. Graziano, represents (i) 2,456 PRSUs representing target potential payout remaining from awards on March 4, 2020 and (ii) 2,422 PRSUs representing target potential payout remaining from awards on March 8, 2021; for Mr. Asplund, represents (i) 2,815 PRSUs representing target potential payout remaining from awards on March 4, 2020 and (ii) 3,085 representing target potential payout remaining from awards on March 8, 2021; for Mr. Pintoff, represents (i) 2,725 PRSUs representing target potential payout remaining from awards on March 4, 2020, and (ii) 2,653 PRSUs representing target potential payout remaining from awards on March 8, 2021; and for Mr. Fenton, represents (i) 1,434 PRSUs representing target potential payout remaining from awards on March 4, 2020 and (ii) 1,234 PRSUs representing target potential payout remaining from awards on March 8, 2021.

(4)

Represents (i) 3,966 unvested time-based RSUs from a grant on March 8, 2021, 1,322 of which vested on March 8, 2022 and the remainder of which will vest ratably on March 8, 2023 and 2024 subject to continued employment; (ii) 5,634 unvested time-based RSUs from a grant on March 4, 2020, 2,817 of which vested on March 4, 2022 and the remainder of which will vest on March 4, 2023 subject to continued employment; (iii) 2,419 unvested time-based RSUs from a grant on March 11, 2019, all of which vested on March 11, 2022; (iv) 19,354 unvested PRSUs from an award on March 8, 2021, which vested on January 26, 2022 based upon attainment of performance conditions related to 2021; (v) 10,574 unvested PRSUs from an award on March 4, 2020, which vested on January 26, 2022 based upon attainment of performance conditions related to 2021; and (vi) 22,536 unvested PRSUs from an award on March 11, 2019, which vested on January 26, 2022 based upon attainment of performance conditions related to 2021.

(5)

Represents (i) 1,557 unvested time-based RSUs from a grant on March 8, 2021, 519 of which vested on March 8, 2022 and the remainder of which will vest ratably on March 8, 2023 and 2024 subject to continued employment; (ii) 2,105 unvested time-based RSUs from a grant on March 4, 2020, 1,052 of which vested on March 4, 2022 and the remainder of which will vest on March 4, 2023 subject to continued employment; (iii) 1,048 unvested time-based RSUs from a grant on March 11, 2019, all of which vested on March 11, 2022; (iv) 2,420 unvested PRSUs from an award on March 8, 2021, which vested on January 26, 2022 based upon attainment of performance conditions related to 2021; (v) 4,912 unvested PRSUs from an award on March 4, 2020, which vested on January 26, 2022 based upon attainment of performance conditions related to 2021; and (vi) 4,892 unvested PRSUs from an award on March 11, 2019, which vested on January 26, 2022 based upon attainment of performance conditions related to 2021.

(6)

Represents (i) 1,983 unvested time-based RSUs from a grant on March 8, 2021, 661 of which vested on March 8, 2022 and the remainder of which will vest ratably on March 8, 2023 and 2024 subject to continued employment; (ii) 2,412 unvested time-based RSUs from a grant on March 4, 2020, 1,206 of which vested on March 4, 2022 and the remainder of which will vest on March 4, 2023 subject to continued employment; (iii) 1,209 unvested time-based RSUs from a grant on March 11, 2019, all of which vested on March 11, 2022; (iv) 3,732 unvested time-based RSUs from a grant on May 8, 2019, all of which will vest on May 8, 2022, subject to continued employment; (v) 3,084 unvested PRSUs from an award on March 8, 2021, which vested on January 26, 2022 based upon attainment of performance conditions related to 2021; (vi) 5,628 unvested PRSUs from an award on March 4, 2020, which vested on January 26, 2022 based upon attainment of performance conditions related to 2021; and (vii) 5,646 unvested PRSUs from an award on March 11, 2019, which vested on January 26, 2022 based upon attainment of performance conditions related to 2021.

(7)

Represents (i) 1,706 unvested time-based RSUs from a grant on March 8, 2021, 569 of which vested on March 8, 2022 and the remainder of which will vest ratably on March 8, 2023 and 2024 subject to continued employment; (ii) 2,335 unvested time-based RSUs from a grant on March 4, 2020, 1,167 of which vested on March 4, 2022 and the remainder of which will vest on March 4, 2023 subject to continued employment; (iii) 1,169 unvested time-based RSUs from a grant on March 11, 2019, all of which vested on March 11, 2022;  (iv) 2,652 unvested PRSUs from an award on March 8, 2021, which vested on January 26, 2022 based upon attainment of performance conditions related to 2021; (v) 5,450 unvested PRSUs from an award on March 4, 2020, which vested on January 26, 2022 based upon attainment of performance conditions related to 2021; and (vi) 5,456 unvested PRSUs from an award on March 11, 2019, which vested on January 26, 2022 based upon attainment of performance conditions related to 2021.

(8)

Represents (i)  794 unvested time-based RSUs from a grant on March 8, 2021, 264 of which vested on March 8, 2022 and the remainder of which will vest ratably on March 8, 2023 and 2024 subject to continued employment; (ii) 1,229 unvested time-based RSUs from a grant on March 4, 2020, 614 of which vested on March 4, 2022 and the remainder of which will vest on March 4, 2023 subject to continued employment; (iii) 645 unvested time-based RSUs from a grant on March 11, 2019, all of which vested on March 11, 2022;  (iv) 1,234 unvested PRSUs from an award on March 8, 2021, which vested on January 26, 2022 based upon attainment of performance conditions related to 2021; (v) 2,868 unvested PRSUs from an award on March 4, 2020, which vested on January 26, 2022 based upon attainment of performance conditions related to 2021; and (vi) 3,012 unvested PRSUs from an award on March 11, 2019, which vested on January 26, 2022 based upon attainment of performance conditions related to 2021.

Option Exercises and Stock Vested in 2021

The table below summarizes, for each NEO, the number of shares acquired upon the exercise of stock options (with the value realized based on the difference between the closing price per share on the NYSE of our common stock and the exercise price on the date of exercise) and the vesting of stock awards in 2021 (with the value realized based on the closing price per share on the NYSE of our common stock on the date of vesting).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew Flannery	—	—	21,189	5,488,501
Jessica Graziano	—	—	7,094	1,982,260
Dale Asplund	—	—	7,788	2,069,393
Craig Pintoff	—	—	7,724	2,057,210
Jeffrey Fenton	—	—	4,022	1,062,777

Pension Benefits

The Company does not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation in 2021

The ENEP is an unfunded plan and the participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees and independent contractors of the Company to defer all or part of their base salary, service-based bonus and performance-based compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also allows for additional contributions that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2021. Participants must elect to begin receiving distributions on a date at least two years following the end of the year of contribution and may receive payment of his or her vested account balance either in a single lump sum or in a series of annual installments over a period not to exceed five years. The entire vested account balance is paid out in a lump sum once a participant separates from service with the Company, unless the participant is 65 or older, in which case the participant may elect that the balance be paid out as a series of annual installments over a period not to exceed 10 years. The deferrals reflected in the following table were made under the ENEP.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ (Distributions) ($)	Aggregate Balance at Last Fiscal Year End ($)
Matthew Flannery	—	—	—	—
Jessica Graziano	—	—	—	—
Dale Asplund	120,615	135,051	—	1,674,501	(3)
Craig Pintoff	—	—	—	—
Jeffrey Fenton	242,681	342,050	—	2,920,157	(4)

(1)	This amount is included in the “salary” column in the Summary Compensation Table for 2021.
(2)	The amount of earnings reported in this column is not included in the Summary Compensation Table for 2021 because no such earnings would be considered above-market or preferential earnings.
(3)

This amount represents Mr. Asplund’s balance under the ENEP at the end of 2021. For Mr. Asplund, $797,138 of this amount was previously disclosed in the “salary” column of the Summary Compensation Table for years prior to 2021.

(4)

This amount represents Mr. Fenton's balance under the ENEP at the end of 2021. For Mr. Fenton, $313,482 of this amount was previously disclosed in the “salary” column of the 2020 Summary Compensation Table. Mr. Fenton became an NEO in 2020; accordingly, none of this amount was disclosed in the “salary” column of any Summary Compensation Table prior to 2020.

Benefits upon Termination of Employment

We summarize below the benefits in effect as of December 31, 2021, which the current NEOs would receive upon a termination of employment.

If the employment of any of the current NEOs is terminated by us without “cause” or by the executive for “good reason” (each, a “qualifying termination”), the NEOs would be entitled to the following benefits, subject in each case to the execution of a release of claims in favor of the Company:

●	Cash severance:
o	Mr. Flannery would receive a severance payment which economically represents 200% of his annual base salary and target incentive opportunity paid over a two-year period.
o	Ms. Graziano would receive a severance payment which economically represents 100% of her annual base salary and target incentive opportunity paid over a one-year period.
o	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.
o	Mr. Pintoff would receive a severance payment which economically represents 100% of his annual base salary and target incentive opportunity paid over a one-year period.
o	Mr. Fenton would receive a severance payment which economically represents 100% of his annual base salary and target incentive opportunity paid over a one-year period.
o	In each case, target incentive opportunity is measured based on the base salary at the time of termination.
●	Any unvested PRSUs, RSUs and options granted to all of the NEOs would be canceled and forfeited.
●

Mr. Flannery would receive COBRA continuation coverage for up to 18 months at no cost. Each of Ms. Graziano and Messrs. Asplund, Pintoff and Fenton would receive COBRA continuation coverage for up to one year at no cost.

If the employment of any of the NEOs is terminated due to death or disability, the executive (or his spouse or estate) would be entitled to the following benefits:

●	All outstanding time-based RSU awards would vest.
●

For PRSU awards: (1) upon an awardee’s death, all units that could have been earned for the performance period in which the death occurs will vest based on target performance, and (2) upon an awardee’s permanent disability, all units that could have been earned for the performance period in which the disability occurs will vest based on actual performance (assumed to be target for purposes of the table below).

●

Mr. Flannery would receive COBRA continuation coverage for up to 18 months at no cost. Each of Ms. Graziano and Messrs. Asplund, Pintoff and Fenton would receive COBRA continuation coverage for up to one year at no cost.

Each of the current NEOs is subject to non-competition and non-solicitation restrictions for a period of time following the termination of their employment of two years in the case of Messrs. Flannery and Asplund, and one year in the case of Ms. Graziano and Messrs. Pintoff and Fenton. The employment agreements also provide for indefinite non-disparagement (other than Messrs. Pintoff and Fenton) and confidentiality obligations.

The table below summarizes the compensation that the current NEOs would have received had they been terminated as of December 31, 2021.

	Termination by the Company Without Cause or by the Executive for Good Reason			Death or Disability
Executive	Cash severance ($)(1)	COBRA payments ($)(2)	Total ($)	COBRA payments ($)(2)	Accelerated vesting of RSUs and PRSUs ($)(3)	Total ($)
Matthew Flannery	4,600,000	35,170	4,635,170	35,170	12,710,425	12,745,595
Jessica Graziano	1,144,009	23,731	1,167,740	23,731	3,762,187	3,785,918
Dale Asplund	675,000	17,771	692,771	17,771	5,487,769	5,505,540
Craig Pintoff	1,166,910	23,447	1,190,357	23,447	3,817,680	3,841,127
Jeffrey Fenton	780,743	17,771	798,514	17,771	2,068,505	2,086,276

(1)	Severance would be paid in substantially equal installments over two years for Mr. Flannery and over one year for Ms. Graziano and Messrs. Asplund, Pintoff and Fenton.
(2)

Represents the cost of COBRA continuation coverage for 18 months for Mr. Flannery, and for one year for Ms. Graziano and Messrs. Asplund, Pintoff and Fenton. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA coverage in the event of a termination due to death or disability, however, the Company would intend to do so.

(3)	Amounts in this column reflect a closing price per share of the Company’s common stock on the NYSE of $332.29 on December 31, 2021 (the last day of the fiscal year).

For each of the NEOs, “cause” generally includes, among other things, and subject to compliance with specified procedures: his or her willful misappropriation or destruction of our property; his or her conviction of a felony or other crime that materially impairs his or her ability to perform his duties or that causes material harm to us; his or her engagement in willful conduct that constitutes a breach of fiduciary duty to us and results in material harm to us; or his or her material failure to perform his or her duties; and “good reason” includes, among other things: demotion from the position set forth in the executive’s employment agreement; a decrease in compensation provided for under such agreement; a material diminution of the executive’s duties and responsibilities; or required relocation to another facility that is more than 50 miles from Stamford, Connecticut.

The definitions summarized above vary in some respects among the NEOs’ agreements and are described in greater detail in such agreements, which have previously been filed as exhibits to our periodic reports with the SEC.

Benefits upon a Change in Control

We summarize below the benefits in effect as of December 31, 2021 that the current NEOs would receive upon a change in control.

If we terminate Mr. Flannery’s employment without “cause” or he resigns for “good reason” within 12 months following a “change in control” (each as defined in Mr. Flannery’s employment agreement) of the Company, Mr. Flannery would receive the following benefits:

●

an amount equal to 2.99 times the sum of his annual base salary and his target incentive opportunity under the AICP paid over a two-year period, subject to reduction to the amount that would not trigger any excise tax on “parachute payments” if the reduction would result in a higher after-tax payment; and

●	COBRA continuation coverage for up to 18 months at no cost to Mr. Flannery.

If we terminate the employment of any of the current NEOs other than Mr. Flannery without “cause” or the NEO resigns for “good reason”, regardless of whether a change in control has occurred, the NEO would receive the following benefits:

●	Ms. Graziano would receive a severance payment which economically represents 100% of her annual base salary and target incentive opportunity paid over a one-year period.
●	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.
●	Mr. Pintoff would receive a severance payment which economically represents 100% of his annual base salary and target incentive opportunity paid over a one-year period.
●	Mr. Fenton would receive a severance payment which economically represents 100% of his annual base salary and target incentive opportunity paid over a one-year period.
●	In each case, target incentive opportunity is measured based on the base salary at the time of termination.
●	Each of Ms. Graziano and Messrs. Asplund, Pintoff and Fenton would receive COBRA continuation coverage for up to one year at no cost.

Pursuant to the applicable award agreements, all of the outstanding equity awards granted to our current NEOs would become fully vested (with the performance levels under outstanding PRSUs deemed met at target level as of the date of such change in control):

●	if the change in control results in the Company ceasing to be publicly traded; or
●	if the executive is terminated by the Company without “cause” or by the executive for “good reason” within 12 months following any other type of change in control.

The table below summarizes the compensation that the current NEOs would have received in the event of a change in control of the Company as of December 31, 2021. Because the calculations in the table are based upon SEC disclosure rules and made as of a specific date, there can be no assurance that an actual change in control, if one were to occur, would result in the same or similar compensation being paid.

	Termination by the Company Without Cause or by the Executive for Good Reason within 12 months of a Change in Control					Change in Control that Results in the Company Ceasing to be Publicly Traded
Executive	Accelerated vesting of RSUs and PRSUs ($)(1)	Cash severance ($)(2)	COBRA payments ($)(3)	Total ($)		Accelerated vesting of RSUs and PRSUs ($)(1)	Total ($)
Matthew Flannery	28,685,599	6,877,000	35,170	35,597,769	(4)	28,685,599	28,685,599
Jessica Graziano	7,247,909	1,144,009	23,731	8,415,649		7,247,909	7,247,909
Dale Asplund	9,833,790	675,000	17,771	10,526,561		9,833,790	9,833,790
Craig Pintoff	8,023,474	1,166,910	23,447	9,213,831		8,023,474	8,023,474
Jeffrey Fenton	4,137,011	780,743	17,771	4,935,525		4,137,011	4,137,011

(1)	Amounts in this column reflect a closing price per share of the Company’s common stock on the NYSE of $332.29 on December 31, 2021 (the last day of the fiscal year).
(2)	Severance would be paid in substantially equal installments over two years for Mr. Flannery and over one year for Ms. Graziano and Messrs. Asplund, Pintoff and Fenton.
(3)	Represents the cost of COBRA continuation coverage for 18 months for Mr. Flannery and for one year for Ms. Graziano and Messrs. Asplund, Pintoff and Fenton.
(4)

In the scenario illustrated in this table, the total amount payable to Mr. Flannery would have been paid, including any amounts constituting “parachute payments” under Section 280G of the Internal Revenue Code. Under the terms of the employment agreements of Mr. Flannery, any payments constituting “parachute payments” under Section 280G of the Internal Revenue Code would be reduced if such reduction would result in a higher net after-tax payment to Mr. Flannery, and based on the assumptions described above, full payment (without reduction) would result in a higher net after-tax payment to Mr. Flannery.

For purposes of the NEOs’ grants, a “change in control” generally includes a person or entity acquiring more than 50% of the total voting power of the Company’s outstanding voting securities, as well as any merger, sale or disposition by the Company of all or substantially all of its assets, or business combination involving the Company (other than a merger or business combination that leaves the voting securities of the Company outstanding immediately prior thereto continuing to represent—either by remaining outstanding or by being converted into voting securities of the surviving entity—more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination).

CEO PAY RATIO

Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Flannery and the ratio of those two values for 2021:

●	The annual total compensation of the employee identified as the median paid employee of United Rentals (other than our CEO) was $83,417;
●	The annualized total compensation of our current CEO, Mr. Flannery, was $12,716,100; and
●	The ratio of the annual total compensation of Mr. Flannery to the median annual total compensation of all our employees was approximately 152:1.

In 2021, we do not believe that there were significant changes in our employee population or compensation arrangements that would significantly impact the pay ratio disclosure. Therefore, as allowed by the applicable SEC rules, we used our 2019 median employee for purposes of the pay ratio disclosure noted above.

In determining the median employee for 2019, we used our employee population as of December 31, 2019 and, in accordance with SEC rules, excluded (i) the CEO, (ii) employees from acquisitions during the year(1) and (iii) employees from certain non-U.S. countries representing in aggregate less than 5% of our employee base(2), to arrive at the median employee consideration pool. We then measured compensation for this population based on taxable earnings for the period January 1, 2019—December 31, 2019 (as reported in each employee’s Form W-2 or Canadian T4 Statement of Remuneration Paid, as applicable). For Canadian employees, we converted the amounts reported in the T4 Statement of Remuneration Paid to U.S. dollars using the exchange rate published by the Bank of Canada at the close of business on December 31, 2019. We also annualized taxable earnings for those permanent full-time and part-time employees who were not employed for the full January 1, 2019—December 31, 2019 period. Using this methodology for 2019, we determined that the “median employee” was a full-time, hourly employee located in the U.S.

We calculated 2021 annual total compensation for both our median employee and Mr. Flannery using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

(1)	We excluded 244 employees from the following acquisitions that occurred in 2019: Newton Supply, TBC Safety, Thompson Pump, and Tom’s Sewer Service.
(2)

These countries and their headcounts as of December 31, 2019 were: France (58), Germany (58), the Netherlands (52), and the United Kingdom (32) for a total of 200 employees. As of December 31, 2019, using the methodology required by SEC rules and excluding the CEO, United Rentals had 16,962 employees in the U.S., Puerto Rico and the U.S. Virgin Islands,1,965 Canadian employees and 200 employees in other countries, for a total of 19,127 employees globally factored into the population before the country and acquisition exclusions listed above.

DIRECTOR COMPENSATION

Director Fees

Directors who are executive officers of the Company are not paid additional compensation for serving as directors. Effective July 1, 2021, changes were made to compensation for non-management directors. Included below is a summary of compensation paid through June 30, 2021 and a summary of compensation paid from July 1 through the end of 2021.

For the period from January 1, 2021 through June 30, 2021, the Company’s non-management directors (other than its non-executive Chair) received the following compensation on a pro-rata basis (as applicable):

●

annual retainer fees of (i) $80,000 for serving as director, (ii) $50,000 for serving as Lead Independent Director, (ii) $30,000 for serving as Chair of the Audit Committee, (iii) $25,000 for serving as Chair of the Compensation Committee, (iv) $20,000 for serving as Chair of the N&CG Committee, and (v) $20,000 for serving as Chair of the Strategy Committee;

●

annual retainer fees of (i) $15,000 for serving as a member of the Audit Committee, (ii) $12,500 for serving as a member of the Compensation Committee, (iii) $10,000 for serving as a member of the N&CG Committee, and (iv) $10,000 for serving as a member of the Strategy Committee; and

From July 1, 2021 through December 31, 2021, the Company’s non-management directors (other than its non-executive Chair) received the following compensation on a pro-rata basis (as applicable):

●

annual retainer fees of (i) $120,000 for serving as director, (ii) $40,000 for serving as Lead Independent Director, (ii) $25,000 for serving as Chair of the Audit Committee, (iii) $20,000 for serving as Chair of the Compensation Committee, (iv) $15,000 for serving as Chair of the N&CG Committee, and (v) $15,000 for serving as Chair of the Strategy Committee.

During 2021, the Company’s non-management directors (other than its non-executive Chair) received an annual equity grant of $150,050 in fully vested RSUs, generally to be settled after three years (subject to acceleration and further deferral in certain circumstances)

During 2021, Michael Kneeland received total annual compensation of $500,000 for his service as non-executive Chair. Such compensation is in lieu of any other pay (e.g. annual retainer fees and meeting attendance fees). The compensation was paid in cash, quarterly in arrears. In connection with Mr. Kneeland’s retirement from his role as CEO on May 8, 2019, Mr. Kneeland’s outstanding RSUs granted on March 11, 2019 continued to vest based on his service as a non-employee director of the Company, with the final amount of RSUs vesting on March 11, 2022. Additionally, Mr. Kneeland’s outstanding PRSU awards continued to vest based on actual performance for the full performance period, with the final tranche vesting in January 2022.

The Board believes stock ownership guidelines are a key vehicle for aligning the interests of non-management directors and the Company’s stockholders. In October 2018, the Board amended its previously adopted stock ownership guidelines to provide that non-management directors hold a target dollar value of $600,000 in the Company’s common stock. Current directors have five years (from October 2018) to achieve the revised ownership threshold, and any new directors have five years from joining the Board to achieve the revised ownership threshold. Until the revised guidelines become effective, non-management directors are required to comply with the prior guidelines, which state that within four years after joining the Board, each non-management director is required to hold five times the annual cash retainer in the Company’s common stock. The following shares count towards meeting these ownership guidelines: shares that are directly owned by the non-management director; shares that are beneficially owned by the non-management director, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the non-management director’s deferred compensation account that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options.

Each of the non-management directors was in compliance with the stock ownership guidelines when their holdings were measured as of December 31, 2021.

Directors are subject to the Company’s anti-pledging and anti-hedging policy, which is described above under “Executive Compensation—Compensation Discussion and Analysis—Anti-Hedging Policy; Anti-Pledging Policy.”

The Company also maintains a medical benefits program, comparable to that offered to its employees, in which its directors are eligible to participate at their own cost.

The Company provides directors with transportation and accommodations in connection with their travel to and from Board, committee and stockholder meetings and other travel related to their functions and duties as directors. Such transportation may include business class travel on commercial airlines.

The Company believes its compensation arrangements for non-management directors are comparable to the compensation levels for non-management directors at the majority of its peer companies and Pearl Meyer has advised us that our non-management director arrangements are reasonable compared to our peers.

Deferred Compensation Plan for Directors

The Company maintains the United Rentals, Inc. Deferred Compensation Plan for Directors, under which its non-management directors may elect to defer receipt of the fees that would otherwise be payable to them. Deferred fees are credited to a book-keeping account and are deemed invested, at the director’s option, in either a money market fund or shares of the Company’s common stock. If the director elects to defer fees, his or her account is credited with either shares in the money market fund or RSUs equal to the deferred amount, and the account is fully vested at all times. In addition, non-management directors have the ability to elect to further defer the settlement of their vested RSUs for at least five years beyond the originally scheduled settlement date in a manner consistent with Section 409A of the Internal Revenue Code and the applicable regulations. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the outstanding RSUs held by the Company’s non-management directors.

Director Compensation for Fiscal Year 2021

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2021.

Name(1)	Fees Earned or Paid in Cash in 2021 ($)		Stock Awards(2)(3) ($)	Total ($)
José B. Alvarez	122,602		150,050	272,652
Marc A. Bruno	111,321	(4)	150,050	261,371
Larry D. De Shon	47,013	(5)	112,738	159,751
Bobby J. Griffin	150,082	(6)	150,050	300,132
Kim Harris Jones	114,897		150,050	264,947
Terri L. Kelly	126,938		150,050	276,988
Michael J. Kneeland	500,000		—	500,000
Gracia C. Martore	135,041		150,050	285,091
Filippo Passerini	114,424		150,050	264,474
Donald C. Roof	127,883	(7)	150,050	277,933
Shiv Singh	117,520		150,050	267,570

(1)

As of December 31, 2021, each of the following directors had the respective number of fully vested shares of the Company’s stock outstanding and the respective number of outstanding RSUs as follows: Mr. Alvarez had 7,514 shares of common stock and 3,814 RSUs; Mr. Bruno had 4,836 RSUs; Mr. Griffin had 42,059 RSUs (including RSUs from deferral of cash compensation); Ms. Harris Jones had 3,489 RSUs; Ms. Kelly had 5,818 RSUs (including RSUs from deferral of cash compensation); Mr. Kneeland had 80,515 shares of common stock, 3,360 RSUs and 13,440 PRSUs (based on target performance); Ms. Martore had 7,019 RSUs (including RSUs from deferral of cash compensation); Mr. Passerini had 6,738 shares of common stock and 3,814 RSUs; and Mr. Singh had 2,478 shares of common stock and 3,814 RSUs. Mr. De Shon had no fully vested shares of the Company’s stock outstanding as of December 31, 2021. Mr. Roof was not a director as of December 31, 2021.

(2)

The amounts in this column represent the grant date fair value of RSU awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2021. The valuation methodology is based on the fair market value of the Company’s common stock on the grant date. For all directors except Mr. De Shon, fair market value for the RSU awards is based on the closing price per share of the Company’s common stock of $342.58 on May 6, 2021, the grant date. For Mr. De Shon, fair market value is based on the closing price per share of the Company’s common stock of $351.21 on August 16, 2021, the grant date, which is the date Mr. De Shon joined the Board. The grant date fair value of the RSUs awarded to Mr. De Shon is prorated based on the date he joined the Board.

(3)

Each then current non-management director received an award of 438 RSUs on May 6, 2021, except for Mr. Kneeland, who did not receive a stock award for serving as non-executive Chair (although, as described in more detail above, Mr. Kneeland has outstanding awards of RSUs and PRSUs that have continued to vest). Mr. De Shon was not a director on May 6, 2021, and was awarded 321 RSUs on August 16, 2021, which is the date he joined the Board. For purposes of determining the number of RSUs to grant to directors on May 6, 2021, the closing price per share of the Company’s common stock of $342.58 was used. For purposes of determining the number of RSUs to grant to Mr. De Shon on August 16, 2021, the closing price per share of the Company’s common stock of $351.21 was used. Because we do not grant fractional RSUs, the number of RSUs granted is rounded up to the nearest whole share of common stock and, accordingly, the actual value of the RSU component of director compensation may vary slightly from year to year. All RSUs granted to non-management directors in 2021 were fully vested as of the date of grant but are not settled until the earlier of (i) May 6, 2024 (or August 16, 2024, in the case of Mr. De Shon), (ii) the fifth business day following the director’s termination of service for any reason and (iii) the date of a change in control of the Company (subject to further deferral in certain circumstances).

(4)

Represents cash compensation earned in 2021, 100% of which was deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. Because of the 100% deferral, none of the compensation was paid in cash.

(5)	Mr. De Shon became a director in August 2021. The fees earned by Mr. De Shon in 2021 are prorated based on the date he became a director.
(6)

Represents cash compensation earned in 2021, 50% of which was deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. $75,041 was paid in cash.

(7)

Mr. Roof resigned from the Board on December 16, 2021. During 2021, Mr. Roof received total compensation of $277,933 which included: (i) $127,883 which represented the prorated portion of his annual retainer and committee fees based on his leaving the Board on December 16, 2021, paid in cash, quarterly in arrears, and (ii) $150,050 in fully vested RSUs, generally to be settled after three years (subject to acceleration and further deferral in certain circumstances).

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Company’s executive compensation plans in effect as of December 31, 2021:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	618,942(1)	$80.47(1)	1,729,078(2)

(1)

Consists of awards issued under the 2019 Long Term Incentive Plan and the Second Amended and Restated 2010 Long Term Incentive Plan. This amount includes 613,831 restricted stock units and 5,111 options. The weighted-average exercise price information in column (b) does not include the restricted stock units.

(2)

Consists of shares available under the 2019 Long Term Incentive Plan, which are available for future awards of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and performance awards as determined by the Committee in its discretion. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares. The number of shares available may increase or decrease depending on actual performance and the number of performance-based RSUs earned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of the Company’s knowledge and belief, certain information regarding the beneficial ownership of the Company’s common stock by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, (ii) each director and named executive officer of the Company, and (iii) all of the Company’s current directors and executive officers as a group.

Security Ownership of Certain Beneficial Owners

The following sets forth certain information concerning each person or entity known to the Company who may be considered a beneficial owner of more than 5% of the Company’s outstanding common stock as of March 9, 2022.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	5,391,556	(1)	7.4%	(1)
State Street Corporation	3,769,447	(2)	5.21%	(2)
The Vanguard Group	7,992,397	(3)	11.04%	(3)

(1)

Derived from a Schedule 13G/A filed with the SEC on February 3, 2022 by BlackRock, Inc. with respect to holdings as of December 31, 2021. According to the Schedule 13G/A, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. BlackRock, Inc. is the beneficial owner of 5,391,556 shares, of which it has sole power to vote or direct the vote of 4,653,189 shares and the sole power to dispose or to direct the disposition of 5,391,556 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.

(2)

Derived from a Schedule 13G filed with the SEC on February 14, 2022, by State Street Corporation with respect to holdings as of December 31, 2021. According to the Schedule 13G, State Street Corporation is a parent holding company or a control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. State Street Corporation is the beneficial owner of 3,769,447 shares, of which it has shared power to vote or direct the vote of 3,350,505 shares and shared power to dispose or to direct the disposition of 3,755,439 shares. State Street Corporation’s address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(3)

Derived from a Schedule 13G/A filed with the SEC on February 10, 2022, by The Vanguard Group with respect to holdings as of December 31, 2021. According to the Schedule 13G/A, The Vanguard Group is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. The Vanguard Group is the beneficial owner of 7,992,397 shares, of which it has shared power to vote or direct the vote of 114,221 shares, sole power to dispose or to direct the disposition of 7,706,785 shares, and shared power to dispose or to direct the disposition of 285,612 shares. The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Security Ownership by Management

Direct and indirect ownership of common stock by each of the directors, each of the named executive officers and by all current executive officers and directors as a group is set forth in the following table as of March 9, 2022, except where noted, together with the percentage of total shares outstanding at such time represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(2)
Matthew J. Flannery	97,928	(3)	*
Jessica T. Graziano	19,432	(4)	*
Dale A. Asplund	26,622	(5)	*
Craig A. Pintoff	14,273	(6)	*
Jeffrey J. Fenton	20,990	(7)	*
Michael J. Kneeland	108,560	(8)	*
José B. Alvarez	11,328	(9)	*
Marc A. Bruno	4,836	(10)	*
Larry D. De Shon	321	(11)	*
Bobby J. Griffin	42,059	(12)	*
Kim Harris Jones	3,489	(13)	*
Terri L. Kelly	5,818	(14)	*
Gracia C. Martore	7,019	(15)	*
Filippo Passerini	10,552	(16)	*
Shiv Singh	6,292	(17)	*
All current executive officers and directors as a group (16 persons)	381,554	(18)	*

*	Less than 1%
(1)	The address of each executive officer and director is c/o United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.
(2)

Unless otherwise indicated, each person or group of persons named above has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares, which, as of a given date, such person or group has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security, which such person or group has the right to acquire within 60 days after such date, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	Consists of 95,509 outstanding shares and 2,419 shares issuable upon settlement of RSUs that are scheduled to vest in March 2022.
(4)	Consists of 18,384 outstanding shares and 1,048 shares issuable upon settlement of RSUs that are scheduled to vest in March 2022.
(5)

Consists of 21,681 outstanding shares, 1,209 shares issuable upon settlement of RSUs that are scheduled to vest in March 2022 and 3,732 shares issuable upon settlement of RSUs that are scheduled to vest in May 2022.

(6)	Consists of 13,104 outstanding shares and 1,169 shares issuable upon settlement of RSUs that are scheduled to vest in March 2022.
(7)	Consists of 20,345 outstanding shares and 645 shares issuable upon settlement of RSUs that are scheduled to vest in March 2022.
(8)	Consists of 96,202 outstanding shares, 3,360 shares issuable upon settlement of RSUs that are scheduled to vest in March 2022 and 8,998 outstanding shares held in a retirement account.
(9)

Consists of 8,439 outstanding shares and 2,889 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of settlement of 1,120 RSUs is deferred until May 2022, settlement of 1,331 RSUs is deferred until May 2023 and settlement of 438 RSUs is deferred until May 2024, subject to acceleration under certain conditions).

(10)

Consists of 925 outstanding shares, 2,889 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of settlement of 1,120 RSUs is deferred until May 2022, settlement of 1,331 RSUs is deferred until May 2023 and settlement of 438 RSUs is deferred until May 2024, subject to acceleration under certain conditions) and 1,022 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Mr. Bruno’s service as a director.
(11)	Consists of 321 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred until August 2024, subject to acceleration under certain conditions).
(12)

Consists of 30,360 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred until the fifth business day following termination of Mr. Griffin’s service as a director) and 11,699 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Mr. Griffin’s service as a director.

(13)

Consists of 600 outstanding shares and 2,889 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,120 RSUs is deferred until May 2022, settlement of 1,331 RSUs is deferred until May 2023, and settlement of 438 RSUs is deferred until May 2024, subject to acceleration under certain conditions).

(14)

Consists of 925 outstanding shares, 2,889 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,120 RSUs is deferred until May 2022, settlement of 1,331 RSUs is deferred until May 2023, and settlement of 438 RSUs is deferred until May 2024, subject to acceleration under certain conditions) and 2,004 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Ms. Kelly’s service as a director.

(15)

Consists of 5,059 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,120 RSUs is deferred until May 2022, settlement of 1,331 RSUs is deferred until May 2023, and settlement of 438 RSUs is deferred until May 2024, subject to acceleration under certain conditions and with respect to which settlement of 2,170 is deferred until the fifth business day following termination of Ms. Martore’s service as a director) and 1,960 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Ms. Martore’s service as a director.

(16)

Consists of 7,663 outstanding shares and 2,889 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,120 RSUs is deferred until May 2022, settlement of 1,331 RSUs is deferred until May 2023, and settlement of 438 RSUs is deferred until May 2024, subject to acceleration under certain conditions).

(17)

Consists of 3,403 outstanding shares and 2,889 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,120 RSUs is deferred until May 2022, settlement of 1,331 RSUs is deferred until May 2023, and settlement of 438 RSUs is deferred until May 2024, subject to acceleration under certain conditions).

(18)

Consists of 288,847 outstanding shares, 69,759 shares issuable upon settlement of RSUs or Phantom Stock Units that have vested (but with respect to which settlement is deferred), 13,950 shares issuable upon RSUs that will vest within 60 days, and 8,998 shares held in a retirement account.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has adopted a written policy for the review and approval of any “related party transaction.” Under the policy, a “related party transaction” is defined as any relationship, arrangement, transaction or series of similar transactions, arrangements or relationships in which (A) the Company is or will be a participant, (B) the aggregate amount involved (or reasonably expected to be involved) exceeds $120,000 in any 12-month period, and (C) any “Related Party” has or will have a direct or indirect material interest under the Securities Exchange Act of 1934, other than:

●	transactions available to all employees generally;
●	transactions where the Related Party’s interest arises solely from the ownership of securities of the Company and all holders of the security receive the same benefit on a pro rata basis;
●

transactions involving director or executive officer retention, services, benefits or compensation (including the reimbursement of reasonable business and travel expenses incurred in the ordinary course of business) approved or recommended by the Board’s Compensation Committee or approved by the Board;

●	indemnification and advancement of expenses made pursuant to the Company’s certificate of incorporation or By-Laws, or pursuant to any agreement;
●

with respect to the charity set forth in item 4 of the definition of “Related Party”, contributions by United Rentals to a charitable organization, foundation or university at which a Related Party is a trustee, director, or employee other than an officer (or comparable position); provided that the contribution does not exceed the lesser of $1 million or 2% of the organization’s annual total revenues, including contributions; or

●

transactions between the Company and another entity with which a Related Party’s only relationship is as (i) an employee (other than an executive officer), (ii) a beneficial owner, together with his or her Immediate Family Members, of less than 10% of such entity’s equity interests, or (iii) in the case of partnerships, a limited partner, if such limited partner, together with his or her Immediate Family Members, has an interest of less than 10% in the partnership and does not hold another position in the partnership, if, in the case of any of the foregoing clauses (i), (ii) and (iii), the aggregate amount involved in such transaction does not exceed 2% of such entity’s total annual revenues.

The Audit Committee will review all materials facts and circumstances of any proposed related party transaction and either approve or disapprove the transaction. If the General Counsel of the Company determines that advance review and approval is not feasible, then the transaction may be preliminarily entered into upon prior approval of the Audit Committee Chair (if Chair is not independent, then Lead Independent Director instead of Chair), after notice to both, provided that neither the Audit Committee Chair nor Lead Independent Director may approve a Related Party Transaction involving himself or herself or an Immediate Family Member. When a Related Party Transaction is preliminarily approved in such manner, the Related Party Transaction must be considered for ratification at the Audit Committee’s next regularly scheduled meeting. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the Audit Committee Chair the authority to pre-approve or ratify related party transactions in which the aggregate amount involved is expected to be less than $1 million, subject to reporting at the next Audit Committee meeting any such pre-approval or ratification.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter, which complies with the corporate governance standards of the NYSE. The Audit Committee reviews and reassesses its charter annually, and recommends any proposed changes to the full Board for approval. The Audit Committee charter was most recently revised in December 2021. A copy of the current charter is available on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Pursuant to its charter, the Audit Committee assists the Board in monitoring, among other things, the integrity of the Company’s financial statements and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee is also responsible for approving compensation arrangements with the Company’s independent registered public accounting firm. In conjunction with the mandated rotation of Ernst & Young LLP’s (“EY”) lead engagement partner, the Audit Committee and the Chair of the Audit Committee are directly involved in the rotation of the audit partners and selecting EY’s new lead engagement partner.

Management is responsible for the Company’s financial reporting process, the system of internal controls, including internal controls over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, EY, is responsible for the integrated audit of the consolidated financial statements and internal controls over financial reporting.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and EY the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2021.

The Audit Committee has also discussed and reviewed with EY all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission, including the matters required to be discussed by EY with the Audit Committee under PCAOB standards.

In addition, EY provided to the Audit Committee a formal written statement describing all relationships between EY and the Company that might bear on EY’s independence as required by the applicable requirements of the PCAOB regarding an independent registered public accounting firm’s communications with the audit committee concerning independence. The Audit Committee reviewed and discussed with EY any relationships that may impact EY’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company, and satisfied itself as to EY’s objectivity and independence.

The Audit Committee has discussed and reviewed with the Company’s vice president—internal audit (“VP-IA”) and EY, with and without management present, the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. In connection therewith, the Audit Committee also discussed with the VP-IA, with and without other members of management present, management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2021. Additionally, the Audit Committee discussed EY’s audit report on internal controls over financial reporting as of December 31, 2021 with management and EY.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2021 be included in the Company’s annual report on Form 10-K for such fiscal year for filing with the SEC.

THE AUDIT COMMITTEE
Kim Harris Jones, Chair
Gracia Martore
Filippo Passerini
Shiv Singh

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF PUBLIC ACCOUNTING FIRM

General

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm retained to audit our financial statements. The Audit Committee has re-appointed EY as independent registered public accounting firm to audit the financial statements and the internal controls over financial reporting of the Company for 2021, subject to ratification by stockholders. EY has served as the Company’s independent registered public accounting firm since the Company was formed in 1997. In order to ensure continuing auditor independence, the Audit Committee annually evaluates the performance of the current independent registered public accounting firm, and determines whether to reengage or consider other firms. Based on its evaluation, the members of the Audit Committee believe that retaining EY to serve as independent registered public accounting firm for the fiscal year ended December 31, 2022 is in the best interest of the Company and its stockholders.

In the event that our stockholders fail to ratify this appointment, or an engagement letter is not finalized, another independent registered public accounting firm will be appointed by the Audit Committee. Even if this appointment is ratified, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

A representative of EY is expected to be present at the Annual Meeting with an opportunity to make a statement if he or she so desires and will be available to respond to questions.

Information Concerning Fees Paid to Our Independent Registered Public Accounting Firm

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of EY. The following table sets forth the fees for professional services provided by EY for fiscal years 2021 and 2020.

	2021	2020
Audit Fees(1)	$4,000,000	$3,400,000
Audit-Related Fees(2)	$63,000	$63,000
Tax Fees(3)	$197,000	$459,600
All Other Fees(4)	$5,200	$65,200
Total	$4,265,200	$3,987,800

(1)

Audit Fees. Audit fees consist of fees associated with the integrated audit of our annual financial statements and internal controls over financial reporting, review of our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees. Audit-related fees consist of fees related to audits of the Company’s employee benefit plans.
(3)

Tax Fees. Tax fees consist of $131,000 for tax compliance (including the preparation, review and filing of tax returns) and $66,000 for tax advice, tax planning, and tax audit assistance in 2021, compared with $130,000 for tax compliance and $329,000 for tax advice, tax planning, and tax audit assistance in 2020.

(4)	All Other Fees. All other fees consist of fees for services other than the services described in the above three categories, principally comprised of support services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The charter of the Audit Committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01 of Regulation S-X thereunder. The Audit Committee pre-approved 100% of the auditing services and permitted non-audit services rendered by EY in fiscal years 2021 and 2020.

The Audit Committee’s policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the Audit Committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the Audit Committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

By its Charter, the Audit Committee may delegate its pre-approval authority to a subcommittee consisting of one or more members of the Audit Committee; provided that any pre-approval by an individual member is required to be reported to the full committee for its review at its next scheduled meeting. The Audit Committee has delegated its pre-approval authority to the Chair of the Audit Committee.

Policy on Hiring Current or Former Employees of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy regarding the hiring of current or former employees of the Company’s independent registered public accounting firm. Pursuant to this policy, the Company generally will not hire or permit to serve on the Board any person who is concurrently a partner, principal, shareholder or professional employee of its independent registered public accounting firm or, in certain cases, an immediate family member of such a person. In addition, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in a financial reporting oversight role if he or she was a member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company without waiting for a required two-year “cooling-off” period to elapse. Further, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in an accounting role or a financial oversight role if he or she remains in a position to influence the independent registered public accounting firm’s operations or financial policies, has capital balances in the independent registered public accounting firm or maintains certain other financial arrangements with the independent registered public accounting firm.

This policy is subject to certain limited exceptions, such as with respect to individuals employed by the Company as a result of a business combination between an entity that is also an audit client of the independent registered public accounting firm; and individuals employed by the Company in an emergency or under other unusual circumstances, provided that the Audit Committee determines that the relationship is in the best interest of the Company’s stockholders.

Voting

Ratification of the appointment of EY as independent registered public accounting firm to audit the financial statements of the Company for 2022 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such ratification, whereas shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The Board unanimously recommends a vote FOR the ratification of the appointment of EY as independent registered public accounting firm of the Company (designated as Proposal 2).

PROPOSAL 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Exchange Act rules, we are holding an advisory vote to give our stockholders the opportunity to express their views on the compensation of our NEOs. At our 2017 annual meeting, our stockholders voted (on a non-binding basis) in favor of holding an advisory vote on executive compensation every year, consistent with the recommendation of our Board. After consideration of these results, we have decided to hold future advisory votes on executive compensation each year until the next advisory vote on frequency occurs. Under this policy, we are holding an advisory vote to approve executive compensation this year.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the executive compensation philosophy, policies and programs described in this Proxy Statement. This proposal is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. We ask that you support the compensation of our NEOs as disclosed under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

We seek to align executive compensation with the achievement of the Company’s business objectives and to attract, reward and retain talented executive officers. The Board believes the Company’s compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and incentivizing the NEOs to create value for our stockholders. A substantial percentage of our compensation is performance-based, including performance-based securities that are directly linked to, and vest based on, the Company’s financial performance metrics.

Financial performance. The Company’s key financial performance metrics in 2021 included:

●

Revenue: Total revenue increased 13.9% from 2020 to a record $9.716 billion and rental revenue increased 14.9% from 2020 to $8.207 billion, which was also a record. The total and rental revenue increases include the impact of the General Finance acquisition that was completed in May 2021.

●

Net income and adjusted EBTIDA: Net income increased 55.7% from 2020 to a record $1.386 billion. Adjusted EBITDA[1] grew 12.3% from 2020 to $4.414 billion, which was also a record. Net income margin[2] increased 390 basis points to 14.3%. Adjusted EBITDA margin[2] decreased 70 basis points to 45.4%, and this decrease primarily reflected lower margins from equipment rentals (excluding depreciation) and increased selling, general and administrative expense, partially offset by higher margins from sales of rental equipment.

●	ROIC: Return on invested capital (ROIC)[3] increased 140 basis points year-over-year to 10.3%, primarily due to increased after-tax operating income.
●

Net cash provided by operating activities and free cash flow: Net cash from operating activities increased 38.8% from 2020 to $3.689 billion, and free cash flow[4], including aggregated merger and restructuring payments, decreased 38.0% from 2020 to $1.514 billion. The decrease in free cash flow was mainly due to higher net rental capital expenditures (purchases of rental equipment less proceeds from sales of rental equipment), which increased $1.927 billion, partially offset by higher net cash from operating activities.

●

EPI: Economic profit improvement (EPI)[5], which aligns with ROIC and reflects management’s ability to grow the business for profitable returns, was $269 million for 2021, compared with $(289) million for 2020.

____________________________________________________________

(1)	Adjusted EBITDA is a non-GAAP financial measure, as defined in the Form 10-K. Please refer to the Form 10-K for the reconciliations to GAAP.
(2)	Net income and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
(3)

The Company’s ROIC metric is calculated as after-tax operating income for the trailing 12-months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the U.S. federal corporate statutory rate of 21% was used to calculate after-tax operating income.

(4)	Free cash flow is a non-GAAP financial measure, as defined in the Form 10-K. Please refer to the Form 10-K for the reconciliation to GAAP.
(5)

EPI is defined as the year-over-year change in the spread between ROIC and the Company’s weighted cost of capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources and which is assumed for this purpose to be a constant 10%.

Operational highlights. The Company’s key operational highlights in 2021 included:

●	Delivered a strong safety record, with a total recordable incident rate (TRIR) of 0.79, a 17% improvement over prior year
●	Used frequent communication to maintain high employee engagement and adoption of COVID-19 protocols, and successfully grew headcount by over 2,000 employees
●

Saw positive progress in diverse representation at the Company, as reflected in a four percentage point increase in diverse employees in sales and management roles, which increased from 27% in 2018 to 31% in 2021

●	Conducted a company-wide culture workshop with all employees on three important keys of company culture: safety and wellness; diversity, equity and inclusion; and trust and communication
●

Our employee experience survey results remain very strong: we saw increases in nearly all survey categories, and we did not see declines in any survey category; and when we asked employees how likely they are to continue employment beyond 6 months, the average response was 9.2 out of 10

●

Saw strong retention in a tight labor market and a return to retention levels approaching pre-COVID-19 levels: total employee turnover, which represents voluntary and involuntary terminations during the year divided by average headcount during the year, was 15.4% for 2021, compared with 11.9% in 2020 and 14.4% in 2019

●	Issued five units of URI stock to qualifying newly hired employees who had not received prior awards, encouraging an ownership mentality with our newest team members
●	Retained or enhanced all healthcare plan options and, for the third consecutive year, did not pass on incremental health care costs to the majority of our front-line, hourly team members
●	Created the Planet United employee resource group to foster environmental awareness, to further develop our Company’s sustainability efforts and to brainstorm on operational efficiencies

Best practices and strong governance standards. Our compensation program includes the best practices and governance features discussed below:

●

Effective February 15, 2021, we implemented a standalone and centralized clawback policy that applies to NEOs. The policy expanded the prior “injurious conduct provision” that already applied to all equity awards granted by the Company since 2009, including those held by each of the NEOs, to include AICP awards.

●	Our compensation program does not provide for special perquisites for our NEOs, including aircraft usage or tax gross-ups (except in the case of qualified relocation expenses).
●

We maintain stock ownership guidelines for our NEOs. Until the applicable guideline level of ownership is met, the officers are required to retain 50% of the net shares of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards. Each of our NEOs was in compliance with such guidelines when their holdings were measured as of December 31, 2021.

●

We prohibit transactions designed to limit or eliminate economic risks to our NEOs from owning the Company’s common stock, such as transactions involving options, puts, calls or other derivative securities tied to the Company’s common stock. Our insider trading policy prohibits the hedging and pledging of Company stock, including holding Company stock in a brokerage account that has been margined, by directors, officers, employees and consultants of the Company and its subsidiaries.

Strong stockholder support. Every year since the initial vote in 2011, our stockholders have supported the Company’s executive compensation program by voting overwhelmingly in favor of the say-on-pay proposals approving the compensation paid to the NEOs. Last year, approximately 91% of the stockholders who voted on the “say-on-pay” proposal supported the compensation of our NEOs.

You are encouraged to read the information detailed under “Executive Compensation” beginning on page 42 of this Proxy Statement for additional details about our executive compensation programs.

The Board strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion.”

The Board unanimously recommends a vote FOR the approval of the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (designated as Proposal 3).

PROPOSAL 4

COMPANY PROPOSAL FOR SPECIAL SHAREHOLDER MEETING IMPROVEMENT (AMEND BY-LAWS TO REDUCE THRESHOLD TO 15%)

Company stockholders holding not less than 25% of the Company’s outstanding shares of common stock currently have the right to call a special meeting of stockholders. This Proposal 4 (the “Company Special Meeting Proposal”) is a result of our Board’s ongoing review of our corporate governance practices and its consideration of the Stockholder Proposal set forth in Proposal 5. After due consideration of corporate governance best practices and a balancing of the competing interests discussed below, the Board has determined that it is in the best interests of the Company and our stockholders to provide stockholders with the opportunity to consider the Company Special Meeting Proposal, which would lower the share ownership threshold on the ability of stockholders to call a special meeting of stockholders from 25% to 15%.

The Board has declared advisable and is submitting to the Company’s stockholders for their consideration an amendment to the Company’s Amended and Restated By-Laws to lower such threshold to 15%. The text of the proposed amendment to Section 2.03 of the Company’s Amended and Restated By-Laws is attached to this Proxy Statement as Appendix A.

The Board believes stockholders should be able to call special meetings, but that such ability should be subject to appropriate guardrails to ensure that such right would not be at risk of abuse or misuse by a single stockholder or a small group of stockholders in the pursuit of narrow or short-term interests that may not be shared more broadly by the Company’s stockholders. Furthermore, in considering the Company’s and the stockholders’ best interests, the Board must also consider the disruption and administrative burdens resulting from special meetings due to the Board and management’s attention being diverted from leading and operating our business, as well as the significant costs involved in holding a special meeting (which include the costs of preparing, printing, and mailing disclosure documents to stockholders, soliciting proxies, holding the special meeting, and tabulating votes).

In light of the above considerations, the Board believes that the Company Special Meeting Proposal strikes the appropriate balance between enhancing the rights of stockholders and the Company’s corporate governance practices, while preventing the risk of abuse or misuse of the right to call special meetings and the waste of corporate assets that would arise if, as the Stockholder Proposal provides, the required ownership threshold to call a special meeting of stockholders were set as low as 10%. The 15% threshold set forth in the Company Special Meeting Proposal is also consistent with the threshold adopted by a number of other large public companies for the stockholder right to call a special meeting.

Furthermore, unlike the Stockholder Proposal, which is nonbinding and will require the necessary amendment to the Company’s Amended and Restated By-Laws to be considered and adopted subsequent to our upcoming 2022 annual meeting, the Company Special Meeting Proposal is binding.  If stockholders vote to approve the Company Special Meeting Proposal, the proposed changes to our By-Laws (to lower the ownership threshold to 15%) will become effective immediately without any further action by the Board or stockholders.

In an effort to encourage collaboration, we informed Proposal 5’s proponent that we intended to put forth this competing proposal to lower the threshold from 25% to 15%, and welcomed his input. We also invited him to engage with us outside of the proxy and annual meeting process.

The Board of Directors recommends that you vote “FOR” the Company’s proposal to amend the Company’s Amended and Restated By-Laws to allow stockholders holding 15% or more the ability to call a special meeting of stockholders (designated as Proposal 4).

PROPOSAL 5

STOCKHOLDER PROPOSAL FOR SPECIAL SHAREHOLDER MEETING IMPROVEMENT

A stockholder has advised the Company that he plans to present the following proposal at the Annual Meeting. In accordance with SEC rules and the stockholder’s request, the proposal presented below is reproduced verbatim, as submitted to us by the stockholder, including stockholder-supplied emphasis. The content has not been edited by the Company for grammatical or typing errors. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement. The name and address of, and the number of shares owned by, such stockholder will be provided upon request to the Secretary of the Company.

FOR THE REASONS STATED IN THE BOARD’S RESPONSE, WHICH FOLLOWS THE STOCKHOLDER PROPOSAL, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

Stockholder Proposal

Proposal 5 – Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

One of the main purposes of this proposal is to give shareholders the right to formally participate in calling for a special shareholder meeting regardless of their length of stock ownership to the fullest extent possible.

It is important to vote for this Special Shareholder Meeting Improvement proposal because we have a useless right to act by written consent. And 48% of United Rentals shares voted to improve our useless right to act by written consent at our 2021 annual meeting. This likely means that there was more than 55% support from the shares that have access to independent proxy voting advice and do not need to rely on the biased view of our management which is opposed to increasing the rights of shareholders.

Management previously made a rule that it would be mandatory to have the backing of 25% of all shares in existence to do so little as to ask for record date to start the written consent process. Why would any group of shareholders, who own 25% of our company, find it attractive to do so little as to ask management to look at a calendar and come up with a date when these same owners of 25% of our company could compel management to hold a special shareholder meeting.

Since United Rentals management is opposed to giving shareholders a useful right to act by written consent we need a more useful right to call a special shareholder meeting. Plus we need a more useful right to call a special shareholder meeting because the increased use of online meetings which give management more control. The vast majority of 2021 online shareholder meetings dictated that absolutely no shareholder could speak.

A reasonable shareholder right to call for a special shareholder meeting to elect a new director could give Mr. Bobby Griffin, Lead Director, more of an incentive to improve his performance. Mr. Griffin, who in the words of management “received lower stockholder support at our 2020 stockholders’ meeting than he and our other directors typically receive,” did a repeat performance of his “lower stockholder support” at our 2021 annual meeting.

To help make up for our lack of a real right to act by written consent we need the right of 10% of shares to call for a special shareholder meeting.

Please vote yes:

Special Shareholder Meeting Improvement – Proposal 5

Board Response to the Stockholder Proposal

The Board recommends a vote “AGAINST” this stockholder proposal (the “Stockholder Proposal”) and a vote “FOR” Proposal 4 put forth by the Company for the following reasons:

Our Board has carefully considered the Stockholder Proposal and recommends a vote against it because the Board believes that the change sought in the Stockholder Proposal is not in the best interests of the Company or our stockholders.

The Company currently provides stockholders with the right to call a special meeting. In order to call a special meeting, the stockholder(s) seeking to take such action must own not less than 25% of the Company’s outstanding shares of common stock (without any minimum length of ownership requirement). The 25% threshold was implemented in recognition of the fact that an unlimited or unrestrained right to call for a special meeting, an extraordinary event for any public company, can be disruptive, costly and inconsistent with the best interests of all of the stockholders. However, our Board continually reassesses our corporate governance practices to identify areas in which the Company can help provide greater transparency and accountability for the benefit our stockholders. After balancing these important yet competing interests, the Board has now concluded that our stockholders should be given the opportunity to adopt an amendment to the Company’s By-Laws that would permit holders of 15% of the Company’s outstanding shares of common stock in the aggregate (as opposed to the current 25% threshold) to call a special meeting. As such, at this Annual Meeting, the Board is requesting stockholders to vote “FOR” Proposal 4 (the “Company Special Meeting Proposal”) to lower the share ownership threshold for stockholders to call a special meeting from 25% to 15%.

The 10% threshold to call a special meeting that is set forth in the Stockholder Proposal (which 10% threshold was also previously proposed by the same stockholder and received significantly less support than a competing Company proposal proposing a 25% threshold at our 2017 Annual Meeting) would significantly increase the risk of abuse by a single stockholder or a small group of stockholders in the pursuit of interests that may not be shared more broadly by the Company’s stockholders. The calling of a special meeting should be limited to those circumstances where a number of stockholders representative of the broader interests of all stockholders believes a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings.

The Board believes the 15% threshold proposed by the Company will strike the appropriate balance between providing stockholders with a meaningful ability to call special meetings, and (i) protecting against abuse or misuse of such right by stockholders with narrow or short-term interests and (ii) minimizing the financial and administrative burdens to the Company associated with conducting a special meeting of stockholders.

The Board also believes that the failure of the stockholder proposal voted on at our 2021 Annual Meeting (to lower the ownership threshold in our stockholders’ right to take action by written consent from 25% to 10%) reflects the general view of our stockholders that a 10% ownership threshold is inappropriate. A 15% ownership threshold to take action on behalf of the stockholders would more appropriately balance the need to provide stockholders with meaningful rights, while preventing against potential abuse or misuse of such rights, distractions to the Board and management, and the incurrence of significant costs in connection with matters that are not broadly in the best interests of our stockholders.

Furthermore, special meetings should not be viewed as ordinary course events. While virtual meetings are more common due to the COVID-19 pandemic, coordinating a special meeting is still a substantial undertaking and requires considerable use of the Company’s time and resources, whether a meeting is held virtually or in person.  There are significant costs involved in preparing, printing, and mailing disclosure documents to stockholders, soliciting proxies, holding the special meeting, and tabulating votes.  Moreover, the time and effort in preparing and holding a special meeting is disruptive and diverts Board and management attention away from their primary focus of leading and operating our business.

Our current corporate governance structure promotes transparency and accountability.

The Board also believes that lowering the ownership threshold for our stockholders’ right to call a special meeting to 10% is unnecessary given the Company’s strong corporate governance practices and the opportunity being presented to our stockholders to adopt the 15% threshold by approving the Company

Special Meeting Proposal.  The Company’s practices already provide transparency and accountability of the Board to all of the Company’s stockholders and demonstrate that the Company is responsive to stockholder concerns, including:

●

Stockholder Right to Call a Special Meeting: Holders of 25% of the outstanding common stock already have the right to call a special meeting of stockholders, and by approving the Company Special Meeting Proposal, the ownership threshold to exercise such right would be lowered to 15%.

●	Stockholder Right to Act by Written Consent: Holders of 25% of the outstanding common stock have the right to act by written consent.
●	Annual Election of Board of Directors: All of our directors are elected annually by the stockholders, and there is a majority-voting standard for the election of directors in uncontested elections.
●	Removal of Directors: The holders of at least a majority of the Company’s outstanding common stock can remove a director, with or without cause.
●	Proxy Access: The Company’s By-Laws allow eligible stockholders to include their own nominees for directors in the Company’s proxy materials along with the Board-nominated candidates.

We maintain open and regular communication with large and small stockholders, financial analysts and shareholder advisory services about important issues relating to our business and governance and regularly incorporate feedback from those engagements into our governing documents, policies, and practices. We have no history of materially modifying stockholder rights without prior robust consultation and engagement with stockholders. Stockholders also can and do effectively use our annual meeting to communicate their views to management, the Board, and other stockholders. We appreciate input from our stockholders, large and small, and welcome stockholders to engage with us on governance matters outside of the proxy and annual meeting process.

In summary, we believe the Stockholder Proposal is unnecessary in light of the Company’s strong corporate governance practices and the more appropriate ownership threshold being presented to our stockholders in the binding Company Special Meeting Proposal, and we believe that adoption of the Stockholder Proposal would significantly weaken the procedural protections in place to permit robust stockholder engagement and prevent both unwarranted distractions to management and the incurrence of unnecessary expenses.

The Board believes that this Stockholder Proposal is not in the best interests of our stockholders. Accordingly, the Board recommends a vote “AGAINST” the Stockholder Proposal (designated as Proposal 5) and a vote “FOR” the Company Special Meeting Proposal (designated as Proposal 4).

OTHER MATTERS

Other Matters to be Presented at the 2022 Annual Meeting

As of the date of this Proxy Statement, the Board does not know of, or have reason to expect that there will be, any matter to be presented for action at the Annual Meeting other than the proposals described herein. If any other matters not described herein should properly come before the Annual Meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board’s recommendations.

Availability of Annual Report on Form 10-K and Proxy Statement

Upon the written request of any record holder or beneficial owner of shares entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. Such requests should be mailed to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.

We will only deliver one Notice to multiple stockholders of record sharing an address. Stockholders of record sharing an address who wish to receive separate copies of the Notice, or separate paper copies of the proxy statement and annual report to stockholders, or who wish to begin receiving a single paper copy of such materials, may make such request by following the instructions contained in the Notice and as follows:

●

if you are a stockholder of record, by writing to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219 or by calling 1-800-937-5449; or

●	if you are a beneficial owner, by contacting your bank, broker or other nominee or fiduciary to make such request.

Stockholders of record sharing an address who elect to receive a single paper copy of the proxy statement and annual report will continue to receive separate proxy cards, to the extent applicable.

If you would like to receive future stockholder communications via the Internet exclusively, and no longer receive any material by mail, please visit http://www.astfinancial.com and click on “Shareholders/Account Access” to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings via E-Mail” and provide your e-mail address.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) shall not constitute soliciting materials and should not be deemed filed or so incorporated, except to the extent the Company specifically incorporates such report in such filing.

Submission of Stockholder Proposals for the 2023 Annual Meeting

The ways in which stockholders can submit proposals for our 2023 Annual Meeting are summarized below. In addition, we welcome stockholders to engage with us on governance and other matters outside of the proxy and annual meeting process.

Stockholder Proposals for the 2023 Annual Meeting (Exchange Act Rule 14a-8)

Rule 14a-8 under the Exchange Act permits stockholders to submit proposals for inclusion in our proxy statement if the stockholders and the proposals meet certain requirements specified in that rule. A stockholder proposal submitted according to this rule for business to be brought before the 2023 Annual Meeting will be acted upon only in the following circumstances:

●	When to send these proposals. Any stockholder proposal submitted in accordance with Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary on or before November 22, 2022.
●

Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary. You should use first class, certified mail or overnight mail in order to ensure the receipt of your recommendation.

●

What to include. Proposals must conform to, and include, the information required by Rule 14a-8 under the Exchange Act. In addition, the stockholder proponent must present their proposal at the 2023 Annual Meeting or send a qualified representative to present such proposal.

Stockholder Nominees for Inclusion in the 2023 Proxy Statement (Proxy Access)

Article III, Section 3.10 of our By-Laws permits a stockholder or group of stockholders (up to 20) who have owned at least three percent (3%) of the Company’s common stock for at least three (3) years to submit director nominees (up to the greater of two (2) nominees or twenty percent (20%) of the total number of directors of the Company) for inclusion in our proxy statement if the nominating stockholder(s) satisfies the requirements specified in our By-Laws. Notice of director nominees submitted pursuant to our proxy access By-Law must be submitted to the Corporate Secretary at the principal executive office of the Company no earlier than 150 calendar days and no later than 120 calendar days before the first anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of stockholders. Additional information about the proxy access requirements can be found in our By-Laws.

●

When to send these proposals. Notice of director nominees submitted pursuant to our proxy access By-Law must be received by our Corporate Secretary on or after October 23, 2022 but on or before November 22, 2022 (unless the 2023 Annual Meeting is not scheduled to be held within the period between April 5, 2023 and June 4, 2023, in which case our By-Laws prescribe an alternate deadline).

●

Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary. You should use first class, certified mail or overnight mail in order to ensure the receipt of your recommendation.

●

What to include. Proposals must conform to, and include, the information required by Rule 14a-8 under the Exchange Act. In addition, the stockholder proponent must present their proposal at the 2023 Annual Meeting or send a qualified representative to present such proposal.

Other Stockholder Proposals or Nominees for Presentation at the 2023 Annual Meeting (Advance Notice)

Article II, Section 2.07 of our By-Laws requires that any stockholder proposal, including director nominations, that is not to be included in next year’s proxy statement (either under Exchange Act Rule 14a-8 or our proxy access By-Laws), but is instead sought to be presented directly at the 2022 Annual Meeting, must be delivered to, or mailed and received by, the Corporate Secretary at the principal executive office of the Company not less than 90 days and not more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Additional information about the advance notice requirements can be found in our By-Laws.

●

When to send these proposals. Proposals and nominations submitted pursuant to our advance notice By-Laws must be received by our Corporate secretary on or after January 5, 2023 but on or before February 4, 2023 (unless the 2023 Annual Meeting is not scheduled to be held within the period between April 5, 2023 and June 4, 2023, in which case our By-Laws prescribe an alternate deadline).

●	Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary. You

should use first class, certified mail or overnight mail in order to ensure the receipt of your recommendation.
●

What to include. Proposals and nominations must include the information required by our advance notice By-Laws. In addition, the stockholder proponent must present their proposal at the 2023 Annual Meeting or send a qualified representative to present such proposal.

The N&CG Committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources. You should note that the foregoing process relates only to bringing potential candidates to the attention of the N&CG Committee. Following this process will not give you the right to directly propose a nominee at any meeting of stockholders.

In addition to satisfying the foregoing requirements under our By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2023.

Appendix A

SECOND AMENDED AND RESTATED BY-LAWS
-of-
UNITED RENTALS, INC.
(a Delaware corporation hereinafter called the “Corporation”)

ARTICLE I
Offices

SECTION 1.01. Offices. The Corporation may have offices both within and without the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE II
Meetings of Stockholders

SECTION 2.01. Place of Meetings. Meetings of stockholders may be held at any place, either within or without the State of Delaware, designated by the Board of Directors.

SECTION 2.02. Annual Meeting. The annual meeting of stockholders for election of directors shall be held on such date and at such time as shall be designated by the Board of Directors. Any other proper business may be transacted at the annual meeting.

SECTION 2.03. Special Meetings.

(a) A special meeting of stockholders may be called by a majority of the Board of Directors or by the chief executive officer.

(b) A special meeting of the stockholders shall be called by the Board of Directors upon written request to the Secretary (each, a “Special Meeting Request”) of one or more record holders of shares of stock of the Corporation representing in the aggregate not less than ~~25~~15% of the voting power of all shares of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting (the “Requisite Percentage”). A Special Meeting Request shall be signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting (each, a “Requesting Stockholder”), shall comply with this Section 2.03 and, if applicable, Section 2.07, and shall include: (i) a statement of the specific purpose or purposes of the special meeting, (ii) the information required by the second paragraph of Section 2.07, (iii) an acknowledgement by the Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request is made that a disposition of shares of the Corporation’s stock owned of record or beneficially as of the date on which the Special Meeting Request in respect of such shares is delivered to the Secretary that is made at any time prior to the special meeting shall constitute a revocation of such Special Meeting Request with respect to such disposed shares, and (iv) documentary evidence that the Requesting Stockholders or the beneficial owners, if any, on whose behalf the Special Meeting Request is being made “own” (as defined in Section 3.10(c)(iv)) the Requisite Percentage as of the date of such written request to the Secretary; provided; however, that if the Requesting Stockholders are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with any Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten days after the date on which such Special Meeting Request is delivered to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is being made “own” the Requisite Percentage as of the date on which such Special Meeting Request is delivered to the Secretary. In addition, the Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made shall promptly provide any other information reasonably requested by the Corporation.

(c) Special meetings of the stockholders shall be held on such date and at such time and place as may be stated in the notice of the meeting; provided, however, that in the case of a special meeting requested by stockholders, the date of any such special meeting shall not be more than ninety

(90) days after the date that a Special Meeting Request that satisfies the requirements of this Section 2.03 is received by the Secretary.

(d) Notwithstanding the foregoing provisions of this Section 2.03, a special meeting requested by stockholders shall not be held if (i) the Special Meeting Request does not comply with this Section 2.03, (ii) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) the Special Meeting Request is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) an annual or special meeting of the stockholders that included an identical or substantially similar item of business (“Similar Business”) was held not more than 120 days before the date that the Special Meeting Request was received by the Secretary, (v) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the date that the Special Meeting Request is received by the Secretary and the business to be conducted at such meeting includes Similar Business or (vi) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended, or other applicable law. For purposes of this Section 2.03, the nomination, election or removal of directors shall be deemed to be Similar Business with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors. The Board of Directors shall determine in good faith whether the requirements set forth in this Section 2.03 have been satisfied.

(e) In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors) and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within 60 days of the earliest dated Special Meeting Request identifying substantially the same purpose or purposes. A Requesting Stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary and if, following such revocation, there are outstanding un-revoked requests from Requesting Stockholders holding less than the Requisite Percentage, the Board of Directors may, in its discretion, cancel the special meeting with respect to the business to be conducted pursuant to the Special Meeting Request. If none of the Requesting Stockholders appears or sends a duly authorized agent to present the business to be presented for consideration that was specified in the relevant Special Meeting Request, the Corporation need not present such business for a vote at such special meeting.

(f) The business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board of Directors. Any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders and cannot be taken by consent in writing.

SECTION 2.04. Quorum. The holders of a majority of the shares of stock entitled to vote on a matter thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by law, the certificate of incorporation of the Corporation (the “Certificate of Incorporation”) or these By-Laws. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time until a quorum of such class shall be so present or represented.

SECTION 2.05. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or in his absence (or election not to preside) by the Vice Chairman, if any, or in his absence (or election not to preside) by the President, or in his absence (or election not to preside) by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence (or election not to so act) the chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 2.06. Conduct of Meetings. The Board of Directors may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 2.07. Advance Notification of Nomination of Directors and Other Business to be Transacted at Stockholder Meetings. To be properly brought before the annual or any special meeting of stockholders, nominations of persons for election to the Board of Directors and any other business must be (i) specified in the notice of the meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors or any committee appointed by the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee appointed by the Board of Directors, or (iii) properly brought before the meeting by a stockholder who is a stockholder of record of the Corporation on the date the notice provided for in this Section 2.07 is delivered to, or mailed and received by, the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures and other requirements set forth in this Section 2.07. In addition to any other applicable requirements, for business to be properly brought before any meeting of stockholders by a stockholder, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (ii) in the case of the annual meeting, such business, other than a nomination, must constitute a proper matter for stockholder action, and (iii) in the case of any special meeting, such business shall be limited to the nomination of a person or persons, as the case may be, for election to such position(s) as are specified in the Corporation’s notice of the meeting in the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more persons to the Board of Directors. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (i) in the case of the annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is not scheduled to be held within a period that commences within 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), for notice by the stockholder to be timely, it must be so delivered, or mailed and received, by the later of the close of business on (i) the day 90 days prior to such Other Meeting Date or (ii) the tenth day following the day on which such Other Meeting Date is publicly announced or disclosed and (ii) in the case of any special meeting, not later than the close of business on the tenth day following the day on which the date of the special meeting and the nominees proposed by the Board of Directors to be elected at such meeting are publicly announced or disclosed.

Such stockholder’s notice to the Secretary shall set forth: (i) whether the stockholder is providing the notice at the request of a beneficial holder of stock, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in the Corporation or the matter to which such stockholder’s notice relates, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being given, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery or receipt of such stockholder’s notice by or for the benefit of any Interested Person with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and, if so, a summary of the material terms thereof, (v) a representation that the stockholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in such stockholder’s notice. The stockholder’s notice shall be updated not later than ten days after the record date for the determination of stockholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date.

Any stockholder’s notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Corporation if elected, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation). The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation, or whether such proposed nominee would be considered “independent” as a director or as a member of the audit or any other committee of the Board of Directors under the various rules and standards applicable to the Corporation. Any stockholder’s notice with respect to a matter other than the nomination of directors must also contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders and (ii) a brief written statement of the reasons why such stockholder favors the proposal.

In the case of a nomination by a stockholders of a person or persons for election to the Board of Directors at the annual or any special meeting, only persons who are nominated in accordance with the procedures set forth in this Section 2.07 shall be eligible for election as directors of the Corporation. In the case of any other business proposed by a stockholder for transaction at the annual meeting of stockholders, no such business shall be conducted at the annual meeting of stockholders unless it is properly brought before the meeting in accordance with the procedures set forth in this Section 2.07; provided, however, that nothing in this Section 2.07 shall be deemed to preclude discussion by any stockholder of any business properly brought before the meeting in accordance with the procedures set forth in this Section 2.07. The officer of the Corporation or other person presiding at the meeting shall, if the facts warrant, determine that a nomination was not properly made, or that business was not properly brought before the meeting, in each case in accordance with the provisions of this Section 2.07 and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.07, if the stockholder or a qualified representative of the stockholder does not appear at the annual or special meeting of stockholders of the Corporation to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. In no event shall the postponement or adjournment of an annual meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Section 2.07.

For purposes of this Section 2.07, (i) “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, and (ii) a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

This Section 2.07 shall not apply to (i) stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act or (ii) the election of directors selected by or pursuant to the provisions of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock of the Corporation having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances.

SECTION 2.08. Compliance with Securities and Exchange Act of 1934. Notwithstanding any other provision of these By-Laws, the Corporation shall be under no obligation to include any stockholder proposal in its proxy statement materials or otherwise present any such proposal to stockholders at a special or annual meeting of stockholders if the Board of Directors reasonably believes that the proponents thereof have not complied with Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the Corporation shall not be required to include in its proxy statement material to stockholders any stockholder proposal not required to be included in its proxy material to stockholders in accordance with such Act, rules or regulations.

SECTION 2.09. Stockholder Action By Written Consent.

(a) General. Certain actions required or permitted to be taken by the stockholders of the Corporation may be effected without a meeting by the written consent of the holders of the shares of common stock of the Corporation, but only if such action is taken in accordance with the provisions of Article XI of the Certificate of Incorporation.

(b) Definitions. For purposes of determining the record ownership of common stock pursuant to Article XI of the Certificate of Incorporation, “own”, “owned”, “owning” or “ownership” shall have the same meaning as “Own”, “Owned”, “Owning” or “Ownership” set forth in Section 3.10(c)(iv) of Article III of these By-Laws, with such modifications as the context requires. Whether shares constitute shares owned shall be decided by the Board in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders.

(c) Agreement by Stockholder Submitting Request for a Record Date. Each stockholder requesting that a record date be fixed for determining stockholders entitled to authorize or take action by written consent pursuant to Article XI of the Certificate of Incorporation shall also deliver (i) an agreement to solicit written consents in accordance with Section E of Article XI of the Certificate of Incorporation and (ii) an agreement by such stockholder to notify the Corporation immediately in the case of any disposition of shares of common stock of the Corporation on or prior to the delivery of the requisite number of written consents to effect the action being sought to be taken by written consent and an acknowledgement by such stockholder and the beneficial owner, if any, on whose behalf such request is being made that any reduction in the number of shares owned by such stockholder which results in the stockholders making such request no longer owning the percentage required by Article XI of the Certificate of Incorporation to so request that a record date be fixed shall be deemed to be a revocation of the request.

(d) Revocation. A stockholder making a request pursuant to Article XI of the Certificate of Incorporation and this Section 2.09 of Article II of these By-Laws may revoke his, her or its request that a record date be fixed for determining stockholders entitled to authorize or take action by written consent by written revocation delivered to the Secretary at the principal executive office of the Corporation.

ARTICLE III
Directors

SECTION 3.01. Number of Directors. The number of directors which shall constitute the entire Board of Directors shall be as set by the Board of Directors from time to time. No reduction in the number of directors constituting the entire Board of Directors shall have the effect of removing any director before that director’s term of office expires.

SECTION 3.02. Term of Office. Subject to the provisions of the Certificate of Incorporation, each director, including a director elected to fill a vacancy, shall hold office until such director’s successor is elected and qualified or the earlier resignation or removal of such director.

SECTION 3.03. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, the Vice Chairman, the Chief Executive Officer, the President or the Secretary or by resolution of the Board of Directors. Unless waived, notice of the time and place of special meetings shall be delivered to each director either (i) personally (either orally or in writing), (ii) by telephone, (iii) by telex, telecopy, facsimile or other electronic transmission (including email), or (iv) by first-class mail, postage prepaid, addressed to a director at that director’s address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting (ten days in the case of a director whose address as shown on the records of the Corporation is outside of the United States of America). If the notice to a director is sent in any other manner, it shall be sent at least 24 hours before the time of the holding of the meeting.

SECTION 3.04. Quorum. At all meetings of the Board of Directors, a majority of the entire Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business. In case, at any meeting of the Board of Directors, a quorum shall not be present, the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall be present.

SECTION 3.05. Organization. Meetings of the Board of Directors shall be presided over by the Chairman, if any, or in his absence by the Vice Chairman, if any, or in the absence of the foregoing persons by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence (or election not to so act) the chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 3.06. Meetings by Conference Telephone or Similar Device. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 3.07. Board Action by Written Consent Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee. Written consents representing actions taken by the Board of Directors or any committee thereof may be executed by telex, telecopy, facsimile or other electronic transmission (including attachments sent by email), and such electronic transmission shall be valid and binding to the same extent as if it were an original.

SECTION 3.08. Election of Directors. Except as provided in the Certificate of Incorporation, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided, however, that the directors shall be elected by a plurality of the votes cast at any meeting at which a quorum is present for which (i) the Secretary of the Corporation receives a notice pursuant to these By-Laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first mails its notice of meeting for such meeting to the stockholders. For purposes of this Section 3.08, a majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

SECTION 3.09. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to these By-Laws.

SECTION 3.10. Stockholder Nominations Included in the Corporation’s Proxy Materials.

(a) Inclusion of Stockholder Nominees in Proxy Statement. Subject to the provisions of this Section 3.10, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i) the names of any person or persons nominated for election (each, a “Stockholder Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 3.10 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

(ii) disclosure about each Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement;

(iii) any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Stockholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 3.10(e)(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and

(iv) any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Stockholder Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 3.10 and any solicitation materials or related information with respect to a Stockholder Nominee.

For purposes of this Section 3.10, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Stockholder Nominee and any other person so long as made in good faith (without any further requirements). The chairman of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Stockholder Nominee has been nominated in accordance with the requirements of this Section 3.10 and, if not so nominated, shall direct and declare at the meeting that such Stockholder Nominee shall not be considered.

(b) Maximum Number of Stockholder Nominees.

(i) The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than that number of directors constituting the greater of (i) two or (ii) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 3.10 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Stockholder Nominees who the Board of Directors itself decides to nominate for election at such annual meeting; (2) Stockholder Nominees who cease to satisfy, or Stockholder Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 3.10, as determined by the Board of Directors; (3) Stockholder Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board of Directors; and (4) the number of incumbent directors who had been Stockholder Nominees with respect to any of the preceding three annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 3.10(d) below but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii) If the number of Stockholder Nominees pursuant to this Section 3.10 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Stockholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Stockholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 3.10(d), a Nominating Stockholder or a Stockholder Nominee ceases to satisfy the eligibility requirements in this Section 3.10, as determined by the Board of Directors, a Nominating Stockholder withdraws its nomination or a Stockholder Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Stockholder Nominee or any successor or replacement Stockholder Nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c) Eligibility of Nominating Stockholder.

(i) An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 3.10(c) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary of the Corporation, within the time period referred to in Section 3.10(d), evidence of continuous ownership of such shares for the three-year period specified in subsection (ii) below from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii) An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 3.10 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 3.10, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this

Section 3.10, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii) The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(iv) For purposes of Section 2.03 and this Section 3.10, a Requesting Stockholder or an Eligible Holder, as applicable, “owns” only those outstanding shares of the Corporation as to which the Requesting Stockholder or Eligible Holder possesses both:

(A)	the full voting and investment rights pertaining to the shares; and
(B)	the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Requesting Stockholder or Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Requesting Stockholder or Eligible Holder, (3) borrowed by such Requesting Stockholder or Eligible Holder or any of its affiliates for any purpose or purchased by such Requesting Stockholder or Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Requesting Stockholder or Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Requesting Stockholder’s or Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Requesting Stockholder or Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a Stockholder Nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice, has recalled such loaned shares as of the date of the Nomination Notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.

(v) No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(d) Nomination Notice. To nominate a Stockholder Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the

Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i) A Schedule 14N (or any successor form) relating to each Stockholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with rules and regulations of the Securities and Exchange Commission;

(ii) A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(A)	the information required with respect to the nomination of directors pursuant to Section 2.07 of these By-Laws;
(B)

the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C)

a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(D)

a representation and warranty that each Stockholder Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(E)	a representation and warranty that each Stockholder Nominee:

1) does not have any direct or indirect relationship with the Corporation that would cause the Stockholder Nominee to be considered not independent pursuant to the Corporation’s Independence Standards as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;

2) meets the Audit Committee and Compensation Committee independence requirements under each of (x) the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded and (y) the Corporation’s Corporate Governance Guidelines as most recently published on its website;

3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

4) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);

5) meets the director qualifications set forth in the Corporation’s Corporate Governance Guidelines as most recently published on its website; and

6) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the

Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Stockholder Nominee;

(F)

a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 3.10(c) and has provided evidence of ownership to the extent required by Section 3.10(c)(i);

(G)

a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 3.10(c) through the date of the annual meeting and a statement that the Nominating Stockholder intends to continue to own the Minimum Number of shares for at least one year following the annual meeting;

(H)

details of any position of a Stockholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;

(I)

a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Stockholder Nominee or any Stockholder Nominee of the Board;

(J)

a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting;

(K)	if desired, a Supporting Statement; and
(L)

in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii) An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including each group member) agrees:

(A)	to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(B)

to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director Stockholder Nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C)

to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Stockholder Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(D)

to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Stockholder Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 3.10; and

(E)

in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 3.10(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (i) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (ii) such failure; and

(iv) An executed agreement, in a form deemed satisfactory by the Board of Directors, by each Stockholder Nominee:

(A)	to provide to the Corporation such other information and certifications, including completion of the Corporation’s director questionnaire, as it may reasonably request;
(B)

at the reasonable request of the Nominating and Corporate Governance Committee, to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Stockholder Nominee to the Board of Directors, including the information provided by such Stockholder Nominee to the Corporation in connection with his or her nomination and such Stockholder Nominee’s eligibility to serve as a member of the Board of Directors;

(C)

that such Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines, Code of Conduct, Related Party Transaction Policy and any other Corporation policies and guidelines applicable to directors; and

(D)

that such Stockholder Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation that has not been disclosed to the Corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how such Stockholder Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with such Stockholder Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.

The information and documents required by this Section 3.10(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 3.10(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation. For purposes of this Section 3.10, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(e) Exceptions.

(i) Notwithstanding anything to the contrary contained in this Section 3.10, the Corporation may omit from its proxy statement any Stockholder Nominee and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Stockholder Nominee, if:

(A)

the Corporation receives a notice pursuant to Section 2.07 of these By-Laws that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

(B)

the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 3.10, the Nominating Stockholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 3.10 and shall therefore be disregarded;

(C)

the Board of Directors determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these By-Laws or Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s common stock is traded;

(D)

such Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 3.10 at one of the Corporation’s three preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Stockholder Nominee;

(E)	such Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or
(F)

the Corporation is notified, or the Board of Directors determines, that the Nominating Stockholder or the Stockholder Nominee has failed to continue to satisfy the eligibility requirements described in Section 3.10(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Stockholder Nominee under this Section 3.10.

(ii) Notwithstanding anything to the contrary contained in this Section 3.10, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Stockholder Nominee included in the Nomination Notice, if the Board of Directors determines that:

(A)	such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(B)

such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C)	the inclusion of such information in the proxy statement would otherwise violate the proxy rules of the Securities and Exchange Commission or any other applicable law, rule or regulation.

The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

ARTICLE IV
Officers

SECTION 4.01. General. The officers of the Corporation shall be chosen by the Board of Directors and shall, unless otherwise determined by the Board of Directors, be a Chairman, a Vice Chairman, a Chief Executive Officer, a President, a Chief Financial Officer, and a Secretary. The Board of Directors, in its discretion, may also choose one or more Vice Presidents, Assistant Secretaries, and other officers. Each such officer shall hold office until his successor is elected and qualified or his earlier resignation or removal. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights.

SECTION 4.02. Powers and Duties of Officers. The chief executive officer of the Corporation shall have such powers in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to such office. The chief executive officer shall see that all orders and resolutions of the Board of Directors are carried into effect.

The other officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors or delegated to them by the chief executive officer and, to the extent not so provided or delegated, as generally pertain to their respective offices, subject to the control of the Board of Directors and the chief executive officer. Without limiting the foregoing, the Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committee thereof in a book to be kept for that purpose.

ARTICLE V
Miscellaneous

SECTION 5.01. Waivers of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, and, in the case of a waiver of notice of a meeting, whether or not the business to be transacted at or the purposes of such meeting is set forth in such waiver, shall be deemed equivalent thereto. The attendance of any person at any meeting, in person, or, in the case of the meeting of stockholders, by proxy, shall constitute a waiver of notice of such meeting by such person, except where such person attends such meeting for the express purpose of objecting at the beginning of such meeting to the transaction of any business on the grounds that such meeting is not duly called or convened.

SECTION 5.02. Fiscal Year. The fiscal year of the Corporation shall be fixed from time to time by the Board of Directors.

SECTION 5.03. Seal. The corporate seal shall have inscribed thereon the name of the Corporation and shall be in such form as may be approved from time to time by the Board of Directors.

SECTION 5.04. Entire Board. As used in these By-Laws, “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies in the Board of Directors.

SECTION 5.05. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim relating to the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or these By-Laws, or (iv) any action asserting a claim relating to the Corporation governed by the internal affairs doctrine.

UNITED RENTALS, INC.
100 FIRST STAMFORD PLACE - STE 700
STAMFORD, CT 06902

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/URI2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D67972-P64022 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITED RENTALS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4, AND "AGAINST" PROPOSAL 5.

		For	Against	Abstain
1.	Election of Directors			
1a.	José B. Alvarez	☐	☐	☐
1b.	Marc A. Bruno	☐	☐	☐
1c.	Larry D. De Shon	☐	☐	☐
1d.	Matthew J. Flannery	☐	☐	☐
1e.	Bobby J. Griffin	☐	☐	☐
1f.	Kim Harris Jones	☐	☐	☐
1g.	Terri L. Kelly	☐	☐	☐
1h.	Michael J. Kneeland	☐	☐	☐
1i.	Gracia C. Martore	☐	☐	☐
1j.	Shiv Singh	☐	☐	☐

		For	Against	Abstain
2.	Ratification of Appointment of Public Accounting Firm	☐	☐	☐
3.	Advisory Approval of Executive Compensation	☐	☐	☐
4.	Company Proposal for Special Shareholder Meeting Improvement (Amend By-Laws to Reduce Threshold to 15%)	☐	☐	☐
5.	Stockholder Proposal for Special Shareholder Meeting Improvement	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4, AND "AGAINST" PROPOSAL 5.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF United Rentals May 6, 2021 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Thursday, May 6, 2021:The Notice of and Proxy Statement for the 2021 Annual Meeting of Stockholders and the Company's 2020 Annual Report to Stockholders are available electronically at www.proxyvote.com. UNITED RENTALS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or, before the meeting, via the Internet at WWW.PROXYVOTE.COM, or, during the meeting, via WWW.VIRTUALSHAREHOLDERMEETING.COM/URI2021. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Matthew J. Flannery, Jessica T. Graziano, Joli L. Gross or any of them, with full power of substitution, as proxies to represent and to vote at the Annual Meeting of Stockholders of United Rentals, Inc. (the “Company”) to be held via live webcast at www.virtualshareholdermeeting.com/URI2021 on May 6, 2021 at 9:00 a.m., Eastern Time, and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting. (Continued and to be signed and dated on the reverse side)